UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Lincoln National Corporation
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RADNOR, PENNSYLVANIA

April [  ], 2011

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders scheduled for Thursday, May 26, 2011, at 9:00 a.m., local time, at the Ritz-Carlton Hotel, 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102.  Our Board of Directors and management team look forward to greeting you.

The notice of meeting and proxy statement describe the matters to be acted upon at the Annual Meeting of Shareholders.  Please review these documents carefully.

This year we have mailed many of our shareholders a notice of internet availability instead of a paper copy of our proxy statement and our 2010 annual report to shareholders.  The notice of internet availability contains instructions on how shareholders can access these documents over the internet as well as how shareholders can receive a paper or e-mail copy of our proxy materials including our proxy statement, our 2010 annual report to shareholders and a proxy card.  We believe electronic delivery allows us to provide our shareholders with the information they need, while lowering the costs of the delivery of the materials and reducing the environmental impact of printing and mailing paper copies.

It is important that you vote your shares of our stock, by either attending the Annual Meeting and voting in person, or voting as promptly as possible by proxy, through the use of a proxy card, or voting via telephone or over the internet.

On behalf of the entire Board of Directors, thank you for your continued support.

Sincerely,

William H. Cunningham
Chairman of the Board

LINCOLN NATIONAL CORPORATION
RADNOR, PENNSYLVANIA

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

April [  ], 2011

The Annual Meeting of Shareholders of Lincoln National Corporation will be held on Thursday, May 26, 2011, at 9:00 a.m., local time, at the Ritz-Carlton Hotel, 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102.

The items of business are:

1.	to elect three directors for three-year terms expiring at the 2014 Annual Meeting;
2.	to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2011;
3.	to approve an amendment to the Company’s Restated Articles of Incorporation to allow shareholders to amend the bylaws;
4.	to approve an advisory proposal on the Company’s Executive Compensation;
5.	to respond to an advisory proposal regarding the frequency (every one, two or three years) of future advisory proposals on the Company’s Executive Compensation; and
6.	to consider and act upon such other matters as may properly come before the meeting.

You have the right to receive this notice and vote at the Annual Meeting of Shareholders if you were a shareholder of record at the close of business on March 21, 2011.  Please remember that your shares cannot be voted unless you cast your votes by one of the following methods: (1) sign and return a proxy card; (2) vote via telephone; (3) vote via the internet; (4) vote in person at the Annual Meeting; or (5) make other arrangements to vote your shares.

For the Board of Directors,

Charles A. Brawley, III
Vice President, Associate General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2011:
This proxy statement and the accompanying annual report are available at: http://bnymellon.mobular.net/bnymellon/lnc.

LINCOLN NATIONAL CORPORATION
150 N. RADNOR CHESTER ROAD
RADNOR, PENNSYLVANIA 19087

PROXY STATEMENT
Annual Meeting of Shareholders
May 26, 2011

The Board of Directors of Lincoln National Corporation (the “Company,” “we,” “our,” or “us”) is soliciting proxies in connection with the proposals to be voted on at the Annual Meeting of Shareholders scheduled for May 26, 2011 (the “Annual Meeting”).  The Annual Meeting will be held at the Ritz-Carlton Hotel, 10 Avenue of the Arts, Philadelphia, Pennsylvania 19102, beginning at 9 a.m. local time.  This proxy statement and a proxy card or a notice of internet availability was first sent to our shareholders on or about April __, 2010.  Whenever we refer in this proxy statement to the “Annual Meeting,” we are also referring to any meeting that results from an adjournment of the Annual Meeting.

GENERAL INFORMATION

Why did I receive this proxy statement or notice of internet availability of proxy materials?

You are receiving a proxy statement, or a notice of internet availability of proxy materials, because you owned shares of our stock on March 21, 2011, the record date, and that entitles you to vote at the Annual Meeting.  This proxy statement describes the matters to be voted on at the Annual Meeting, provides information on these matters, and provides information about the Company that must be disclosed when your proxy is solicited.

What will I be voting on at the Annual Meeting?

At the Annual Meeting, shareholders are being asked to vote upon the following items of business:

1.	to elect three directors for three-year terms expiring at the 2014 Annual Meeting;
2.	to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2011;
3.	to approve an amendment to the Company’s Restated Articles of Incorporation to allow shareholders to amend the bylaws;
4.	to approve an advisory proposal on the Company’s Executive Compensation;
5.	to respond to an advisory proposal regarding the frequency (every one, two or three years) of future advisory proposals on the Company’s Executive Compensation; and
6.	to consider and act upon such other matters as may properly come before the meeting.

What are the Board of Directors recommendations?

•	for the election of three director nominees named in this proxy statement;
•	for the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2011;
•	for the approval of an amendment to the Company’s Restated Articles of Incorporation to allow shareholders to amend the bylaws;
•	for the approval of an advisory proposal on the Company’s Executive Compensation; and
•	for one-year as the frequency of future advisory proposals on the Company’s Executive Compensation.

Why did some shareholders receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of the printed proxy materials?

In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials by providing access to those documents on the internet.  Most shareholders received a notice of internet availability (the “Notice”) containing instructions as to how to access and review all of the proxy materials on the internet.  The Notice also contains instructions on how shareholders can request a paper copy of our proxy materials including our proxy statement, our 2010 annual report to shareholders and a proxy card form.  The Notice also instructs shareholders how to submit their proxy on the internet.  Shareholders receiving the Notice who would like to receive paper or e-mail copies of our proxy materials should follow the instructions in the Notice for requesting those materials.  To ensure timely delivery of such proxy materials prior to the Annual Meeting, shareholders should make such request by May 12, 2011.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 21, 2011, the record date for the meeting, are entitled to vote at the Annual Meeting.  As of the record date, we had xxx,xxx,xxx shares of common stock and xx,xxx shares of $3.00 cumulative convertible preferred stock, series A, issued, outstanding and entitled to vote at the Annual Meeting.  You are entitled to one vote for each share of common stock and each share of preferred stock you own.  The number of shares you own (and may vote) is listed on the proxy card or the Notice that you received.

What constitutes a quorum?

A majority of all outstanding shares entitled to vote at the Annual Meeting, or xxx,xxx,xxx, constitutes a quorum, which is the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business.  Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.  Generally, “broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal.  Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

How do I vote?

1.  In person.  If you are a shareholder of record, you may attend the Annual Meeting and vote your shares or send a personal representative with an appropriate proxy.

If you own your shares in “street name” (i.e., through a broker-dealer or other financial institution) and you want to vote at the Annual Meeting, you will need to obtain a proxy card from the institution that holds your shares and present that card at the Annual Meeting.

If you own share equivalents through the Lincoln National Corporation Stock fund of the Lincoln National Corporation Employees’ Savings and Retirement Plan or The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan, both of which are 401(k) plans, you cannot vote in person at the Annual Meeting.  Instructions on voting these share equivalents are described in more detail below under “How do I vote my 401(k) and/or dividend reinvestment plan shares."

You can obtain directions to attend the Annual Meeting and vote in person by contacting Shareholder Services at 1-800-237-2920 or shareholderservices@lfg.com.

2.  By Mail.  Mark, date, sign and mail the proxy card in the prepaid envelope the Company has provided you if you received a paper copy of the proxy materials.  If you return the proxy card but do not mark your voting preference, the individuals named as proxies will, to the extent permissible, vote your shares in accordance with the description of each item in this proxy statement.  With respect to any other matter that properly comes before the Annual Meeting, the individuals named as proxies will, to the extent permissible, vote all proxies in the manner they perceive to be in our best interests.

3.  By Telephone or Internet.  If you are a shareholder of record, you may submit your proxy with voting instructions by telephone if you are calling within the United States, Canada or Puerto Rico.  If you are a shareholder of record, you may also submit your proxy through the internet by visiting the website listed on the proxy card or Notice.

If you choose to submit your proxy with voting instructions by telephone or through the internet, you will be required to provide your assigned control number noted on the proxy card or Notice before your proxy will be accepted.

In addition to the instructions that appear on the proxy card or Notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the internet.

If you hold your shares in “street name,” please check your proxy card or Notice, or contact your broker, nominee, fiduciary or other custodian to determine if you will be able to vote by telephone or internet.

How many votes are needed to approve each proposal and what are the effects of broker non-votes, abstentions and unmarked proxy cards?

A majority of the votes cast by the holders of shares entitled to vote at the annual meeting, assuming a quorum is present, is required for the approval of the election of each director.  Assuming a quorum is present, the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm, the approval of an amendment to the Company’s Restated Articles of Incorporation and the advisory vote to approve the Company’s Executive Compensation will be approved if the votes cast for the proposal exceed those cast against the proposal.  Abstentions will not count as votes cast either for or against a nominee or the above proposals.

The advisory vote on the frequency of future advisory proposals on the Company’s Executive Compensation asks shareholders to express their preference for one of three choices for future advisory votes on executive compensation – every year, every two years, or every three years. Abstentions have the same effect as not expressing a preference. The proposals regarding the approval of the Company’s Executive Compensation and the frequency of future votes to approve the Company’s Executive Compensation are advisory only and not binding on the Board of Directors.   If any other matters are properly presented at the Annual Meeting, a particular proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

If you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.  If you hold your shares in “street name,” you may instruct your broker how you would like your shares voted. If you choose not to provide voting instructions, your shares are referred to as broker non-votes and the bank, broker or other custodian may be permitted to vote your shares (discretionary voting) only on certain items.  These broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors, the approval of an amendment to the Company’s Restated Articles of Incorporation to allow shareholders to amend the bylaws, the advisory proposal on the Company’s Executive Compensation or the advisory proposal regarding the frequency of future advisory proposals on the Company’s Executive Compensation. Unmarked, signed proxy cards will be vote for each management proposal.

Can I revoke my proxy or change my vote after I vote my proxy?

Yes.  You may revoke your proxy or change your vote at any time prior to the Annual Meeting by: (1) sending our Corporate Secretary a written revocation; (2) submitting a new proxy by mail, telephone or internet; or (3) attending the Annual Meeting and voting your shares in person.

How do I vote my 401(k) and/or dividend reinvestment plan shares?

If you have invested in the Lincoln National Corporation Stock fund of the Lincoln National Corporation Employees’ Savings and Retirement Plan or The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan, your voting instructions, whether submitted via telephone or through the internet, will instruct the trustee of your plan how to vote the shares of common stock allocated to the plans.  If our stock books contain identical account information regarding common stock that you own directly and common stock that you have an interest in through these plans, you will receive a single proxy/voting instruction card representing all shares owned by you.  If you participate in one of these plans and do not provide the trustee with your voting instructions by 11:59 p.m. (E.D.T.) on May 23, 2011, the trustee of the plans will vote the shares in your account in proportion to shares held by the plans for which voting instructions have been received.

If you participate in our dividend reinvestment plan, your proxy/voting instruction card(s) will also include your shares of common stock allocated to your accounts in that plan.  To vote your shares in this plan, you must return your proxy/voting instruction card(s) or submit your voting instructions by telephone or over the internet as instructed on your proxy/voting instruction card(s).

Who may solicit proxies?

Our directors, officers and employees, as well as Georgeson Inc., our proxy solicitation firm, may solicit proxies on behalf of the Board in person, by mail, telephone, fax and other electronic means.

Who pays for the costs of soliciting proxies?

We will pay the cost of soliciting proxies. Our directors, officers and employees will receive no additional compensation for soliciting proxies.  We will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of stock that those brokerage firms, banks, custodians and fiduciaries hold of record.  As noted above, we have retained Georgeson Inc. to solicit proxies.  We will pay Georgeson Inc. a fee of $10,000, plus reasonable expenses, for these services.

SECURITY OWNERSHIP

Security Ownership of More than 5% Beneficial Owners

We have two classes of equity securities outstanding: common stock and preferred stock.  The following table shows the names of persons known by us to beneficially own more than 5% of our common stock as of December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AS OF DECEMBER 31, 2010
TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	29,483,079	9.308%
Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	17,443,947	5.51%

The information set forth in this table is based solely on our review of Schedules 13G filed with the SEC and as of the date set forth above.  We do not have information regarding the foregoing share position after December 31, 2010.  The information regarding the amount and nature of beneficial ownership is to the best of our knowledge.

Security Ownership of Directors, Nominees and Executive Officers

The following table shows the number of shares of common stock and stock units (i.e., non-transferable, non-voting “phantom” units, the value of which is the same as the value of the corresponding number of shares of common stock) beneficially owned on March 10, 2011, by each director, nominee for director and “Named Executive Officer,” individually, and by all directors and executive officers as a group.  As of March 10, 2011, none of the persons listed in the table owned any shares of our preferred stock.

Whenever we refer in this proxy statement to the Named Executive Officers (“NEOs”), we are referring to those executive officers that we are required to identify in the Summary Compensation Table on page 44.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
AS OF MARCH 10, 2011
NAME	AMOUNT OF LNC COMMON STOCK AND NATURE OF BENEFICIAL OWNERSHIP1	PERCENT OF CLASS	LNC STOCK UNITS2	TOTAL OF LNC COMMON STOCK AND STOCK UNITS	TOTAL PERCENT OF CLASS
William J. Avery	36,660	*	19,727	56,387	*
Frederick J. Crawford	273,370	*	3,828	277,198	*
William H. Cunningham	69,546	*	34,584	104,130	*
Robert W. Dineen	314,663	*	999	315,662	*
Wilford H. Fuller	44,525	*	139	44,664	*
Dennis R. Glass	1,560,537	*	28,474	1,589,011	*
George W. Henderson, III	68,914	*	35,996	104,910	*
Eric G. Johnson	37,835	*	29,167	67,002	*
Gary C. Kelly	4,094	*	1,908	6,002	*
Mark E. Konen	339,325	*	0	339,325	*
M. Leanne Lachman	41,582	*	38,775	80,357	*
Michael F. Mee	28,535	*	32,305	60,840	*
William P. Payne	79,357	*	17,911	97,268	*
Patrick S. Pittard	76,321	*	19,933	96,254	*
David A. Stonecipher	1,378,284	*	6,033	1,384,317	*
Isaiah Tidwell	29,264	*	11,414	40,677	*

All Directors and Executive Officers as a group –[20] persons	4,716,652	1.48%	281,967	4,998,619	1.57%

_________________________________
* Each of these amounts represents less than 1% of the outstanding shares of our common stock as of March 10, 2011.

1.  The number of shares that each person named in this table has a right to acquire within 60 days of March 10, 2011 is as follows:  Mr. Avery, 25,234 shares; Mr. Crawford, 193,007 shares; Mr. Cunningham, 68,308 shares; Mr. Dineen, 199,175 shares; Mr. Fuller, 8,211 shares; Mr. Glass, 1,361,217 shares; Mr. Henderson, 68,308 shares; Mr. Johnson, 31,234 shares; Mr. Kelly, 3,094 shares; Mr. Konen, 285,502 shares; Ms. Lachman, 31,234 shares; Mr. Mee, 28,234; Mr. Payne, 68,308 shares; Mr. Pittard, 68,308 shares; Mr. Stonecipher, 915,972 shares; and Mr. Tidwell, 29,174 shares.
Mr. Konen’s shares include 441 shares for his son for which he is a custodian.  Mr. Stonecipher’s shares include 381,499 shares held in a trust and 12,677 shares owned by his spouse.  Mr. Stonecipher’s shares also include 24,974 shares that are held by the Stoneypeak Foundation of which Mr. Stonecipher is a trustee, and with respect to which, he does not have a pecuniary interest.  Mr. Stonecipher retired from the Board effective March 31, 2011.

2.  LNC Stock Units are non-voting, non-transferable phantom stock units that track the economic performance of our common stock.

GOVERNANCE OF THE COMPANY

Our Board of Directors consists of 11 members.  Ten of these directors are non-employees, or outside directors, and the Board has determined that all 10 are independent as discussed below.  The Board has also determined that Mr. Stonecipher, one of our outside directors during 2010, who retired form the Board effective March 31, 2011, is independent.

Board Leadership Structure

The Board has no policy requiring separation of the offices of chief executive officer, or CEO, and Chairman of the Board.  The Board believes this decision is part of the succession planning process and takes into consideration the best interests of the Company in making this determination.  Currently, we separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles.  The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance and sets the agenda for Board meetings and presides over meetings of the full Board.  In May 2009, independent director William H. Cunningham became the non-executive chairman of the Board and was re-elected in May of 2010 to serve another one-year term.  In addition to the duties described above, Mr. Cunningham acts as the key liaison between the Board and management and helps set the agendas for Board Committee meetings.  As chairman, Mr. Cunningham also has the authority to call special meetings of the Board.

Board’s Role in Risk Oversight

Enterprise risk management is an integral part of our business processes.  We have a chief risk officer who has responsibility for enterprise risk management.  The Board has delegated the regular oversight of our risk management efforts to the Audit Committee and the oversight of compensation-related risk to the Compensation Committee.  The Audit Committee receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and competitive risks.  After the Audit Committee receives the report, the Chairman of the Audit Committee reports on the discussion to the full Board during the Audit Committee report at the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  We believe that our current leadership structure supports the Board’s oversight role.  For a further discussion of the Compensation Committee oversight of compensation-related risk, see “Risk Considerations Relating to Compensation” at page 31.

Our Corporate Governance Guidelines

Listed below are what we believe are some, but not all, of the more significant aspects of our Corporate Governance Guidelines.  The full text of our Corporate Governance Guidelines is available on our website at www.lincolnfinancial.com.

•
A majority of our Board, including the nominees for director, must at all times be independent under the applicable SEC rules and New York Stock Exchange (“NYSE”) listing standards and our guidelines for determining the independence of directors which are included in our Corporate Governance Guidelines.  Director independence is discussed further below.

•
The independent directors must meet in executive session at least once a year and may meet at such other times as they may desire.  The outside directors meet in connection with each regularly scheduled Board meeting and at such other times as they may desire.  Mr. Cunningham, a director and our non-executive chairman, presides over the meeting(s) of independent directors and the outside directors.

•
The Board has, among other committees, an Audit Committee, Compensation Committee and Corporate Governance Committee.  Only independent directors may serve on each of these committees, and all of the directors serving on those committees are independent under applicable NYSE listing standards and our Corporate Governance Guidelines.

•
Outside directors are not permitted to serve on more than five boards of public companies in addition to our Board, and independent directors who are chief executive officers of publicly held companies may not serve on more than two boards of public companies in addition to our Board.  Inside directors are not permitted to serve on more than two boards of public companies in addition to our Board.

•      The written charters of the Audit, Compensation, Corporate Governance and Finance Committees of the Board are reviewed not less than annually.  The charters of the Audit, Compensation and Corporate

Governance Committees comply with the NYSE’s listing standards.  The charters are available on our website at www.lincolnfinancial.com.
•	We have Corporate Governance Guidelines that comply with the NYSE’s listing standards and were recommended by the Corporate Governance Committee and adopted by the Board.
•
We have a Code of Conduct that is available on our website at www.lincolnfinancial.com.  The Code of Conduct comprises our “code of ethics” for purposes of Item 406 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our “code of business conduct and ethics” for purposes of the NYSE listing standards.  We intend to disclose amendments to or waivers from a required provision of the code by including such information on our website at www.lincolnfinancial.com.

•	We have a mandatory retirement age of 72 for outside directors.
•	The Board conducts a review of the performance of the Board and its Committees each year.
•
The Corporate Governance Committee is responsible for individual director assessments and obtains input for such assessments from all Board members other than the director being assessed.  These assessments, including confidential feedback to the director, will be completed at least one year prior to a director’s anticipated election for a new term.

•	The Board conducts an annual CEO performance evaluation. The non-executive chairman of the Board discusses the evaluation with the outside directors and communicates the results to the CEO.
•	The Board reviews the annual succession planning report from the CEO, including the position of CEO as well as other executive officers.
•
The Board, Audit Committee, Compensation Committee, Corporate Governance Committee, Executive Committee and Finance Committee each have authority to retain legal counsel or any other consultant or expert without notification to, or prior approval of, management.

•
Directors are required to submit their resignation from the Board upon changing their occupational status, and the Corporate Governance Committee, with input from the chairman, makes a recommendation to the Board regarding acceptance of such resignation.

•
Directors are required to achieve share ownership of three times the cash portion of their annual retainer within five years of election to the Board, and based on the December 31, 2010 closing price of our common stock of $27.81, our directors are in compliance with such requirements.

•	We will pay the reasonable expenses for each director to attend at least one continuing education program per year.
•	We have a director orientation program for new directors, and all directors are invited to attend orientation programs when they are offered.
•  We will not make any personal loans or extensions of credit to directors or executive officers.
•  The Corporate Governance Committee must re-evaluate the Corporate Governance Guidelines each year.

Director Independence

Our common stock is traded on the NYSE.  NYSE listing standards and our Corporate Governance Guidelines require that a majority of our directors meet the criteria for independence as set forth in the NYSE listing standards.  The NYSE listing standards provide that in order to be considered independent, the Board must determine that a director has no material relationship with us other than as a director.  The Board has adopted standards to assist it in determining whether its members have such a material relationship with us.  These standards, which are part of our Corporate Governance Guidelines, are discussed below and can be found on our website at www.lincolnfinancial.com.

The Corporate Governance Committee and the Board have reviewed the independence of each director, including the nominees for director at the Annual Meeting, considering the standards set forth in our Corporate Governance Guidelines (which include the NYSE standards for independence).  As a result of this review, the Board affirmatively determined that directors Avery, Cunningham, Henderson, Johnson, Kelly, Lachman, Mee, Payne, Pittard  and Tidwell are independent because they have none of the following material relationships with us (either directly or as a partner, shareholder or officer of an organization that has a material relationship with us):

•	is or was an employee, or whose immediate family member is or was an executive officer, of us or our subsidiaries during the three years prior to the independence determination;

•
has received, or whose immediate family member received, from us, during any 12-month period within the three years prior to the independence determination, more than $120,000 in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(1) is, or an immediate family member is, a current partner of our external or internal auditor (to the extent the internal auditor is a third-party); (2) is a current employee of such a firm; (3) has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (4) was, or who has an immediate family member that was, within the three years prior to the independence determination (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•
is or was employed, or whose immediate family member is or was employed, as an executive officer of another company where any of our present executives served at the same time on that company’s compensation committee within the three years prior to the independence determination;

•
is or was an executive officer or an employee, or whose immediate family member is or was an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the three years prior to the independence determination;

•
is an executive officer of a not-for-profit organization to which we or the Lincoln Financial Foundation, Inc.’s annual made discretionary contributions in excess of the greater of $1 million or 2% of the organization’s latest publicly available total annual revenues; and

•
has any other material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us, including any contributions we made to a charitable organization of which the director serves as an executive officer).

The Board of Directors also has determined that the following relationships are not material and do not impair a director’s independence and do not require further review by the Board of Directors:

•
a director’s, or a director’s immediate family member’s, purchase or ownership of an insurance, annuity, mutual fund or other product from us, or use of our financial services, all on terms and conditions substantially similar to those generally available to other similarly situated third parties in arm’s-length transactions and does not otherwise violate the criteria listed above;

•	a director’s membership in the same professional association, or the same social, fraternal or religious organization or club, as one of our executive officers or other directors;

•	a director’s current or prior attendance at the same educational institution as one of our executive officers or other directors;

•
a director’s service on the board of directors of another public company on which one of our executive officers or directors also serves as a director, except for prohibited compensation committee interlocks;

•	a director’s employment by another public company whose independent registered public accounting firm is the same as ours;

•
Relationships involving the provision of products or services either by or to the Company or our subsidiaries or affiliates and involving a director, a director’s immediate family members, or a company or charitable organization of which the director or an immediate family member is (or at the time of the transaction, was) a partner, stockholder, officer, employee or director so long as the following conditions are satisfied:  the products and services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers; and the payments to, or payments from, the Company for such products or services do not, in any single fiscal year, equal or exceed the lesser of $120,000 or 2% of the consolidated gross revenues of such other company or charitable organization;

•      A director’s or a director’s immediate family member’s service as an officer, director or trustee of another company to which the Company is indebted where the total amount of interest and other fees payable to

such other company do not equal or exceed the lesser of $120,000 or 2% of the consolidated gross revenues of such other company; and

•      A director’s or a director’s immediate family member’s service as an officer, director or trustee of another company to which the Company is indebted where the total amount of interest and other fees payable to such other company do not equal or exceed the lesser of $120,000 or 2% of the consolidated gross revenues of such other company; and

•
A director’s or a director’s immediate family member’s service as an officer, director or trustee of a charitable organization where our discretionary charitable contributions to the organization are less than the lesser of $120,000 and two percent 2% of that organization’s consolidated gross revenue.

In addition, a director who is also a member of our Audit Committee must meet the following additional requirements regarding independence as required by Rule 10A-3(b)(1)(ii) under the Exchange Act:

1.
A director is not independent if he or she accepts, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with us or any of our subsidiaries (provided that such compensation is not contingent in any way on continued service).

2.	A director is not independent if he or she is an “affiliated person” (as defined in Rule 10A-3(e)(1) under the Exchange Act) of us or any of our subsidiaries.

Finally, the Board determined that those directors who are members of the Audit, Corporate Governance and Compensation Committees are likewise independent of our management and us under our Corporate Governance Guidelines and the applicable SEC and NYSE rules.

In conducting its independence review discussed above, the Board considered, among other things, transactions and relationships between each outside director or any member of his or her immediate family and us or our subsidiaries and affiliates.  In making these determinations, the Board considered that in the ordinary course of business, transactions occur between us and companies at which some of our directors are or have been directors, employees or officers.  In each case, the amount of transactions with these companies in each of the last three years did not reach the thresholds set forth in the standards.  Mr. Cunningham is a professor at and employee of The University of Texas with which we engage in ordinary course of business transactions, namely, providing a 403(b) investment product.  These transactions were on terms that are substantially equivalent to those prevailing at the time for comparable transactions, and none reached the threshold levels set forth in our standards.

Under our standards, only discretionary contributions to not-for-profit organizations, for which a director serves as an executive officer, which are greater than $1 million or 2% of the organization’s latest publicly available total annual revenues will impair the director’s independence.  None of our directors are executive officers of the not-for-profit organizations to which we or the Lincoln Financial Foundation, Inc. made contributions during 2010.

Director Nomination Process

The Corporate Governance Committee of the Board, which is composed solely of independent directors, is responsible for: (1) assisting the Board by identifying individuals qualified to become Board members;
(2) recommending to the Board the director nominees for the next annual meeting of shareholders; and (3) evaluating the competencies appropriate for the Board and identifying missing or under-represented competencies.  Our Corporate Governance Guidelines provide that the Board is responsible for selecting its own members.

The Corporate Governance Committee does not have any specific minimum qualifications that must be met by a nominee.  However, its charter provides that “[I]n nominating candidates, the Committee shall take into consideration such factors as it deems appropriate.  These factors may include judgment, skill, diversity, experience, the extent to which the candidate’s experience complements the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board.  The Committee may consider candidates proposed by management, but is not required to do so.”

The Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service.  The Corporate Governance Committee begins by reviewing the individual director assessments of existing directors who are being considered for re-nomination. Current members of the Board who have skills and experience that are relevant to our business, who are willing to continue to serve and whose director assessment indicates the director has performed well during the most recent term are considered for re-nomination.  If any member of the Board being considered for re-nomination does not wish to serve, or if the Corporate Governance Committee decides not to re-nominate a given member, the Corporate Governance

Committee identifies the desired skills and experience that a potential new nominee should possess.  The Corporate Governance Committee also considers whether it is necessary or desirable that the nominee be considered independent under the NYSE listing standards, and, if so, whether the individual meets the standards for independence. The Corporate Governance Committee may, but is not required to, retain an outside firm to assist in the identification and evaluation of potential nominees.

The Corporate Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board.  This assessment includes integrity, business acumen, age, experience, professional accomplishments, skills such as an understanding of marketing, finance, accounting, regulation and public policy and a commitment to our shared values, among others – all in the context of an assessment of the perceived needs of the Board at a given point in time.  Our Corporate Governance Guidelines also specify that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process.  The Committee seeks nominees with a broad diversity of backgrounds, experience, professions, education and differences in viewpoints and skills.  The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that allow the Board to fulfill its responsibilities.  In the annual evaluation of the Board and committees, the Board considers whether the members of the Board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The Board has delegated the process of screening potential nominees who are not current directors to the Corporate Governance Committee with input from the CEO.  In connection with the evaluation of a new nominee, the Corporate Governance Committee determines whether it should interview the nominee, and, if warranted, one or more members of the Corporate Governance Committee interviews the nominee.  Upon completing the evaluation and the interview, the Corporate Governance Committee makes a recommendation to the Board as to whether to nominate the director nominee.

Although the Corporate Governance Committee does not solicit shareholder recommendations regarding director nominees to be proposed by the Board, it will consider such recommendations if they are made in accordance with the procedures set forth in Article I, Section 11 of our Bylaws, which is set forth in Exhibit 2 to this proxy statement and discussed beginning on page 64 under the heading “Shareholder Proposals.”  If the Corporate Governance Committee determines that such a nominee should be considered as a director, it will recommend the nominee to the Board.  The Board may accept or reject the proposed nominee.  There are no differences in the manner in which the Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Communications with Directors

The Board provides a process for interested persons to send communications to the Board or to the outside directors of the Board.  Interested persons with information pertaining to any possible violation of our Code of Conduct, or concerns or complaints pertaining to our accounting, internal accounting controls or audit or other concerns are invited to communicate this information to the outside members of the Board of Directors at:

The Outside Directors
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA 19087
Attention: Office of the Corporate Secretary

All complaints and concerns will be received and processed by the Corporate Secretary.  Relevant and appropriate complaints and concerns will be referred to the non-executive Chairman of the Board.  You may report your concerns anonymously and/or confidentially.  If you choose to report your concerns anonymously, we will be unable to contact you in the event we require further information in the course of our investigation.  If you choose to report your concerns confidentially, we cannot guarantee absolute confidentiality.  In certain circumstances, it would be impossible to conduct a thorough investigation without revealing your identity.  No retaliatory action will be taken against employees who raise any concern in good faith.

Director Attendance at 2010 Annual Meeting

The Board does not have a formal policy regarding attendance by Board members at our Annual Meeting of Shareholders, but directors are encouraged to attend the Annual Meeting of Shareholders.  All of our directors attended the 2010 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS AND COMMITTEES

Our Board is composed of 11 members.  The members of the Board, including Board nominees, their relevant term of office and certain biographical information are set forth below under “Item 1 – Election of Directors.”  Compensation of our directors is discussed below under “Compensation of Directors.”

During 2010, the Board met five times.  All directors attended 75% or more of the aggregate of: (1) the total number of meetings of the Board and (2) the total number of meetings held by committees on which he or she served.

Board Committees

The Board currently has six standing committees:  the Audit Committee, the Compensation Committee, the Corporate Governance Committee, the Executive Committee, the Finance Committee and the Committee on Corporate Action.  The following table lists the Directors who currently serve on the Committees and the number of meetings held for each Committee during 2010.  The Audit, Compensation, Corporate Governance and Finance Committees each conduct a self-evaluation of their respective committee’s performance each year.

Current Committee Membership and Meetings Held During 2010
(C=Chair     M=Member)

Name	Audit	Compensation	Corporate Governance	Executive	Finance	Corporate Action1
William J. Avery	M		M
William H. Cunningham			M	C	M
Dennis R. Glass				M		C
George W. Henderson, III	M				M
Eric G. Johnson		M		M	C
Gary C. Kelly	M
M. Leanne Lachman	C
Michael F. Mee		M		M	M
William P. Payne			C	M
Patrick S. Pittard		C
David A. Stonecipher2				M	M
Isaiah Tidwell	M		M
Number of Meetings in 2010:	8	6	4	0	6	0

1 The Committee on Corporate Action takes action by the unanimous written consent of the member of that Committee, and eight such actions were taken in 2010.
2 Mr. Stonecipher retired from the Board of Directors effective March 31, 2011.

The functions and responsibilities of the standing committees of our Board are described below.

Audit Committee

The primary function of the Audit Committee is oversight, including risk oversight.  The principal functions of the Audit Committee include:

•
assist the Board of Directors in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of our general auditor and independent auditor and (5) our policies and processes for risk assessment and risk management;

•      select, evaluate and replace the independent auditors, and approve all engagements of the independent auditors;

•	review significant financial reporting issues and practices;
•
discuss our annual and quarterly consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our SEC filings and annual report to shareholders, if applicable;

•	inquire about significant risks and exposures, if any, and review and assess the steps taken to monitor and manage such risks;
•	review and discuss the risk policies and procedures adopted by management and the implementation of these policies;
•	review the qualifications and background of senior risk officers;
•
establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal auditing controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	consult with management before the appointment or replacement of the internal auditor;
•	prepare the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in our annual proxy statement; and
•	report the Committee’s activities to the Board on a regular basis and make any recommendations as the Committee deems appropriate.

The Board has determined that William J. Avery is an “audit committee financial expert,” as defined under Item 407 of Regulation S-K under the Exchange Act.  Mr. Avery is an independent director under applicable SEC rules, NYSE listing standards and our Corporate Governance Guidelines.  The Audit Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.  The Board has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.lincolnfinancial.com.

More information concerning the Audit Committee, including the Audit Committee Report, is set forth below under “Ratification of the Appointment of the Independent Registered Public Accounting Firm” beginning on page 22.

Compensation Committee

The principal functions of the Compensation Committee include:

•	establish, in consultation with its compensation consultant and senior management, our general compensation philosophy;
•	review and confer on the selection and development of executive officers and key personnel;
•
review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance in light of these goals and set the CEO’s compensation level based on this evaluation;

•	evaluate on an annual basis whether the Company’s compensation programs create unnecessary risks that are reasonably likely to have a material adverse effect on the Company;
•	review and recommend to the Board for approval candidates for CEO;
•	review and approve all compensation strategies, policies and programs that encompass total remuneration of our executive officers and key personnel;
•	make recommendations to the Board regarding incentive compensation and equity-based plans, and approve all grants and awards under such plans to executive officers;
•	approve employment and severance agreements for executive officers;
•
approve employee benefit and executive compensation plans and programs and changes to such plans and programs, if the present value cost of each plan or change to a plan will not exceed $20 million for the next five calendar years after their effectiveness; and

•	report the Committee’s activities to the Board on a regular basis and make any recommendations as the Committee deems appropriate.

A copy of the Compensation Committee Charter is available on our website at www.lincolnfinancial.com.  The Compensation Committee has the authority to retain and terminate compensation consultants and to approve any compensation consultant’s fees and terms of retention and to obtain advice and assistance from internal or external legal, accounting or other advisors.  More information concerning the Compensation Committee, including the role of its compensation consultants, and our executive officers in determining or recommending the amount or form of executive compensation is set forth in the “Compensation Discussion & Analysis” beginning on page 24 below.

Corporate Governance Committee

The principal functions of the Corporate Governance Committee include:

•	identify individuals qualified to become Board members;
•	subject to our Bylaws, recommend to the Board nominees for director (including those recommended by shareholders in accordance with our Bylaws) and for Board Committees;
•	take a leadership role in shaping our corporate governance and recommend to the Board the corporate governance principles applicable to us;
•	develop and recommend to the Board standards for determining the independence of directors;
•	recommend to the Board an overall compensation program for directors;
•	make recommendations to the Board regarding the size of the Board and the size, structure and function of Board Committees;
•	assist in the evaluation of the Board and be responsible for the evaluation of individual directors; and
•	report the Committee’s activities to the Board on a regular basis and make any recommendations as the Committee deems appropriate.

The Corporate Governance Committee has the authority to retain and terminate search firms and to approve any search firm’s fees and terms of retention and to obtain advice and assistance from internal or external legal, accounting or other advisors.  A copy of the Corporate Governance Committee Charter is available on our website at www.lincolnfinancial.com.

Executive Committee

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board in the management and direction of the business and affairs of the Company during intervals between Board meetings, except for those matters which are expressly delegated to another committee or the full Board.  The Executive Committee will report to the Board of Directors any actions taken by the Committee as soon as practicable.  A copy of the Executive Committee Charter is available on our website at www.lincolnfinancial.com.

Finance Committee

The principal functions of the Finance Committee include:

•	review and provide guidance to senior management with respect to our annual three-year financial plan;
•
review and provide guidance to senior management with respect to our capital structure, including reviewing and approving (within guidelines established by the Board) issuance of securities by us or any of our affiliates, reviewing and approving significant “off balance sheet” transactions and reviewing and recommending changes, if necessary, to our dividend and share repurchase strategies;

•	review our overall credit quality and credit ratings strategy;
•	review and provide guidance to senior management with respect to our reinsurance strategies;
•	review and provide guidance to senior management with respect to proposed mergers, acquisitions, divestitures, joint ventures and other strategic investments;
•	review the general account and approve our investment policies, strategies and guidelines;
•	review our hedging program and the policies and procedures governing the use of financial instruments including derivative instruments;
•	review the adequacy of the funding of our qualified pension plans, including significant actuarial assumptions, investment policies and performance; and
•	report the Committee’s activities to the Board on a regular basis and make any recommendations as the Committee deems appropriate.

The Finance Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.  A copy of the Finance Committee Charter is available on our website at www.lincolnfinancial.com.

 Committee on Corporate Action

Within limits now or hereafter specified by the Board and, in some cases, the Finance Committee, the principal functions of the Committee on Corporate Action include:

•
determine the pricing of the securities offered from our shelf registration statement (including the interest rate, dividend rate, distribution rate or contract adjustment payments, as applicable, the conversion ratio or settlement rate, as applicable, the price at which such securities will be sold to the underwriters, the underwriting discounts, commissions and reallowances relating thereto and the price at which such securities will be sold to the public);

•	approve, as necessary, the underwriting agreement, security and other transaction documents relating to the offering and sale of the securities under our shelf registration statement; and
•	elect certain classes of our officers as the Board may determine by resolution.

ITEM 1 - ELECTION OF DIRECTORS

Our Board is divided into three classes.  Directors elected at the Annual Meeting are elected for three-year terms.  William H. Cunningham has served as our non-executive chairman since 2009, and a director since 2006.  The Board of Directors is authorized under our Bylaws to fill a vacancy in the class of directors or reduce the size of the Board without seeking shareholder approval.  The following provides information as of the date of this proxy statement regarding the particular experience, qualifications, attributes or skills that led our Board to the conclusion that each of the persons listed below should serve as a director for the Company.  Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence, diversity and experience in a wide variety of areas.  The Board believes all of our directors have integrity and honesty and adhere to high ethical standards.  They have each demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Nominees For Director

Unless you direct otherwise or specifically indicate that you are withholding authority to vote for one or more of the nominees on the proxy you complete, your proxy will be voted for the Board’s nominees for terms expiring at the 2014 Annual Meeting or until their successors are duly elected and qualified.  All of the nominees are current directors of the Company.  All nominees have agreed to serve on the Board if they are elected.  If any nominee is unable (or for whatever reason declines) to serve as a director at the time of the Annual Meeting, proxies may be voted for the election of a qualified substitute nominee selected by the Board.

Nominees for a Term Expiring at the 2014 Annual Meeting

Dennis R. Glass
Director since 2006
Age 61

Principal Occupation and Business Experience:
President and Chief Executive Officer of Lincoln National Corporation (2007 – Present).  President and Chief Operating Officer of Lincoln National Corporation (2006 – 2007).  President and Chief Executive Officer of Jefferson-Pilot Corporation (2004 – 2006).  President and Chief Operating Officer of Jefferson-Pilot Corporation (2001 – 2004).

Public and Investment Company Directorships:
Jefferson-Pilot Corporation (2004 – 2006).

Having held executive level positions in the insurance and investment industries for nearly 30 years, Mr. Glass brings to his role as a director a deep knowledge of our industry, our competitors and our products.  An experienced and seasoned executive, Mr. Glass has served as our President since 2006, and our CEO and a member of our Board since 2007.  Prior to our merger with Jefferson-Pilot Corporation in 2006, he was the President, CEO and also served on the board of directors of Jefferson-Pilot Corporation from 2004 through the merger in 2006.  Mr. Glass’s background also includes senior executive experience in financial accounting and reporting as well as past service as the Chairman of the Board of the American Council of Life Insurers.

Gary C. Kelly
Director since 2009
Age 56

Principal Occupation and Business Experience:
Chairman of the Board, President (2008 – Present) and Chief Executive Officer of Southwest Airlines, Co. (2004 – Present); its Executive Vice President & Chief Financial Officer (2001 – 2004); its Vice President Finance & Chief Financial Officer (1989 – 2001); and its Controller (1986 – 1989).

Public and Investment Company Directorships:
Southwest Airlines (2004 – Present); and Jefferson-Pilot Corporation (2005 – 2006);

Mr. Kelly currently serves as the Chairman of the Board, President and CEO of Southwest Airlines, the fifth largest airline in the U.S., and one well known for its commitment to customer service and knowledge of the customer experience.  Prior to becoming the CEO of Southwest, Mr. Kelly held a number of senior level positions within the organization, including as Chief Financial Officer, providing him with substantial expertise in finance, accounting and financial reporting.  Prior to joining Southwest, Mr. Kelly served as a CPA for a public auditing firm.

Michael F. Mee
Director since 2001
Age 68

Principal Occupation and Business Experience:
Retired Executive.  Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company, a pharmaceutical and related health care products company (March 1994 – April 2001).

Public and Investment Company Directorships:
Director of Ferro Corporation (2001 – 2010).

Mr. Mee brings significant public accounting and financial reporting skills from his experience as the CFO at a number of public companies, including Bristol-Myers Squibb, Co., Wang Laboratories and Monsanto Co.  In addition to his management experience and leadership skills as a senior executive officer, Mr. Mee has also developed expertise in corporate strategy, investments and development, international operations and risk assessment while with these companies.  In addition to serving on our Board, Mr. Mee also served on the board of Ferro Corporation, a public global materials producer until March 2010.

The Board of Directors recommends a vote FOR each of the nominees.

Directors Continuing in Office

The identity of, and certain biographical information relating to, the directors who will continue in office after the Annual Meeting are set forth below.

` Continuing in Office for a Term Expiring at the 2012 Annual Meeting

George W. Henderson, III
Director since 2006
Age 62

Principal Occupation and Business Experience:
Retired Executive.  Chairman and Chief Executive Officer of Burlington Industries, Inc., a manufacturer of textile products (1995 – 2003).  (Burlington filed for bankruptcy protection under Chapter 11 in late 2001 to transition and modify its business model in the highly competitive textile business).

Public and Investment Company Directorships:
Director of Bassett Furniture Industries, Inc. (2004 – Present); Jefferson-Pilot Corporation (1995 – 2006); and Propex Fabrics, Inc. (2004 – 2007).

Mr. Henderson, the former CEO and Chairman of the Board of Burlington Industries, has substantial executive leadership skills and management experience as the senior executive of a public company.  Mr. Henderson’s background includes significant experience with international operations and accounting and financial reporting.  In addition to our Board, Mr. Henderson serves on the board of Bassett Furniture Industries, Inc., a public company.

Eric G. Johnson
director since 1998
age 60

Principal Occupation and Business Experience
President and Chief Executive Officer of Baldwin Richardson Foods Company, a manufacturer of dessert products and liquid condiments for retail and the food service industry (December 1997 – Present).
public and investment company directorships:
None.

Since 1997, Mr. Johnson has served as the President and CEO of a private company that manufactures products for the food service industry.  In this role, Mr. Johnson has developed extensive executive management skills, expertise in marketing, corporate strategy, development and execution, as well as experience in mergers and acquisitions.  Through his prior services as the CEO of a public company, Mr. Johnson brings broad finance expertise to the Board.

M. Leanne Lachman
Director since 1985
Age 68
Principal Occupation and Business Experience:
President of Lachman Associates LLC, an independent real estate consultant and investment advisor (October 2003 – Present).   Executive in Residence, Columbia Graduate School of Business (2000 – Present).
Public and Investment Company Directorships:
Director of Liberty Property Trust (1994 – Present).

Ms. Lachman serves as President of a real estate consultancy firm.  Through her career she has served in executive level positions, including as the CEO or a Partner for a number of different companies.  In addition, Ms. Lachman has an extensive background in real estate analysis, investment management and development, as well as international operations.  In 25 years of service as a director of our Company, she has acquired a deep understanding of our business, our organization and our industry.  In addition to her service on our Board, she is also on the board, audit committee and compensation committee (which she chairs) of Liberty Property Trust, a public real estate investment trust.

Isaiah Tidwell
Director since 2006
Age 66
Principal Occupation and Business Experience:
Retired Executive.  Executive Vice President and Georgia Wealth Management Director, Wachovia Bank, N.A., a diversified commercial banking organization (2001 – 2005).

Public and Investment Company Directorships
Director of Lance, Inc. (1995 – Present); Jefferson-Pilot Corporation (2005 – 2006); and Ruddick Corporation (1999 – Present).

Over his 32 year career with Wachovia Bank, Mr. Tidwell developed extensive experience in banking, financial services and wealth management.  In addition to serving on our Board, Mr. Tidwell has also served for a number of years on the boards of other public companies, including Lance, Inc. and Ruddick Corporation.  Through this experience, Mr. Tidwell has also developed knowledge of risk assessment practices and a significant understanding of finance and accounting principles.

` Continuing in Office for a Term Expiring at the 2013 Annual Meeting

William J. Avery
Director since 2002
Age 70

Principal Occupation and Business Experience:
Retired Executive. Chairman of the Board and Chief Executive Officer of Crown Cork & Seal Company, Inc., a manufacturer of packaging products for consumer goods (1990 – 2001).

public and investment Company Directorships:
Director of Rohm & Haas (1997 – 2009).

Through his experience as the former President, CEO and Chairman of the Board of Crown, Cork & Seal (now Crown Holdings, Inc.), Mr. Avery brings a wealth of experience in driving strategic direction and leading organizational growth.  Mr. Avery also has substantial experience in accounting, financial reporting, marketing and mergers and acquisitions, the first two of which serve to qualify him as an “audit committee financial expert” under the SEC guidelines.  In addition to his years of service on our Board, he previously served for over 10 years on the board and audit committee of Rohm and Haas Company, a diversified chemical company.

William H. Cunningham
Director since 2006
Age 67

Principal Occupation and Business Experience:
Professor at The University of Texas at Austin (2000 – Present).  President and CEO of IBT Technologies (2000 – 2001) (IBT Technologies filed for Bankruptcy under Chapter 7 and was thereafter liquidated.)

Public and Investment Company Directorships:
Director of Hayes Lemmerz International, Inc. (2003 – 2009); Hicks Acquisition Company I, Inc. (2007 – 2009); Introgen Therapeutics, Inc. (2000 – 2009); Jefferson-Pilot Corporation (1986 – 2006); John Hancock Mutual Funds (1986 – Present); LIN Television Corporation (2002 – 2007, 2009 – Present); Resolute Energy Corporation (2009 – Present); and Southwest Airlines Co. (2000 – Present).

Mr. Cunningham has substantial experience in accounting, marketing, finance and corporate governance serving as a professor for more than 30 years at the University of Texas, a large state-owned university.  Mr. Cunningham, who holds a Ph.D. in business administration, also has significant experience in leading a large public institution through his service as the Chancellor and CEO of the University of Texas.  Further, Mr. Cunningham has and continues to serve on the board of a number of public companies.  This includes over 20 years of experience in our industry through his service on the board of directors of Jefferson-Pilot Corporation, a public insurance company that was merged into one of our wholly-owned subsidiaries in 2006.

William Porter Payne
Director since 2006
Age 63

Principal Occupation and Business Experience:
Executive Management, Gleacher & Company Inc., investment banking and asset management firm (2010 – present); Managing Director, Broadpoint Gleacher Securities Group, investment banking and asset management firm (2009 – 2010, which in 2010 became Gleacher & Company Inc.); Partner, Gleacher Partners Inc., investment banking and asset management firm (2000 – 2009, which in 2009 merged to form Broadpoint Gleacher Securities Group).

Public and Investment Company Directorships:
Director of Anheuser Busch, Inc. (1997 – 2008); Cousins Properties, Inc. (1996 – Present); Crown Crafts, Inc. (2001 – 2006); and Jefferson-Pilot Corporation (1993 – 2006).

Having served in an executive management role for the past ten years with an investment banking and asset management firm, Mr. Payne has developed extensive experience and financial expertise by providing strategic advisory services to complex organizations.  In addition to his financial and investment experience, Mr. Payne has experience as an attorney in mergers and acquisitions, which allows him to bring an interdisciplinary set of skills to the Board.  Mr. Payne has also served on the board of a number of public companies, including Cousins Properties, Inc., Anheuser Busch, Inc. and Crown Crafts, Inc.

Patrick S. Pittard
Director since 2006
Age 65

Principal Occupation and Business Experience
Distinguished Executive in Residence at the Terry Business School, University of Georgia (2002 – Present).  Chairman, President and Chief Executive Officer of Heidrick & Struggles International, Inc., a global provider of senior level executive search and leadership development services (1983 – 2001).

Public and Investment Company Directorships:
Director of Artisan Funds (2001 – Present); CBeyond, Inc. (2007 – 2009); and Jefferson-Pilot Corporation (1986 – 2006).

As the former Chairman, President and CEO of Heidrick & Struggles International, Inc., one of the largest publicly traded global recruiting firms, Mr. Pittard brings his insights as a senior executive along with his understanding of executive compensation matters, insurance, investment banking and his experience in driving strategic organizational growth.  More recently, Mr. Pittard has served on the faculty of the Terry Business School at the University of Georgia.  In addition to serving on our Board, Mr. Pittard has also served on the boards of other public companies, including Artisan Funds and CBeyond, Inc.

Mr. Stonecipher, a retired executive, has served on our Board since 2006 and retired from our Board effective March 31, 2011  Prior to that he served as the non-executive Chairman of the Board of Jefferson-Pilot Corporation from 2004 to  2006, and the Chairman of the Board and Chief Executive Officer of Jefferson-Pilot Corporation from 1993 to 2004.  He also served as a director of Bassett Furniture Industries from 2001 to 2006.

COMPENSATION OF DIRECTORS

The Board of Directors adheres to the following guidelines in establishing outside director compensation:

•	A significant portion of each outside director’s compensation is to be paid in shares of our common stock or stock units based on our common stock;

•	In order to avoid the appearance of employee-like tenure or compromised independence, we do not offer our outside directors defined benefit pensions; and

•
Outside directors are expected to own shares of our common stock, or stock units based on our common stock, at least equal in value to three times the cash portion of their annual retainer (3 x $86,000) within five years of first being elected (33% of vested options are counted toward this requirement).

During 2010, our outside directors received an annual retainer of $172,000, excluding any fees received for holding the position of non-executive Chairman of the Board, a committee chair or a member of the Audit Committee.  The annual retainer was paid as follows: $86,000 in cash; $43,000 in deferred stock units; and $43,000 in stock options.  Beginning in 2011, our outside directors will receive $78,000 in deferred stock units and the total annual retainer will be $207,000.  Directors may elect to defer the cash component of their annual retainer into various “phantom” investment options, including the Lincoln National Corporation stock unit investment option, available under the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors, (the “Directors’ DCP”).  The investment options are the same as those offered under our 401(k) Plan for employees.  Amounts notionally invested into “phantom” investment options are credited with earnings or losses as if the deferred amounts had been actually invested in either our common stock, or in any of the available investment options.  All amounts deferred under the Directors’ DCP are payable only upon the director's retirement or resignation from the Board.  Any amounts invested in the Lincoln National Corporation stock unit account option are payable only in shares of our common stock.

In addition, our non-executive Chairman of the Board receives an additional $200,000 annual retainer payable in deferred stock units.  Committee chairs receive an annual cash retainer of $10,000, except the chair of the Audit Committee.  The chair of the Audit Committee receives an annual cash retainer of $20,000, and each other Audit Committee member receives an annual cash retainer fee of $5,000.  No Board or Committee meeting fees are paid for regularly scheduled meetings.

The Corporate Governance Committee has discretion to recommend to the Board additional compensation ($1,100 per meeting) for meetings in addition to the regularly scheduled Board or Committee meetings.  Outside directors who are also directors of Lincoln Life & Annuity Company of New York (“LLANY”), our indirect, wholly owned subsidiary, receive an annual cash retainer of $15,000 and a fee of $1,100 for each Board and Committee meeting of LLANY that they attend.  For 2010, these outside directors of LLANY, who received such fees, were Mr. Henderson, Ms. Lachman and Mr. Pittard.

We also provide financial planning services to non-employee directors with a value not to exceed $20,000 for an initial financial plan, and $10,000 for annual updates.  A Lincoln Financial Network financial planner must provide the financial planning services to be eligible for reimbursement.  We also allow non-employee directors to participate in certain of our health and welfare benefits including our self-insured medical and dental plans as well as life insurance and accidental death and dismemberment coverages.  The participating non-employee director is responsible for all of the premiums for the coverage.  Finally, directors are eligible to participate in a matching charitable gift program through which the Lincoln Financial Foundation, Inc. will donate a matching gift from a director to one or more eligible recipient organizations, up to annual total maximum of $10,000 for all gifts.

The table below contains information about the compensation paid to outside directors during the fiscal year ended December 31, 2010.

COMPENSATION OF NON-EMPLOYEE DIRECTORS DURING 2010
Name*	Fees Earned or Paid in Cash1 ($)	Stock Awards2 ($)	Option Awards3 ($)	All Other Compensation ($)	Total ($)
William J. Avery	91,000	43,000	43,005	20,0004,5	197,005
William H. Cunningham	86,000	243,000	43,005	10,0005	382,005
George W. Henderson, III	110,400	43,000	43,005	4,5005	200,905
Eric G. Johnson	96,000	43,000	43,005	--	182,005
Gary C. Kelly	91,000	43,000	43,005	--	177,005
M. Leanne Lachman	125,400	43,000	43,005	10,0005	221,405
Michael F. Mee	86,000	43,000	43,005	10,0005	182,005
William Porter Payne	96,000	43,000	43,005	--	182,005
Patrick S. Pittard	115,400	43,000	43,005	--	201,405
David A. Stonecipher	86,000	43,000	43,005	10,0005	182,005
Isaiah Tidwell	91,000	43,000	43,005	7,0005	184,005

* Mr. Glass, an employee-director, does not receive any director compensation.

1.  As described above, $43,000 of the annual retainer of $172,000 in 2010 was paid in deferred stock units under the Directors’ DCP, which are reported in the Stock Awards column.  The outside directors could elect to defer additional retainer and fees in the Directors’ DCP.  In 2010, Mr. Mee elected to defer 100% of his cash fees, and Mr. Henderson and Mr. Tidwell elected to defer 50% and 80% of their respective cash fees.  The fees shown also include any fees that an outside director was paid or earned as the chair of a committee, as a member of the Audit Committee or for service on the Board of LLANY.

2.  Represents the grant date fair value of the portion of each director’s annual retainer that was paid in deferred stock units.  Mr. Cunningham received an additional $200,000 in deferred stock units for serving as non-executive Chairman of the Board during 2010.  The fair values of the stock and option awards were determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation.  The assumptions made in calculating the grant date fair value of stock and option awards are set forth in Note 20 of the Notes to the Consolidated Financial Statements, included in Item 8 of the Form 10-K for the year ended December 31, 2010.  At December 31, 2010, the vested stock units beneficially owned by the directors were: Mr. Avery, 19,694; Mr. Cunningham, 34,527; Mr. Henderson, 35,937; Mr. Johnson, 29,119; Mr. Kelly, 1,905; Ms. Lachman, 38,711; Mr. Mee, 32,252; Mr. Payne, 17,882; Mr. Pittard, 19,900; Mr. Stonecipher, 6,023; and Mr. Tidwell, 11,395.  Stock awards consist of the deferred stock units reported in the Stock Awards column above and phantom units awarded under the Directors’ Value Sharing Plan, which was terminated as of July 1, 2004, and including any accrued dividend equivalents, which are automatically deemed reinvested in additional phantom units of our common stock.

3.  Represents the grant date fair value of the portion of each director’s annual retainer that was paid in option awards.  At December 31, 2010, the number of unexercised stock options held by each of the directors was:  Mr. Avery, 22,581; Mr. Cunningham, 65,655; Mr. Henderson, 65,655; Mr. Johnson, 28,581; Mr. Kelly, 441; Ms. Lachman, 28,581; Mr. Mee, 25,581; Mr. Payne, 65,655; Mr. Pittard, 65,655; Mr. Stonecipher, 913,319; and Mr. Tidwell, 26,521.  The options held by Messrs. Cunningham, Henderson, Payne, Pittard, Stonecipher and Tidwell include former options for Jefferson-Pilot Corporation common stock, which were converted into options for our common stock in connection with our merger with Jefferson-Pilot.

4.  This amount includes the provision of financial planning services with a Lincoln Financial Network advisor with an aggregate incremental cost to us of $10,000.

5.  Directors are eligible to participate in the Lincoln Financial Foundation, Inc. matching charitable gift program, which matches contributions to various non-profit entities.  These amounts reflect matching contributions made under this program.

ITEM 2 - RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 23, 2011, our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.  We have engaged this firm and its predecessors in this capacity continuously since 1968.  Although not required, as a matter of good corporate governance we request that you ratify this appointment.  If you do not ratify this appointment, the Audit Committee may reconsider its appointment.  Even if you do ratify this appointment, the Audit Committee is empowered to terminate Ernst & Young LLP and select and retain another independent registered public accounting firm at any time during the year.

Representatives of Ernst & Young LLP will be present at the Annual Meeting.  They will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions relating to the audit of our audited consolidated financial statements for the year ended December 31, 2010.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Independent Registered Public Accounting Firm
Fees and Services

Below are fees that were incurred by Ernst & Young LLP, our independent registered public accounting firm, for fiscal years 2010 and 2009 for professional services rendered as well as the related percentage of total fees that each category comprises.

	Fiscal Year Ended - December 31, 2010	% of Total Fees	Fiscal Year Ended - December 31, 2009	% of Total Fees
Audit Fees	$8,314,149	86.9	$8,104,655	82.0
Audit-Related Fees	1,252,906	13.1	1,784,717	18.0
Tax Fees	--	--	--	--
All Other Fees	--	--	--	--
TOTAL FEES:	$9,567,055	100	$9,889,372	100

Audit Fees

Fees for audit services include fees and expenses associated with the annual audit, the reviews of our interim financial statements included in quarterly reports on Form 10-Q, accounting consultations directly associated with the audit, and services normally provided in connection with statutory and regulatory filings.

Audit-Related Fees

Audit-related services principally include employee benefit plan audits, service auditor reports on internal controls, due diligence procedures in connection with acquisitions and dispositions, reviews of registration statements and prospectuses and accounting consultations not directly associated with the audit or quarterly reviews.

Tax Fees

Tax fees include fees for tax compliance, tax advice, and tax planning services.  There were no fees in this category for either the fiscal year ended 2010 or 2009.

All Other Fees

There were no fees in this category for either the fiscal year ended 2010 or 2009.

Audit Committee Pre-Approval Policy

In accordance with its charter, the Audit Committee’s policy is to pre-approve services provided by Ernst & Young LLP.  These pre-approval procedures are set forth in Exhibit 3 hereto.  During the years ended December 31, 2010 and December 31, 2009, all services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

Management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls.  Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing a report on those financial statements.  The independent registered public accounting firm is also responsible for issuing an attestation report on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2010.  The Audit Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (now SAS 114), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  Additionally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the review and discussions referred to in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee

William J. Avery
George W. Henderson, III
Gary C. Kelly
M. Leanne Lachman, Chair
Isaiah Tidwell

ITEM 3 – APPROVAL OF AN AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
TO ALLOW THE SHAREHOLDERS TO AMEND THE BYLAWS

Our Board of Directors has approved, and recommends that you approve, an amendment to our Restated Articles of Incorporation to allow for the amendment of our Amended and Restated Bylaws (the “Bylaws”) by action of the shareholders.  Please see Exhibit 4 to this proxy statement for the text of the proposed addition to Article IV, new Section 2.

Indiana law provides that, unless otherwise specified by the articles of incorporation, the bylaws may only be amended by the directors.  The Company’s Restated Articles of Incorporation (the “Articles”) do not specify that shareholders may amend the Bylaws, as a result the Bylaws may only be amended by the directors.

Our Board is committed to good corporate governance and has carefully considered the advantages and disadvantages of adopting a change to our Articles to allow for shareholders to amend the Bylaws.  The Company’s

Bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and shareholders and the election and duties of directors and officers, among other provisions.  If shareholders were able to amend the Bylaws by a simple majority vote, there is a risk that a small number of large shareholders could adopt changes to these operating principles that would be detrimental to minority shareholders.   In the past, the Board believed that the default position under Indiana law provided an effective means for the Board to ensure that any amendments to our Bylaws were prudent and designed to protect and maximize long-term value for all shareholders.  More recently, and in light of the fact that many of the S&P 500 companies have provisions allowing their shareholders to have some ability to amend the bylaws, the Corporate Governance Committee again considered the various positions for and against allowing shareholders to amend the Bylaws.

After weighing these considerations, and upon the recommendation of the Corporate Governance Committee, the Board has concluded that amending the Articles to allow shareholders to amend our Bylaws, if balanced by certain protections, will give shareholders a say in important governance principles while protecting the minority shareholders’ view.  The Board believes, however, that certain fundamental governing provisions of the Bylaws should only be amended upon the approval of the Board or the affirmative vote of seventy-five percent of the combined voting power of the outstanding shares of the Company entitled to vote in the election of directors.  This enhanced standard would not preclude changes to these governance principles.  It would simply help to ensure that certain fundamental changes are made only with a broad consensus of shareholders.  The Board believes that the amendment to our Articles as proposed provides the appropriate balance between the interests of shareholders in having a say in the governance of the Company and the interest of protecting shareholders against the actions of one or more large shareholders whose interests may diverge from those of other shareholders.

If approved, the Amendment to the Articles will be effective upon filing with the State of Indiana, which the Company intends to do promptly if shareholder approval is obtained.  In addition, a corresponding amendment to our Bylaws would become effective at the same time.

If this proposal is not approved, the proposed amendments to our Restated Articles of Incorporation and Bylaws would not be made and all existing provisions, including the default position under Indiana law reserving authority to amend the Bylaws to the Board, will remain in effect.

The Board of Directors recommends a vote FOR the amendment to the Restated Articles of Incorporation to provide for the amendment of our Amended and Restated Bylaws by the shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, certain officers and beneficial owners of greater than 10% of our equity securities to file reports of holdings and transactions with the SEC and the NYSE.  Based on written representations that we have received from our officers subject to Section 16 and directors, and a review of the reports filed with respect to transactions that occurred during 2010, we believe that each of our directors and officers subject to Section 16 met all applicable filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

This Compensation Discussion & Analysis (“CD&A”) provides a discussion and analysis of the various actions taken with respect to the 2010 compensation of those executive officers named in the compensation tables (hereinafter referred to as “executives” or “NEOs”) beginning on page 44 of this proxy statement.

Our NEOs for 2010 are:

•	Dennis R. Glass, President and Chief Executive Officer, our principal executive officer;

•  Frederick J. Crawford, Executive Vice President, Corporate Development and Investments, our principal financial officer during all of 2010;
•	Robert W. Dineen, President of Lincoln Financial Network;
•	Wilford H. Fuller, President of Lincoln Financial Distributors; and
•	Mark E. Konen, President of Insurance and Retirement Solutions

Company Performance Summary

For the full year of 2010, our reported income from operations reached $1.0 billion, capping a year of solid growth in operating revenues and income from operations, which demonstrates the earnings power of our franchise.  We finished 2010 with a stronger capital structure in place and sizeable retirement account balances.

Our 2010 operating highlights include:

•	consolidated deposits of $20.9 billion, up 6% compared to the prior year;
•	variable annuity deposits of $8.3 billion, up 15% over the prior year;
•	defined contribution gross deposits of $5.3 billion, up 7% over the prior year;
•	gross life insurance deposits of $4.9 billion, up 11% over the prior year; and
•	life insurance in force up 4% to $563 billion, including 7% increase in term insurance.

Additionally, during 2010, as a result of the strength of our business model and our capital position, as well as the improvements in the economy and capital markets, we were able to take several actions intended to strengthen the enterprise and increase value for our shareholders.

Specifically, to address our capital position, including statutory reserving issues related to our business, we:

•	raised $368 million in proceeds from a common stock offering and $250 million of proceeds from a senior notes offering;
•	secured $2 billion of bank credit facilities;
•	completed a 30-year senior notes offering of $500 million; and
•	replaced $500 million of shorter term letters of credit with a financing structure having a 30-year term.

As a result of the actions we took to increase our capital, we:

•	funded the repurchase of the preferred stock sold to the U.S. Department of the Treasury (the “Treasury”) under the Capital Purchase Program (“CPP”);
•	repurchased, and subsequently cancelled, approximately 2.9 million warrants to purchase our common stock issued to the Treasury under CPP; and
•	redeemed all of our outstanding 6.75% Junior Subordinated Deferrable Interest Debentures, Series F due 2052.

To increase value for our shareholders, we:

•	increased the dividend on our common stock during the fourth quarter of 2010 from $0.01 to $0.05 per share; and
•	instituted a plan to repurchase up to $125 million of common stock, completing $25 million of stock repurchases during the fourth quarter of 2010.

An Overview of 2010 Compensation

Traditionally, our executives receive four standard types of compensation:

•	base salary;
•	annual incentive program or “AIP” awards;
•	long term incentive or “LTI” awards; and
•	other elements of compensation under our employee benefit plans.

While we set base salary at a meaningful level, in general, the fixed elements of compensation – base salary and benefits – make up the smallest percentage of total annual executive compensation, while the largest component of total executive compensation – incentive awards – fluctuates in value based on corporate performance and the performance of our business segments.  This allocation of compensation supports our foundational “pay for performance” philosophy (see discussion of “Pay for Performance” below).

During the first half of 2010, our NEOs were subject to the compensation restrictions for CPP participants set forth under regulations implemented by the Treasury (the “Treasury Rules”), which included a prohibition on the payment or accrual of any bonuses (including equity-based incentive compensation) to certain executives and employees, except for awards of long term restricted stock and stock units.  Upon entering CPP, we eliminated prohibited incentive compensation for our NEOs resulting in the forfeiture of a portion of previously granted AIP and LTI awards for our executives.  In November 2009, the Compensation Committee met and approved an overall compensation framework for our NEOs for 2010 to ensure compliance with the compensation restrictions and prohibitions in the Treasury Rules.

The limitations imposed by the Treasury Rules on the types of compensation we could pay to these executive officers presented a unique challenge to the Compensation Committee.  Under the Treasury Rules, we could not pay or accrue incentive compensation, including AIP and LTI awards for our NEOs, which under our traditional compensation arrangements typically made up a substantial portion of the total targeted direct compensation for our NEOs.

In developing the compensation arrangements of our NEOs for 2010, the Compensation Committee had to balance these restrictions with our overall goal of attracting, retaining and motivating exceptional leaders with compensation that continues to be competitive to our marketplace for talent.   The Compensation Committee reviewed, with its compensation consultant, the market data, as detailed on page 33, for executives in equivalent positions and also considered the compensation structures utilized by other CPP participants for their executive officers.

Based on this review, the Compensation Committee approved a compensation structure that would comply with the Treasury Rules and align the interests of our executives with those of our shareholders, resulting in a structure in which at least two-thirds of the targeted total compensation was equity-based, including salary paid in shares of our common stock (“Salary Shares”) and long term restricted stock units (“RSUs”).

On June 30, 2010, we redeemed in full the preferred stock sold to the Treasury under CPP.  As a result, after that date we were no longer subject to the compensation restrictions under the Treasury Rules.  Thereafter, the Compensation Committee met in August 2010 and revised the compensation of our NEOs to reflect a return to our traditional compensation practices.  The elements of compensation approved by the Committee for 2010 are discussed in more detail in “2010 Executive Compensation” at page 32.

The Company’s Executive Compensation Program Philosophy

We believe that attracting and retaining key executives by offering competitive compensation packages that reward performance is essential to our continued growth and strong performance.  Our compensation programs are designed to motivate and engage successful, high-achieving employees through a pay for performance culture and to foster a long term focus on enhancing shareholder value.  Accordingly, our compensation practices are based on the following fundamental guiding principles:

•
“Pay for Performance” – using a formulaic approach based on key performance metrics creates a strong nexus between levels of executive compensation and our long term and short term financial performance;

•
Competitive Compensation – targeted in general to “median” of our compensation peer groups identified below based on comparable market data, and payment of above-average incentive compensation for above-average performance;

•	Balanced Performance Measures and Goals – weighs risk and reward to create the proper incentives for our NEOs to achieve our short and long term business goals; and
•	Alignment with Shareholders – sets forth share ownership requirements and long term equity programs that align the financial interests of our NEOs with those of our shareholders.

Each of these principles plays an important role in how we set and pay compensation to our NEOs and is discussed more fully below.

Pay for Performance

A significant portion of our executives’ annual compensation is linked to our annual business performance and each individual’s contribution to that performance.  Our traditional long term and short term incentive programs are designed to reward:

•	above-average financial performance with above-average compensation;
•	average financial performance with below-average compensation; and
•	below-average performance with, in some cases, no payout at all.

Our compensation programs are also designed to be easily communicated to and understood by both our NEOs and shareholders.  We put a strong emphasis on “line of sight” factors for our executives that are specific to the segment(s) of the business they direct.  It is important to us and to our executives for performance to be measurable and for compensation to be paid based on criteria that both executives and shareholders can reasonably identify and understand.

Competitive Compensation

In general, we aim to target total compensation (base salary, target annual incentive compensation and target long term incentive compensation) at median for our executives as compared to the compensation paid to executives in similar positions at similarly sized insurance-based, financial services, investment sales and management companies, or the general industry, as applicable.

The Compensation Committee traditionally establishes compensation targets for the following fiscal year at its November meeting.  At its November 2009 meeting, the Compensation Committee’s compensation consultant, Towers Watson, reviewed with the Compensation Committee market data for comparable executive roles with similar responsibilities in organizations of similar size and type.  Understanding that there is no perfect match between the roles played by our executives and the executives in the peer companies we have identified, we may consider multiple sources of market data for this purpose.

However, we do not take a formulaic approach to determining target compensation for our executives and market data is only one point in a discussion that considers a number of factors, including a subjective review of each executive’s individual performance during the prior year, relevant experience, the significance of each NEO’s role to our business strategy and his particular short and long term challenges.

When making decisions to set the target amount for each element of compensation, the Compensation Committee considers the recommendation of our CEO and chief human resources officer (“CHRO”), the opinion of its compensation consultant, the available market data, and tally sheets illustrating all elements of total targeted direct compensation.  The tally sheets help to ensure that the Compensation Committee understands the historical context that is relevant to current compensation decisions, but they are just one point of information used by the Compensation Committee in the process of determining NEO compensation.  In addition, the Compensation Committee took into account the various factors discussed above, including emerging compensation trends, each executive’s unique skills, experience and past performance, future challenges, organizational considerations, and the general industry within which the executive’s business competes.  The Compensation Committee performed a similar analysis to establish the total targeted direct compensation for our CEO.

While we generally aim to target compensation to the market median, in some cases, we may target above-median compensation.  We may pay above-median compensation in cases where we have moved an executive from a leadership role in one business segment to a leadership role in another business or in cases where we have recruited executives from outside the Company.  In such cases, the compensation of the executive may reflect median market compensation for their former position, but may be above-median compensation for their new position.  The Compensation Committee may do this for a variety of reasons, including:

•	organizational considerations, such as the role is considered critical in the overall business strategy as well as succession planning;
•	the need for specific expertise in the task of building a new business or improving an existing one; or
•	for executives whom we have recruited from outside of the insurance industry.

Balanced Performance Measures and Goals

Traditionally, our long term and short term incentive programs have been designed to align the financial interests of our NEOs with those of our shareholders by putting executive pay at risk based on successful corporate performance.  In establishing the performance measures and goals for the incentive programs for our NEOs, the Compensation Committee chooses measures that emphasize a focus on our overall corporate strategy of balancing top-line growth, with profitability and financial stability.  The goals for each performance measure are then linked to the Company’s financial plan.  In setting the goals to be achieved with respect to the incentive program performance measures, both management and the Compensation Committee intend the target levels to present a challenge for our NEOs, therefore creating a strong incentive for growth.  For 2010, the Compensation Committee chose these performance measures for the short term incentive program for the following reasons.

2010 Incentive Program Measure	Objective/Purpose
Income from Operations per Diluted Share
This measure is a significant valuation tool used by stock analysts in the financial services industry and also reflective of actions that management has taken during the applicable period to increase shareholder value.

Statutory Earnings
In response to the financial market crisis of 2008-09, a premium was placed on financial strength ratings and overall capital management.  This measure is a significant indicator of financial stability especially in our industry and recognizes the importance of capital management.

Sales
In our business, sales in the short term do not significantly impact our income from operations per share, but over time and at a compounded growth rate, sales create value by building the in-force contribution to earnings and returns. We believe that distribution strength (depth and breadth) is among the more important drivers of valuation, and sales growth is a good way to measure the value of the distribution franchise and overall product competitiveness.

Budget
Management establishes a budget for the corporation as well as a budget for each specific business unit, as one of the key assumptions in guaranteeing the success of our financial plan for 2010.  Therefore, the Compensation Committee set a budget-related performance goal for the truncated performance period to reinforce the importance of containing costs and expenses across the entire enterprise.

Alignment with Shareholders

Through our share ownership requirements and the features of long term equity programs, we align the financial interests of our NEOs with those of our shareholders.  Some of these features include the “clawback” features of our equity awards, which support retention of key executives and protect our business.

Our 2010 equity awards for our NEOs are subject to non-compete, non-disclosure, non-solicitation, non-disparagement and other restrictive covenants.  Violations of these provisions may result in the Compensation Committee’s cancellation, forfeiture, or rescission (“clawback”) of awards.  Specifically, if a breach of a restrictive covenant occurs within six months of an option exercise or payment of performance shares, we may demand that the exercise or award be rescinded and the amount of gain realized or payment received by the executive returned to us.  By including these clawback provisions, we are attempting to protect the Company from anti-competitive behavior by executives.  Equity awards granted during 2010 in compliance with the Treasury Rules contain additional clawback language, which provides in part for the rescission of awards wherein the distribution or accrual was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

The multi-year performance criteria for our long term incentives and multi-year vesting elements of our other equity awards promote the retention of our executives and align the interests of our executives with the long term health of the Company and the interest of shareholders.

In addition, the Compensation Committee has adopted share ownership requirements for our executive officers, including our NEOs, and officers who are members of our Corporate Leadership Group (or “CLG”).  The requirements formalize the Compensation Committee’s belief that our officers should maintain a material personal financial stake in the Company to promote a long term perspective in managing our business, and to align officer and shareholder interests, which reduces the incentives for short term risk-taking.  Under these requirements, each officer must retain 50% of the shares of a restricted stock or restricted stock unit award for 5 years from the grant date and 50% of the shares acquired upon the exercise of stock option awards for 6 months from the date of exercise, both net of taxes.  Like many companies, we have transitioned away from requirements tied to specific multiples of base salary because retention ratios accomplish the goal of promoting long term share ownership by our executives and are less sensitive to volatile market changes.

We believe these guiding principles provide competitive compensation that retains our NEOs and appropriately drives performance and shareholder returns.  We also have an Insider Trading and Confidentiality Policy that governs trading in our securities, which includes provisions prohibiting speculation in our securities.  In addition, executive officers may not, without the approval of the Corporate Governance Committee, use derivative instruments to hedge the value of any of our securities.

The Role of the Compensation Committee

The Compensation Committee of the Board has primary authority for considering and determining the compensation for our executive officers, including our NEOs.  For a description of the principal functions of the Compensation Committee, see “The Board of Directors and Committees – Compensation Committee” on page 12.

The Compensation Committee determines the form in which the compensation will be paid – e.g. cash or equity – and determines the form of equity, including stock options, performance shares, restricted stock or restricted stock units, among others.  The Compensation Committee also establishes the targets and performance measures under the various short term and long term compensation programs.

The Compensation Committee normally determines the vesting of performance-based incentive awards at its first regularly scheduled meeting of the calendar year (usually in February or March) following the applicable performance period.  During this meeting, the Compensation Committee reviews financial data provided by management reporting the results for the various performance measures previously established for the just-completed annual and long term performance cycles.  The Compensation Committee certifies the achievement (or non-achievement as the case may be) of the performance measures and approves the vesting of awards, as appropriate.

The Compensation Committee has delegated to the Chair of the Committee the authority to approve changes to executive compensation, subject to the Compensation Committee’s review and ratification.  This delegation of authority was done primarily to facilitate changes in compensation between Compensation Committee meetings, if and as necessary, usually in connection with a promotion or new hire.  However, grants of equity awards for executives and the establishment and determination of performance goals intended to satisfy the performance-based compensation exception of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) may only be made by the full Compensation Committee.

Equity Award Procedures

In November 2006, the Compensation Committee formally approved equity grant procedures, including procedures for granting stock options.  Under these procedures, which remained in effect for 2010, all options for our common stock are granted with a “strike” or exercise price set at the closing price of our common stock, as reported on the composite transactions table of the NYSE, on the date of grant.  Only the full Compensation Committee or the Board of Directors has the authority to make equity grants with respect to our executive officers.

The Compensation Committee generally grants equity awards to our executives once annually as part of our long term incentive compensation program.  These grants are made during its first regularly scheduled meeting of the calendar year.  However, the Compensation Committee or the Board of Directors may also grant equity awards to executives at other regularly scheduled or special meetings or by taking action through unanimous written consent in order to accommodate special circumstances such as new hires or promotions.  For equity awards granted at a regularly scheduled meeting of the Board or Committee, the grant date is the date of the meeting.  However, if the equity award is granted at a “special” meeting of the Board or Committee, and such meeting does not occur during the period in which trading of our securities is permitted under our Insider Trading and Confidentiality Policy (a “window period”), then the grant becomes effective on the first business day of the next window period.  Window periods generally begin on the later of the second business day after our quarterly earnings release or the first business day after our public call with investors.

In cases where the Compensation Committee or the Board of Directors grants equity awards by written consent, the grant becomes effective on the first business day of the week following the effective date of the written consent; provided, however, that if such business day is not during a window period, the grant becomes effective on the first business day of the next window period.

The Role of Executive Management

In making determinations with respect to executive compensation, the Compensation Committee considers input from a number of sources including executive management.  The Compensation Committee considers the views and insights of the CEO and the CHRO in making compensation decisions for our NEOs and others.  The Compensation Committee believes the input of these executive officers with respect to the assessment of individual performance, the business environment and the competition for talent is an essential component of the process.  Our CEO and CHRO make recommendations to the Compensation Committee with respect to the base salary, target annual incentive awards and target long term incentive awards for each of the NEOs, except for our CEO.

The Role of the Compensation Consultant

The Compensation Committee regularly consults with an external compensation consultant in performing its duties.  The Compensation Committee has the authority to retain and terminate any compensation consultant, as well as to establish the scope of the consultant’s work.  While the consultant reports to the Compensation Committee, the consultant also works with the Company’s human resources staff and executive management as approved by the Compensation Committee.

For the first nine months of 2010, the Compensation Committee utilized Towers Watson to provide advice regarding compensation practices for our executives and directors.  In October 2010, the individual members consulting with the Compensation Committee, as well as several other members, of Towers Watson’s executive compensation practice left to form Pay Governance, a new, independent consulting organization focusing on executive and director compensation.  At that time, the Compensation Committee decided to engage Pay Governance as its compensation consultant going forward.  This decision was made in order to provide continuity of the advice provided to the Compensation Committee and to eliminate any potential conflict of interest in the future, as Towers Watson may continue to provide consulting advice to the Company in areas unrelated to the compensation of our executives or directors.

During 2010, these consulting firms provided the Compensation Committee with:

•	market data including the evaluation of executive officers’ base salaries, short term incentive targets and long term incentive compensation relative to identified peers and the broader market;
•	information on trends in executive and director compensation – such as the use of various forms of equity compensation and the prevalence of different types of compensation vehicles;
•	advice on the design of the Company’s short term and long term incentive plans; and
•	an evaluation of the impact of the Company’s equity programs on the pool of shares available for grant.

During 2010, while providing compensation consulting services, Towers Watson also provided additional services to management on the following matters unrelated to executive or director compensation, including: (i) health and welfare plan design, financial management and communications strategy; (ii) financial services consulting relating to various reinsurance programs, hedging platforms and subsidiary financial reporting; (iii) actuarial services for certain subsidiaries; and (iv) financial services consulting related to the divestiture of Lincoln National UK plc (“Lincoln UK”).

The table below shows the total amounts that Towers Watson, or its affiliates, invoiced for services rendered, directly or indirectly as a result of its relationship with the Company in 2010.

Services Provided	2010 Payments
Executive and Director Compensation advice provided to the Compensation Committee	$151,317
Survey Data and Health, Welfare, Financial, Actuarial and Pension related consulting services provided to the Company	$1,736,699

The services listed in the table above as provided to the Company were requested by areas of the Company that do not have direct responsibility for executive compensation and were approved by management and not the Compensation Committee.  Towers Watson is no longer providing consulting services to the Compensation Committee.

The total amount that Pay Governance invoiced for services rendered, directly or indirectly, as a result of its relationship with the Company during 2010 was $32,629.  Pay Governance does not provide any services to the Company other than advice for the Compensation Committee regarding executive compensation and to the Corporate Governance Committee regarding director compensation.

Risk Considerations Relating to Compensation

We have designed the structure and administration of our compensation programs to: (1) provide competitive incentives for our executives and other employees; (2) appropriately balance risk and reward; and (3) align the interests of our executives and other employees with those of our shareholders.

As part of the risk assessment of our compensation plans, we undertook a formal process to identify, discuss, and evaluate the various compensation programs across the business units enterprise-wide to assess any risks posed to us by those programs.  The risk assessment process included, but was not limited to:

•	identifying the compensation programs that cover all of our employees;
•	reviewing the compensation programs from a design and governance perspective, including evaluating the behavior each program was designed to encourage and detailing the flow of compensation;
•	identifying any risks inherent in the programs; and
•	identifying and discussing any additional mitigation factors in the program design and any additional risk controls outside of the compensation process specific to each business model.

Our chief risk officer and the head of total rewards formally reviewed the analysis of our programs and thereafter met with the Compensation Committee to discuss their findings.

Some of the features of our compensation programs that limit risk include:

•	Incentive plan awards are based on a variety of indicators of performance, thus preventing the potential of any single indicator of performance to have an undue influence on payout;
•
Incentive plan awards are not based on a simple formulaic approach that could focus performance on short term outcomes; rather, they take into account individual performance and other qualitative factors (i.e., is the focus on key metrics);

•
The Compensation Committee approves the final incentive plan awards after the review of executive and corporate performance and they have the discretion to adjust the awards down even if the performance goals are met;

•	The Compensation Committee reviews whether our compensation plans encourage excessive risk taking;
•	The “clawback” features of our equity awards;
•	The multi-year performance criteria for our LTI program and the multi-year vesting elements of our other equity awards align the interests of our executives with the long term health of the Company;
•	The balanced pay mix decreases the significance of any single element of pay and decreases the likelihood that an executive would take inappropriate risks to inflate any such pay;
•	Our share ownership guidelines require meaningful long term executive ownership of company shares which aligns our executives’ long term interests with the long term interests of our shareholders; and
•	Fixed compensation is set at a meaningful level allowing executives to meet their essential financial needs.

The Compensation Committee discussed in detail the evaluation and risk assessment review of our compensation programs with the chief risk officer and the head of total rewards.  In addition to the features listed above, the evaluation also identified aspects of the administration and oversight of our plans that build considerable risk mitigation into the organizational structure of the plans.  These discussions confirmed that the design and implementation of our compensation programs: (a) do not encourage our Senior Executive Officers to take: (i) unnecessary or excessive risks; or (ii) any risk, including short term or long term risks, that could threaten the value of our business; (b) do not encourage behavior focused on short term results versus long term value creation; (c) do not encourage the manipulation of our reported earnings to enhance employee compensation; and (d) do not unnecessarily expose us to risk.

2010 Executive Compensation

This section discusses how we set the target compensation levels for our NEOs and how we awarded compensation during 2010 in our key areas:

•	Annual compensation consisting of salary and an annual or short term incentive award program referred to as the transition incentive award program; and
•	Long term compensation consisting of long term equity awards of RSUs, as well as the certification of performance under the previously established 2008-2010 LTI performance cycle.

Section 162(m) caps a public company’s corporate income tax deduction for compensation at $1 million per year for each NEO.  However, compensation that qualifies as performance-based compensation is not subject to this cap.  The incentive awards that we pay are intended to qualify as performance-based compensation under Section 162(m) and are subject to limits established under the LNC 2009 Amended and Restated Incentive Compensation Plan (the “ICP”) in compliance with the rules of that Section.

Under the ICP, our 2010 awards could in no event exceed, in the case of a cash award, $8,000,000, or, in the case of equity awards or stock options, two million shares.  The Compensation Committee may decide to further limit such awards.  During our participation in the CPP, the Treasury Rules further limited the deductibility of compensation paid during a fiscal year to a covered employee to $500,000, and eliminated the exception for “performance-based compensation” for covered employees.

In the case of our performance awards, the Compensation Committee retains the discretion to reduce the target award or payout of any “covered executive” as defined under Section 162(m), or increase or decrease any other executive’s individual payout, based on certain circumstances that may occur during the cycle.  The Compensation Committee may also consider paying non-performance-based compensation to covered executives based on circumstances that could impact performance results such as changing economic and market conditions, mergers or acquisitions, sale of a business, restructuring charges, reserve strengthening or release, and/or extraordinary natural occurrences or man-made events (e.g., acts of war).  In making such changes, the Compensation Committee would consider investor reaction, stock price performance, performance of peers, retention considerations, and the CEO’s recommendation. The guiding principle in making adjustments and modifications would be to encourage and reward management for consistently high financial and shareholder return performance relative to peers, while taking into consideration creation of shareholder value.

Notwithstanding the above and as may be permitted under our applicable plans, should compliance with Section 162(m) conflict with the Compensation Committee’s compensation philosophy, the Compensation Committee reserves the authority to act in the manner it perceives in the best interests of us and our shareholders, even if such compensation is not tax deductible.

Target Compensation

Prior to our repurchase of the preferred stock from the Treasury on June 30, 2010, we were subject to the compensation restrictions set forth under the Treasury Rules, which included a prohibition on the payment or accrual of any bonuses to our NEOs, except for awards of long term restricted stock and stock units.  As a result, the forms of compensation that we were able to provide to our NEOs for the first half of 2010 were significantly constrained.  The Compensation Committee met at the end of 2009 and established “targeted direct compensation” levels for 2010 for each of our NEOs, comprising a larger portion of fixed compensation, consisting mainly of equity-based compensation with multi-year vesting or holding requirements.

After the repurchase of the preferred stock, our NEOs were no longer subject to the restrictions under the Treasury Rules.  The Compensation Committee met again and reviewed the compensation structure for our NEOs.  For 2010, the Compensation Committee kept the targeted direct compensation levels for each of our NEOs at the same level as was established in 2009.  However, the Compensation Committee implemented changes to the compensation structure for the remainder of 2010 replacing a portion of fixed compensation with incentive-based compensation.

These changes reflected a return to our traditional “pay for performance” philosophy so that the interests of our executives would be more closely aligned with shareholders.

The below table reflects the dollar amount of targeted direct compensation levels for 2010 for our NEOs as established by the Compensation Committee at the November 2009 meeting.  Each element of targeted direct compensation is discussed more fully below.

2010 Targeted Total Annual Compensation
Name	Amount ($)
Dennis R. Glass	6,307,500
Frederick J. Crawford	2,307,500
Robert W. Dineen	2,446,000
Wilford H. Fuller	2,240,000
Mark E. Konen	2,510,500

When considering the 2010 targeted total compensation for Messrs. Glass, Crawford and Konen, we used market data drawn from the following companies included in the 2009 Diversified Insurance Study of Executive Compensation provided by Towers Watson:

• AEGON USA	• ING
• AFLAC	• John Hancock
• AIG	• Met Life
• Allstate	• Phoenix Companies
• AXA Equitable	• Principal Financial
• CIGNA	• Prudential Financial
• Genworth Financial	• Sun Life Financial
• Hartford Financial Services	• Unum Group

For Mr. Dineen, the President of Lincoln Financial Network, our retail distribution business, and Mr. Fuller, the President of Lincoln Financial Distributors, our wholesale distribution business, the Compensation Committee reviewed compensation data for executives in similar positions from the McLagan Partners’ Investment Products Sales and Marketing Survey for 2009, as well as from the above companies.  For a list of these companies refer to Exhibit 5.

Based on the data, as well as organizational needs for the expertise that they bring to the Company, in 2010, we targeted above-median compensation to Messrs. Dineen and Fuller.

Annual Compensation

During 2010, our annual compensation was delivered as a combination of salary, including base salary paid in cash and Salary Shares, and a short term incentive award under the transition incentive award program.  This section discusses each of these elements in further detail.

Base Salary and Salary Shares

As part of a total compensation opportunity designed to comply with the compensation restrictions under the Treasury Rules, the Compensation Committee approved targeted direct compensation for our NEOs comprising a significant portion of fixed compensation delivered as base salary and Salary Shares.  The Compensation Committee believed that paying a larger portion of salary in shares of our common stock rather than in cash ties that portion of the executive’s salary to the Company’s performance and aligns the executive’s interests with the shareholders.  The Salary Shares were intended to provide an appropriate compensation vehicle within the framework provided under the Treasury Rules while maintaining overall compensation levels that would be competitive within our marketplace for talent.  The table below shows the amounts of base salary and Salary Shares on an annualized basis as approved by the Compensation Committee for 2010 for each of these NEOs.

2010 Targeted Annual Base Salary and Salary Share Amounts
Name	Base Salary	Salary Shares
Dennis R. Glass	$1,150,000	$3,107,500
Frederick J. Crawford	$637,500	$920,000
Robert W. Dineen	$525,000	$1,120,667
Wilford H. Fuller	$500,000	$993,333
Mark E. Konen	$646,875	$1,047,625

The Salary Shares were credited each regular pay period as shares of LNC common stock issued under the ICP.  The number of Salary Shares delivered each pay period was determined by dividing the amount of salary to be paid in Salary Shares for that pay period, net of applicable withholdings and deductions, by the average of the high and low price for a share of LNC common stock as quoted on the New York Stock Exchange on the date prior to the pay date for such period.  Fifty percent of the Salary Shares paid in 2010 are subject to holding restrictions for 5 years.

The actual amounts of cash salary paid during 2010 plus any amounts of applicable withholdings and deductions netted out from the Salary Shares are shown in the Salary Column of the Summary Compensation Table on page 44.  The actual amounts of Salary Shares paid during 2010 net of any applicable withholdings and deductions are shown in the Stock Awards Column of the Summary Compensation Table on page 44 and the Grants of Plan-Based Awards Table on page 47.  In addition, as part of their targeted annual compensation, in February 2010, each NEO received a grant of long term RSUs in compliance with the Treasury Rules.  This grant is discussed in more detail under the section titled “Long Term Compensation” at page 38 below.

On June 30, 2010, we redeemed in full the preferred stock sold to the Treasury under CPP.  As result, after that date we were no longer subject to the compensation restrictions under the Treasury Rules.  Thereafter, the Compensation Committee met in August 2010 to consider revisions to the compensation of our NEOs to reflect a return to our traditional compensation practices.  During that meeting, the Compensation Committee revised the salary levels for our NEOs by reducing base salary from the levels established under CPP and eliminating the payment of Salary Shares going forward.  This change represented a return to the salary levels in place during the first half of 2009 with the one exception being a merit increase of 2.5% in the salary levels for each of our NEOs.  This increase matched the merit increase opportunity provided to employees across the organization for 2010.  The table below shows the annualized base salary level approved by the Compensation Committee in August 2010 for each of our NEOs.  The revised base salary amounts were effective as of August 14, 2010.

Name	Revised 2010 Annualized Base Salary Amount
Dennis R. Glass	$1,025,000
Frederick J. Crawford	$522,750
Robert W. Dineen	$430,500
Wilford H. Fuller	$410,000
Mark E. Konen	$530,438

Transition Incentive Award Program

For the first half of 2010, our NEOs were not eligible to participate in our annual incentive award program.  After our redemption of the preferred shares, issued under CPP, from the Treasury in June 2010, the compensation restrictions under the Treasury Rules ceased to apply to our NEOs.  In August 2010, the Compensation Committee revised the compensation structure of our NEOs and established the transition incentive award program, referred to as the “2010 TIP,” to reflect our return to a “pay for performance” culture for the second half of 2010.

To determine the appropriate TIP compensation targets for our CEO, the Compensation Committee considered tally sheets illustrating: (1) each element of total targeted direct compensation for the current year; (2) the total amount of each element of compensation that had already been delivered during 2010; and (3) the remaining amount of 2010 targeted direct compensation.  Based on a review of these materials and the opinion of its compensation consultant, the Compensation Committee established and approved 2010 TIP and long term compensation targets for our NEOs for the remainder of 2010.  The Compensation Committee prorated these targets to exclude the portion of the year prior to our repurchase of the preferred stock issued to the Treasury under CPP.  These revisions did not result in any increase to the total targeted direct compensation opportunities for our NEOs.

The following table shows the dollar amount of the estimated possible payouts for the 2010 TIP at threshold, target and maximum as established by the Compensation Committee on the date of grant.  Any payouts of amounts under the 2010 TIP are conditioned upon the executive remaining employed by the Company through August 1, 2011.

Estimated Possible Payouts Under the 2010 TIP
Name	Threshold ($)	Target ($)	Maximum ($)
Dennis R. Glass	$11,827	$788,462	$1,576,923
Frederick J. Crawford	$3,317	$221,163	$442,327
Robert W. Dineen	$1,296	$432,156	$864,312
Wilford H. Fuller	$1,183	$394,231	$788,462
Mark E. Konen	$832	$277,460	$554,919

The 2010 Transition Incentive Award Program Measures

The Compensation Committee approved: (1) income from operations per share; (2) statutory earnings; (3) sales growth; and (4) achievement of budget goals, as the 2010 TIP performance measures in August 2010.  The Compensation Committee chose these measures because they focus on our overall corporate strategy of balancing top-line growth, with profitability and financial stability and because they are aligned with the metrics used in the corporate annual incentive program in which a majority of employees across the organization are eligible to participate.  The Compensation Committee’s rationale for these measures is discussed further on page 28.

“Income from Operations” is defined as net income for the relevant performance period in accordance with generally accepted accounting principles, but excluding the after-tax effects of the following items:

1)	Realized gain (loss) – Realized gains and losses – defined as the following:
a.	Sales or disposals of securities;
b.	Impairments of securities;
c.	Change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of our trading securities;
d.
Change in the fair value of the derivatives we own to hedge our guaranteed death benefit (“GDB”) riders within our variable annuities net of the change in reserves resulting from benefit ratio unlocking on our GDB and guaranteed living benefit riders within our variable annuities (“GLB”);

e.
Change in the fair value of the embedded derivatives of our GLB riders within our variable annuities net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves; and

f.
Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products;

2)	FAS 113 reserve development and the related amortization on subsidiaries, businesses and other long-lived assets sold through indemnity reinsurance;
3)	Gain or loss on early retirement of indebtedness;
4)	Initial effect of the adoption of new accounting principles that become effective during the performance period;
5)
Discontinued Operations – both the income in the period and the gain or loss on disposition (U.S. generally accepted accounting principles (“U.S. GAAP”) require that when a business meets the criteria for being classified as Discontinued Operations, all prior periods must be restated);

6)	Expenses related to acquisitions, mergers, divestitures, integration and restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans;
7)	Reductions in earnings in the performance period from those in the base year as a result of the on-going impact of a change in accounting principles;
8)	Losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal and regulatory proceedings in excess of $10 million;
9)	Reduction in earnings resulting from the sale or reinsurance of a business or block of business;

10)  Increases in our effective tax rate due to changes in the computation of the separate account dividends received deduction under the federal income tax law, and increases to the corporate tax rate from the rate in effect at the beginning of the performance period due to legislative changes;
11)	Reduction in earnings resulting from expenses associated with the Financial Crisis Responsibility Fee or similar assessment enacted by the U.S. Government;
12)	Reduction in earnings resulting from the completion of a comprehensive review of actuarial models and assumptions related to the conversion of actuarial systems; and
13)	Reduction in earnings resulting from the initial adoption of a change to the deferred compensation plan related to LNC Stock.

The calculation of “Income from Operations per Share” is defined as “Income from Operations” (as defined above) divided by the average diluted shares.

“Statutory earnings” is defined as the sum of the following measures for the relevant performance period:

•   Net Income;
•   Change in Surplus as a result of reinsurance; and
•   The impact to federal income taxes related to the funds withheld agreement supporting our variable annuity hedge program.

These measures are derived from the Annual Statements for our U.S. domiciled life insurance companies: The Lincoln National Life Insurance Company (“LNL”); LLANY; and First Penn-Pacific Life Insurance Company (“FPP”).  The Annual Statements for LNL and FPP are filed with the Indiana insurance department, and for LLANY are filed with the New York insurance department.

Under the Treasury Rules, we were restricted from prorating our NEOs into the annual incentive program that the Compensation Committee had established in February 2010 for those executive officers not covered by the CPP compensation restrictions.  As a result, the goals for each of TIP performance measures were linked to a specially developed corporate financial plan which reforecast our performance for the truncated period of July 1 through December 31, 2010, and were designed so that no part of the performance period would coincide with the period during which we participated in CPP.

In setting the goals for each of the 2010 TIP performance measures, both management and the Compensation Committee intended the maximum levels to present a challenge for our NEOs, therefore requiring strong performance for successful achievement of these goals.  Accordingly, the Compensation Committee approved the maximum goals for our 2010 TIP performance measures at a level that exceeded our reforecast internal financial plan.  The target corporate Income from Operations per Share performance measure was set after consideration of a number of factors, including peer group performance and our financial plan.  The target sales component of TIP, at both a corporate level and a business unit level, was based on our reforecast financial plan, and includes above-industry average sales growth rates, reflecting management’s assessment of the level of growth needed to gain market share.  For the statutory earnings component, we set the target measure per our reforecast financial plan and in recognition of the importance of capital management for the strength of the Company.  The goal for budget compliance at target was based upon controllable costs as budgeted for in our reforecast financial plan.

For our CEO, Mr. Glass, the above measures at a corporate level represented 100% of his 2010 TIP award.  For Mr. Crawford, with the exception of the budget goal, the above measures at a corporate level represented 90% of his 2010 TIP award, and a business unit budget goal represented 10% of his 2010 TIP award. For Messrs. Dineen, Fuller and Konen, the corporate measures represented 20% of their TIP award, while line of business specific performance measures represented 80% of their TIP award.  The variations in the levels of the measures for each NEO provides a direct line of sight that is specific to the areas they oversee, while balancing their specific business goals with overall corporate goals for financial performance.

The 2010 Transition Incentive Award Performance Results

The performance results for the 2010 TIP were certified by the Compensation Committee in February 2011.  In determining the performance results for income from operations per share, if the Compensation Committee found that any of the factors listed in items 6 through 13 listed above in the definition of Income from Operations for the 2010 TIP were reflective of individual performance, it could have, in its discretion, included—rather than excluded—any of these five items, or made any other adjustments to the definitions of Income from Operations, if the net effect of such discretionary adjustments would be to reduce award payouts.  In certifying the results for the 2010 TIP awards, the Compensation Committee calculated the final award payouts in accordance with the definition and did not exercise its downward discretion.

Our 2010 financial results exceeded expectations.  The Compensation Committee certified the performance results for the 2010 TIP in February 2011, however as noted above, no amounts are payable to our NEOs unless they remain employed with the Company through August 1, 2011.  Therefore, the dollar amounts shown in the Summary Compensation Table at page 44 for the 2010 TIP for each of our NEOs will not be paid until after that date.

The below tables show the goals, weights and performance results for the corporate 2010 TIP measures.

($ amount in millions, except per share amounts)
LNC Corporate Measures	Relative Weight	Threshold Performance for Payout	Target Performance for Payout	Maximum Performance for Payout	Actual Performance Results	Payout as a Percentage of Target
Income from Operations per Diluted Share	45%	$1.43	$1.62	$1.88	$1.81	173%
Statutory Earnings	15%	$74	$148	$251	$449	200%
Corporate Sales
Insurance Solutions: Life Sales	9%	$303	$344	$399	$354	118%
Insurance Solutions: Group Protection	6%	$230	$262	$304	$224	0%
Retirement Solutions: Annuities	9%	$4,951	$5,626	$6,527	$5,569	94%
Retirement Solutions: Defined Contribution	6%	$1,957	$2,224	$2,580	$2,620	200%
Corporate Budget Goal for all NEOs except for Mr. Crawford	10%	N/A	100%	90%	90%	200%
Business Unit Budget Goal for Mr. Crawford	10%	N/A	100%	90%	88%	200%

The tables below show the goals, weightings and performance results for the business unit 2010 TIP measures for Messrs. Dineen, Fuller and Konen, respectively.

($ amount in millions, except per share amounts)
Lincoln Financial Network Measures for Mr. Dineen	Relative Weight	Threshold Performance for Payout	Target Performance for Payout	Maximum Performance for Payout	Actual Performance Results	Payout as a Percentage of Target
Income from Operations	30%	($6.0)	($3.5)	($0.0)	($1.4)	160%
Life Sales	35%	$57	$65	$75	$74	190%
Other Sales	15%	$480	$545	$632	$487	33%
Budget Goal	20%	N/A	100%	90%	83%	200%

Lincoln Financial Distributors Measures for Mr. Fuller	Relative Weight	Threshold Performance for Payout	Target Performance for Payout	Maximum Performance for Payout	Actual Performance Results	Payout as a Percentage of Target
Income from Operations	25%	($7.0)	($7.9)	($9.2)	($2.4)	200%
Life Sales	24%	$303	$344	$399	$354	118%
Annuities Sales	24%	$4,943	$5,618	$6,516	$5,554	93%
Defined Contribution Sales	12%	$621	$706	$819	$757	145%
Budget Goal	15%	N/A	100%	90%	85%	200%

Insurance & Retirement Solutions Measures For Mr. Konen	Relative Weight	Threshold Performance for Payout	Target Performance for Payout	Maximum Performance for Payout	Actual Performance Results	Payout as a Percentage of Target
Income from Operations
Life	22.5%	$267	$303	$351	$301	96%
Group Protection	6.75%	$47	$53	$61	$28	0%
Annuities	15.75%	$154	$175	$203	$252	200%
Sales
Life	13.33%	$303	$344	$399	$354	118%
Group Protection	13.33%	$230	$262	$304	$224	0%
Annuities	13.33%	$4,951	$5,626	$6,527	$5,569	94%
Budget Goal	15%	N/A	100%	90%	94%	168%

The chart below sets forth the approved aggregated, weighted performance results for the 2010 TIP for each of our NEOs as a percentage of target.

($ amount in millions, except per share amounts)
2010 TIP – Combined Performance Results for:	[Corporate Results	x	Corporate Weight]	+	[Bus. Unit Results	x	Bus. Unit Weight]	=	Total Payout Percentage
Corporate Results as a Percentage of Target	Corporate Weight	Business Unit Results as a Percentage of Target	Business Unit Weight	Total Payout as a Percentage of Target
Dennis R. Glass	159%	100%	N/A	0%	159%
Frederick J. Crawford	154%	90%	200%	10%	159%
Robert W. Dineen	159%	20%	159.5%	80%	159.4%
Wilford H. Fuller	159%	20%	148%	80%	150.2%
Mark E. Konen	159%	20%	106%	80%	117%

Long Term Compensation

Our 2010 long term compensation, consistent with our past LTI programs, was designed to encourage executives to create value for our shareholders by linking executive pay to the achievement of performance measures that drive shareholder return.  Traditionally, our LTI programs have been performance based and are intended to pay out above-target compensation only when performance has been above-target, consistent with our fundamental or guiding principles for executive compensation.  The LTI program established by the Compensation Committee in February 2008 for the 2008-2010 performance cycle, discussed in detail at page 39, was designed in this manner.  However, as a result of our participation in CPP, for 2010, the LTI awards were granted 100% as an award of long term RSUs.  The Compensation Committee did not establish any performance measures for the 2010 LTI award due to our participation in CPP and the associated restrictions on “bonus” payments under the Treasury Rules.

These equity incentive awards vest over a multi-year period and are not tied to formulas that could focus our executives on specific short term outcomes.  Instead, the value of these awards to our NEOs depends on the positive financial performance of our Company over time, as expressed through the increase in share value.  Long term equity-based awards such as these encourage our NEOs to act as owners, thus aligning their interests with those of shareholders.  Additionally, these equity awards are subject to the clawbacks detailed on page 28.  The use of equity-based awards in conjunction with our share ownership requirements, discussed on page 28, reinforces our belief that our executives should maintain a material personal financial stake in the Company to promote a long term perspective in managing our business, and to align executive and shareholder interests, which reduces the incentives for short term risk-taking.

2010 RSU Awards

As an element of their targeted direct compensation for 2010, each of our NEOs received a CPP-compliant long term RSU award, granted as of February 22, 2010, as shown in the Table below.

February 2010 Grant of CPP-Compliant Long Term RSUs
Name	Number of RSUs	Grant Date Value
Dennis R. Glass	81,237	$2,050,000
Frederick J. Crawford	29,721	$750,000
Robert W. Dineen	31,716	$800,333
Wilford H. Fuller	29,589	$746,667
Mark E. Konen	32,337	$816,000

After our repurchase of the preferred shares issued to Treasury under CPP, and as part of a return to our traditional pay for performance culture, the Compensation Committee decided to make an additional grant of long term RSUs to each of our NEOs, which was prorated to exclude any portion of the year prior to our repurchase of the preferred stock issued to the Treasury under CPP.  This grant of RSUs was provided to increase the overall amount of long term compensation to be more in line with our traditional compensation programs, and to ensure that the total targeted compensation opportunity for 2010 remained unchanged from the amounts established by the Compensation Committee for 2010 at its November 2009 meeting.  The following table sets forth the number of RSUs granted by the Compensation Committee at its meeting on August 11, 2010 for each of our NEOs.

August 2010 Grant of RSUs
Name	Number of RSUs	Grant Date Value
Dennis R. Glass	18,264	$451,923
Frederick J. Crawford	7,154	$177,010
Robert W. Dineen	1,439	$35,600
Wilford H. Fuller	907	$22,436
Mark E. Konen	6,881	$170,257

These equity-based awards promote long term executive share ownership and serve to align the interests of our executives with those of our shareholders.  Each of these grants of RSUs was issued under the ICP and vest in full on the third anniversary of the date of grant.

2008-2010 Long Term Incentive Award Performance Cycle Results

In February 2008, the Compensation Committee established the 2008-2010 Long Term Incentive Award Performance Cycle (the “2008-2010 LTI”).  For the 2008-2010 performance cycle, the executives had the opportunity to elect to receive an earned award (if any) as either: (a) 100% shares of our common stock; or (b) 75% shares of our common stock and 25% in cash.  The payouts for the 2008-2010 performance period could have ranged from 0% to 200% of each executive’s target 2008-2010 LTI performance award with a threshold payout for each measure equal to 50% of target.  The following table shows the estimated possible number of shares that could have vested in accordance with the 2008-2010 LTI performance awards at threshold (lowest weighted performance achieved for a single measure), target and maximum as established by the Compensation Committee on the date of grant.

Estimated Possible Payouts Under the 2008-2010 Performance Award Cycle
Name	Threshold	Target	Maximum
Dennis R. Glass	2,003	48,077	96,154
Frederick J. Crawford	574	13,780	27,560
Robert W. Dineen	556	13,327	26,654
Wilford H. Fuller1	1,387	33,254	66,508
Mark E. Konen	530	12,722	25,444
1. Mr. Fuller received a pro-rated grant of performance shares under the 2008-2010 LTI on February 23, 2009 in conjunction with the commencement of his employment with the Company.

In February 2011, the Compensation Committee reviewed all of the various reports and analysis provided to it by management regarding our performance during this cycle, and determined that the performance measures had not been satisfied to the extent required by the ICP and other performance cycle documents.  Therefore, none of the 2008-2010 LTI performance awards were paid out to our officers including our NEOs.

The chart below sets forth the various performance measures established for the 2008-2010 LTI performance award cycle in February 2008, as well as the relative weighting, the goal levels, and the actual performance results for each performance measure based on performance for the period beginning January 1, 2008 and ending December 31, 2010.

Performance Measures for 2008-2010 Performance Cycle	Relative Weight	Goal at Minimum	Goal at Target	Goal at Maximum	Actual Performance Results	Payout as a Percentage of Target
Growth in Income from Operations per Diluted Share	33.33%	5%	10%	15%	(12.18)%	0
Growth in Gross Deposits and Sales by Segment1
Individual Markets - Life	8.33%	5%	10%	15%	(8.32)%	0
Individual Markets – Annuities	8.33%	10%	15%	20%	(7.18)%	0
Employer Markets	8.33%	10%	15%	20%	(1.37)%	0
Investment Management	8.33%	5%	10%	15%	(7.94)%	0
Return on Equity Based on Income from Operations	33.34%	13%	13.75%	14.5%	8.47%	0
1 These represent our business segments as they were reported in the first half of 2008.  We have since realigned our business segments and effective January 4, 2010 we closed on the sale of Delaware Management Holdings Inc., our Investment Management business.

For the 2008-2010 Long Term Incentive Program (“LTI”), “Income from Operations” was defined as net income in accordance with GAAP, but excluding the following items:

•
Realized gain (loss) – defined as gains and losses on investments and derivative investments (including reinsurance embedded derivative, net of the corresponding trading securities), losses from impairments of long-lived assets (including goodwill and other intangibles), gain and loss on the sale of subsidiaries, businesses, and other long-lived assets, net gain and loss on reinsurance embedded derivative and trading securities;

•	FAS 113 reserve development and the related amortization on subsidiaries, businesses and other long-lived assets sold through indemnity reinsurance;
•	Loss on early retirement of indebtedness;
•
Initial effect of the adoption of new accounting principles (such as the adoption of Statement of Financial Accounting Standard No. 157, “Fair value Measurements” effective January 1, 2008 and other accounting principles that become effective during the performance period); and

•
Discontinued Operations – both the income in the period and the gain or loss on disposition (U.S. GAAP requires that when a business meets the criteria for being classified as Discontinued Operations, all prior periods must be restated).

In addition, the following items were excluded from the definition of Income from Operations because the Compensation Committee believed that these items were generally attributable to factors largely unrelated to an individual’s performance: expenses related to acquisitions, mergers, divestitures, integration and restructuring activities, including restructuring charges, and losses associated with changes to employee benefit plans; reductions in earnings in the performance period from those in the base year as a result of the on-going impact of a change in accounting principles; reductions in earnings from changes in the hedging program or an increase in fair value of the embedded derivative liability in excess of the change in fair value of the related hedging instruments (excluding the cost of the hedging program) related to the variable annuity living benefits; losses and expenses resulting from claims, damages, judgments, liabilities and settlements arising from legal and regulatory proceedings in excess of $10 million; and increases in our tax rate due to changes in the computation of separate account dividends received deduction under the federal income tax law, and increases to the corporate income tax rate from the rate in effect at the beginning of the performance period due to legislative changes.

If the Compensation Committee found that any of these factors were reflective of individual performance, it could have, in its discretion, included—rather than excluded—any of the items listed above in the definition of Income from Operations, or made any other adjustments to the definitions of Income from Operations, if the net effect of such discretionary adjustments would be to reduce award payouts.  In certifying the results for the 2008-2010 LTI awards, the Compensation Committee excluded all of these items in the final calculation.

This definition of income from operations is consistent with the definition used to report segment income from operations at the time that the 2008-2010 LTI performance award cycle was established.  Income from operations is an internal measure that we use in the management of our operations.  Growth in income from operations per share was expressed as a compounded growth rate based on the point-to-point difference between such measure for the year prior to the beginning of the cycle (2007) and the final year of the cycle (2010).  Return on equity was defined as Income from Operations divided by average shareholders’ equity for the year.  Shareholders equity excluded other comprehensive income and other similar items and the unleveraged goodwill associated with an acquisition during the performance period.

Employee Benefit Plans

Many of the benefits offered to our executive officers are the same benefits that we offer to our general employee population.  With some exceptions, the additional benefits available to our executives are offered through plans and programs that promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits in the broad-based tax-qualified plans.  In addition to providing retirement income, our benefits help to protect our employees and executives from the financial hardship that can result from unexpected illness, disability, or death.  These types of benefits are typically offered by our peer group of companies with whom we compete, and therefore, help us to attract and retain key employees.

Our Deferred Compensation Plan

We provide certain benefits to our executive officers, including our NEOs, under our non-qualified defined contribution plan, the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “DC SERP”).  These benefits are targeted to provide retirement benefits above median, based on market data from our peer companies described in the chart at page 33 above.

All of our NEOs participating in the DC SERP are eligible to receive an annual contribution from us of up to 15% of their total pay (because a portion of this contribution is a matching contribution, this percentage assumes the NEO contributed the maximum amount allowable).  “Total Pay” under the DC SERP means base salary and AIP paid during the fiscal year.  For our NEOs, this 15% will be deemed to come from a number of different source contributions:

•	a 6% basic matching contribution opportunity;
•	a guaranteed 4% core contribution;
•	any transition contributions (the result of our transition at the end of 2007 from a defined benefit to a defined contribution retirement program); and
•	a special executive credit.

The total of these various contributions for each executive will generally be expressed as a percentage of total pay.  To the extent that this total percentage is less than 15% for an NEO, the shortfall will be contributed as a “special executive credit” under the DC SERP for each NEO.  The “special executive credit” for each NEO, if contributed for 2010, appears in footnote 5 to the Summary Compensation Table at page 44.  The target of 15% of Total Pay as an annual contribution is considered to be above the market rate for an executive defined contribution retirement program.

Change of Control Arrangements

We sponsor a single plan where the payment of benefits is triggered by a termination of employment (under specific circumstances) in anticipation of or within two years after our change of control:  the Lincoln National Corporation Executives’ Severance Benefit Plan, effective as of August 7, 2008 (the “LNC COC Plan”). The LNC COC Plan provides for a cash payment to the executive based on a multiple of “annual base salary” and “target bonus” following the occurrence of two events (or triggers):

(1) our change of control; and
(2) either: (a) the executive’s employment is terminated for any reason other than “cause;” or (b) the executive terminates his or her employment for “good reason.”

The cash payment may entitle the executive to an after-tax payment, or “gross up, ” to cover any excise tax amounts deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.  Additionally, a change of control of the Company would trigger benefit enhancements under the DC SERP.

A more detailed description of the gross-up provision of the LNC COC Plan, the enhanced benefits provided under the DC SERP and the benefits provided under other plans upon our change of control is provided below under “Potential Payments upon Termination or Change of Control” beginning on page 56.

The objectives of the change of control benefits are:

•	to attract and retain qualified executives in the face of an actual or threatened change of control of Lincoln National Corporation (in the case of the LNC COC Plan);
•
to enable such executives to help our Board assess any proposed change of control of us and advise the Board as to whether such a proposal is in the best interests of the Company, our shareholders, our policyholders and customers without being unduly influenced by the possibility of employment termination; and

•	to demonstrate to those executives our desire to treat them fairly and competitively in such circumstances.

At its February 22, 2010 meeting, the Compensation Committee reviewed a tally sheet prepared by Towers Watson, estimating our costs and executive benefits associated with a potential change of control for each NEO.  The Compensation Committee agreed that the costs associated with a change of control were reasonable.

Severance Plans

We sponsor the Severance Plan for Officers of Lincoln National Corporation (which was amended and restated effective as of January 1, 2010) (the “Officers’ Severance Plan”), which provides for 52 weeks of severance benefits to our executive officers, including our NEOs, as well as a lump-sum severance stipend of $200/week for each week of the severance period. Executive officers are paid in a lump sum no earlier than the first day of the month which is six months after the date the officer’s job was eliminated.  “Job Elimination” under the Officers’ Severance Plan means that the job worked by the officer no longer exists (e.g., because of a reduction in force, office closing, or a corporate reorganization).

In order to qualify for benefits under the Officers’ Severance Plan, each affected officer must sign our standard form of agreement, waiver and release of claims that includes a non-compete provision, among other conditions.  Any payments made under the Officers’ Severance Plan would offset, or reduce, on a dollar-for-dollar basis, any payments to an executive under the LNC COC Plan.

Compensation Committee Report

The Compensation Committee certifies that for the period from January 1, 2010 through June 30, 2010:

(1) It has reviewed with LNC’s senior risk officers the compensation plans for our senior executive officers (“SEO”) and has made all reasonable efforts to ensure that these plans do not encourage our SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2) It has reviewed with LNC’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

A list of the SEO plans reviewed and an explanation of how each plan does not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company is provided in Exhibit 6, which is incorporated into this report by reference.  The list of employee compensation plans reviewed and an explanation of how these plans do not encourage the manipulation of reported earnings to enhance the compensation of any employee is also provided in Exhibit 6, which is incorporated into this report by reference.

The members of the Compensation Committee have reviewed and discussed this Compensation Discussion & Analysis with management.  Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors of the Corporation that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into the Corporation’s Form 10-K for the year ended December 31, 2010.

The Compensation Committee

Patrick S. Pittard, Chair
Eric G. Johnson
Michael F. Mee

Summary Compensation Table

The table below contains information about our NEOs’ compensation earned or paid during the fiscal year ended December 31, 2010.  The NEOs for 2010 are:

•	our CEO and our CFO during 2010; and
•	our three other most highly compensated executive officers employed on December 31, 2010.

Name and Principal Position	Year	Salary ($)1	Bonus ($)	Stock Awards ($)2	Option Awards ($)2	Non-Equity Incentive Plan Compensation ($)3	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)4	All Other Compensation ($)5	Total ($)6
Dennis R. Glass	2010	1,995,233	--	3,516,402	--	1,253,655	213,424	401,698	7,380,412
President and CEO of LNC	2009	2,239,123	--	3,026,447	--	1,328,533	94,030	308,463	6,996,596
	2008	1,000,000	--	1,250,002	2,500,007	800,000	--	2,259,340	7,809,349
Frederick J. Crawford7	2010	817,702	510,000	1,269,184	--	351,651	16,387	89,617	3,054,541
Executive Vice President, Corporate	2009	825,643	--	1,164,428	--	335,447	27,456	82,562	2,435,536
Development and Investments, our CFO during 2010	2008	509,769	--	358,280	716,554	244,400	15,073	135,408	1,979,484
Robert W. Dineen	2010	830,583	--	1,184,301	--	688,857	27,410	216,930	2,948,081
President, Lincoln Financial Network	2009	710,279	--	1,176,381	460,153	947,994	30,082	154,490	3,479,379
	2008	419,754	116,667	581,029	693,001	504,252	25,697	383,400	2,723,800
Wilford H. Fuller8	2010	707,586	--	1,138,222	--	592,133	--	66,366	2,504,307
President, Lincoln Financial Distributors	2009	355,385	800,181	1,517,151	398,401	1,428,000	--	471,197	4,970,315
Mark E. Konen	2010	875,753	--	1,357,339	--	324,628	65,598	162,250	2,785,568
President, Insurance Solutions	2009	908,563	75,000	1,630,640	581,920	449,134	20,673	110,325	3,776,255
and Retirement Solutions	2008	499,327	--	330,772	661,502	86,240	--	236,088	1,813,929

1. For each of our NEOs this includes amounts of applicable withholdings and deductions on amounts paid in Salary Shares as follows:

Named Executive Officer	2009	2010
Dennis R. Glass	$1,171,896	$893,134
Frederick J. Crawford	$271,515	$224,315
Robert W. Dineen	$253,955	$341,891
Wilford H. Fuller	N/A	$242,148
Mark E. Konen	$346,264	$273,630

2.  Represents the grant date fair value of stock and option awards that were granted in 2010, 2009 and 2008.  The fair values of these awards were determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation.  The assumptions made in calculating the grant date fair value of stock and option awards with respect to the years ended  December 31, 2010, 2009 and 2008 are set forth in Note 20 of the Notes to the Consolidated Financial Statements, included in Item 8 of the Form 10-K for the year ended December 31, 2010.  The stock and option awards granted in 2010 are described in more detail in the Grants of Plan-Based Awards table below.  The value of the stock awards shown for each of our NEOs includes the amounts for Salary Shares, net of withholdings, paid in accordance with the Treasury Rules for CPP participants as discussed in the CD&A at page 33.  For 2010, net amounts of Salary Shares paid in our common stock for each of our NEOS were as follows:
Mr. Glass:  $1,014,479; Mr. Crawford: $342,174; Mr. Dineen: $348,368; Mr. Fuller $369,119; and Mr. Konen: $371,082.

3. Represents the TIP awards earned for the shortened 2010 performance period under the ICP.  By their terms these awards are not payable unless the NEO remains employed by the Company through August 1, 2011.  More information on the TIP awards, including the applicable performance targets, is provided in the Grants of Plan-Based Awards table below and the CD&A at pages 34 to 38.

4.  These amounts solely reflect the total of all increases in the actuarial present value of each NEO’s accumulated benefits under our qualified and non-qualified defined benefit pension plans shown in the Pension Benefits table on page 53.  For Messrs. Glass and Konen the amounts attributable to the change in pension value for 2008 resulted in a decrease of $(107,566), and $(22,092) respectively.  We froze all of our qualified and non-qualified defined benefit pension plans at the end of 2007.

Present values are calculated at year-end 2008, 2009 and 2010, respectively, using the interest rate and mortality rate assumptions used in Note 18 of the Notes to our Consolidated Financial Statements, included in Item 8 of the Forms 10-K for the fiscal years ended December 31, 2008, 2009 and 2010.  Totals for the plans listed above include the sum of increases only.

The NEOs did not have any preferential non-qualified deferred compensation earnings.

5.  All Other Compensation:

Name	Perquisitesa ($)	401(k) Matching Contributionsb ($)	Additional Company Contributions into Deferred Compensation Plan (Match, Core and Transitional Contributions)b ($)	Special Executive Credit into Deferred Compensation Plan ($)	TOTAL ($)6
Dennis R. Glass	35,090	33,429	333,180	--	401,698
Frederick J. Crawford	--	22,175	24,530	42,912	89,617
Robert W. Dineen	13,850	20,800	113,353	68,927	216,930
Wilford H. Fuller	--	24,500	19,744	22,122	66,366
Mark E. Konen	15,864	32,273	98,439	15,674	162,250

(a)
For Mr. Glass, the amount reflects the aggregate incremental cost of personal use of the corporate aircraft, the cost of matching charitable gifts made by the Lincoln Financial Foundation, Inc. on his behalf, and the incremental cost of activities and welcome items for him and his spouse in connection with offsite business events, which spouses were expected to attend.

For Mr. Dineen, the amount reflects matching charitable gifts made by Lincoln Financial Foundation, Inc. on his behalf, the reimbursement of expenses for a medical exam, the reimbursement of tax preparation expenses, and the incremental cost of activities and welcome items for him and his spouse in connection with offsite business events, which spouses were expected to attend.

For Mr. Konen, the amount reflects cost of the annual installment of country club initiation fees, the cost of matching charitable gifts made by Lincoln Financial Foundation, Inc. on his behalf, the reimbursement of tax preparation expenses, the cost of attending sporting events and the incremental cost of activities and welcome items for him and his spouse in connection with offsite business events, which spouses were expected to attend.

More information regarding perquisites and personal benefits, including the manner in which we value personal use of the corporate aircraft is discussed under “Narrative Disclosure to the Summary Compensation Table” below.

(b)
Represents Company matching contributions under our Employees’ Savings and Retirement Plan, or 401(k) plan, and excess Company matching, core and transition contributions to the DC SERP, which are amounts above applicable Internal Revenue Code limits.

(c)	For all NEOs (except Mr. Glass), an additional contribution—a “special executive credit”— was made to the DC SERP, which is described in more detail in the CD&A on page 41.

6.  Some numbers may not add due to rounding.

7.  At its November 2008 meeting, the Compensation Committee approved a discretionary cash retention award for Mr. Crawford, who at the time was our CFO.  The retention award was equal to Mr. Crawford’s annual base salary, $510,000, and was payable to him in cash provided he remained with the Company until at least until January 1, 2010.  Our CEO recommended the retention award for Mr. Crawford in recognition of the importance of ensuring continuity in the role of CFO and the exceptional talent, expertise and leadership Mr. Crawford has brought to the company.  This retention bonus was paid in January 2010.

8.  Mr. Fuller joined the Company in February 2009.

Narrative Disclosure to the Summary Compensation Table

2010 Transition Incentive Plan

The dollar amounts included in the Summary Compensation Table at page 44 for the 2010 TIP for each of our NEOs reflect the performance results for the 2010 TIP that were certified by the Compensation Committee in February 2011, which exceeded target amounts.  For further details on the 2010 TIP and the performance measures and targets see the CD&A, pages 34 to 38.  As noted above, no amounts are payable to our NEOs unless they remain employed with the Company through August 1, 2011.

Perquisites and Personal Benefits

The following discusses the primary perquisites and personal benefits offered to the NEOs in 2010, not all of which were received by the NEOs.  Under the financial planning and tax preparation program, the NEOs, along with the other executive officers, were eligible for reimbursement of the costs of utilizing a Lincoln Financial Network financial planner to provide financial planning services.  The reimbursement opportunity was equal to 100% of the first $1,800 of costs, plus 50% of costs above that amount up to a maximum of $6,000.  In addition, the same officer group was eligible to receive up to $2,700 for the reimbursement of tax preparation services provided by any fee-for-service tax preparer who was a certified public accountant, excluding Ernst & Young LLP, our independent registered public accounting firm.  If the officer does not use the entire tax preparation reimbursement allowance in a year, any remaining amount may be applied to the financial planning reimbursement, but not vice versa.

In 2005, the Committee adopted a policy advising our CEO to use the corporate aircraft for personal travel as well as business travel, when practical.  The policy was adopted due to security concerns and to allow for more efficient travel time so that the CEO can devote more time to our business.  In general, our policy with respect to our executive officers’ personal use of the corporate aircraft is as follows.  To the extent any executive and guest of an executive used corporate aircraft for personal purposes, the usage was treated as a perquisite for proxy statement reporting purposes.  For purposes of determining the value of such services, the personal use is calculated based on the aggregate incremental cost to us.  For personal flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-hour charge that reflects the operating costs of the aircraft, including parts, labor, overhauls (but not engine overhauls of the type incurred every 5-10 years), fuel, landing and parking fees/taxes and crew travel expenses.  We also include, as an aggregate incremental cost, empty aircraft flights to reposition the corporate aircraft (i.e., dead head flights) that are determined to be the product of a personal flight.  Executive officers, their families and invited guests occasionally fly on the corporate aircraft as additional passengers on business flights.  Since such flights do not result in additional aggregate incremental costs under our cost-per-flight-hour methodology, no incremental cost is reflected in the Summary Compensation Table.  Finally, if more than one executive officer is on a personal flight, we allocate the incremental cost on a proportional basis depending on the number of guests of each officer.

We also have a matching charitable gift program.  Under the program in 2010, all NEOs were eligible to apply for matching contributions of up to $10,000.  Our full-time employees are eligible to apply for up to $2,500 in matching contributions.

Retirement Benefits

Under the DC SERP, all of our participating NEOs are eligible to receive an additional contribution—a “special executive credit” as a percentage of “Total Pay.”  For the purpose of determining the special executive credit, “Total Pay” under the DC SERP means base salary and AIP paid during the fiscal year.  For each NEO, the special executive credit is calculated annually as follows: 15% of Total Pay expressed as a percentage, offset by the total of: (a) the executive officer’s maximum basic matching contribution opportunity (6%), plus (b) core contributions (4%), plus (c) transition contributions, if any (0.2%-8%) as determined under our 401(k) Plan, each expressed as a percentage.  For more details on the DC SERP, the contributions and the calculations of these amounts, see page 54 below.

Grants of Plan-Based Awards

The table below provides information on grants of plan-based awards during fiscal year 2010 to the NEOs granted under the ICP, including grants of Salary Shares, which are discussed in detail at pages 33-34, which were credited each regular pay period as shares of LNC common stock issued under the ICP.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)5
		Threshold ($)	Target ($)	Maximum ($)
Dennis R. Glass		11,827	788,462	1,576,9231
	1/15/20102				2,219			59,971
	1/29/20102				2,389			59,976
	2/12/20102				2,304			55,974
	2/22/20103				81,237			2,050,422
	2/26/20102				2,408			59,971
	3/12/20102				2,214			59,977
	3/26/20102				2,037			59,969
	4/9/20102				1,913			59,992
	4/23/20102				1,883			59,988
	5/7/20102				2,178			59,982
	5/21/20102				2,279			59,983
	6/4/20102				2,564			69,702
	6/18/20102				2,518			69,686
	7/2/20102				2,938			69,689
	7/16/20102				2,930			69,690
	7/30/20102				2,764			69,694
	8/11/20104				18,264			452,034
	8/13/20102				3,051			69,700
Frederick J. Crawford		3,317	221,163	442,3271
	1/15/20102				791			21,378
	1/29/20102				851			21,364
	2/12/20102				880			21,379
	2/22/20103				29,721			750,158
	2/26/20102				858			21,368
	3/12/20102				789			21,374
	3/26/20102				726			21,373
	4/9/20102				681			21,356
	4/23/20102				671			21,376
	5/7/20102				776			21,371
	5/21/20102				812			21,372
	6/4/20102				786			21,367
	6/18/20102				772			21,365
	7/2/20102				901			21,372
	7/16/20102				899			21,383
	7/30/20102				848			21,382
	8/11/20104				7,154			177,062
	8/13/20102				936			21,383

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)5
		Threshold ($)	Target ($)	Maximum ($)
Robert W. Dineen		1,296	432,156	864,3121
	1/15/20102				860			23,243
	1/29/20102				926			23,247
	2/12/20102				957			23,250
	2/22/20103				31,716			800,512
	2/26/20102				933			23,236
	3/12/20102				858			23,243
	3/26/20102				716			21,079
	4/9/20102				672			21,074
	4/23/20102				662			21,090
	5/7/20102				766			21,096
	5/21/20102				801			21,082
	6/4/20102				776			21,096
	6/18/20102				762			21,088
	7/2/20102				889			21,087
	7/16/20102				887			21,097
	7/30/20102				836			21,080
	8/11/20104				1,439			35,615
	8/13/20102				923			21,086
Wilford H. Fuller		1,183	394,231	788,4621
	1/15/20102				853			23,053
	1/29/20102				919			23,071
	2/12/20102				949			23,055
	2/22/20103				29,589			746,826
	2/26/20102				926			23,062
	3/12/20102				851			23,054
	3/26/20102				783			23,052
	4/9/20102				735			23,050
	4/23/20102				724			23,065
	5/7/20102				837			23,051
	5/21/20102				876			23,056
	6/4/20102				848			23,053
	6/18/20102				833			23,053
	7/2/20102				972			23,056
	7/16/20102				970			23,071
	7/30/20102				915			23,072
	8/11/20104				907			22,448
	8/13/20102				1,010			23,073

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option A wards ($)5
		Threshold ($)	Target ($)	Maximum ($)
Mark E. Konen		832	277,460	554,9191
	1/15/20102				858			23,189
	1/29/20102				923			23,172
	2/12/20102				954			23,177
	2/22/20103				32,337			816,186
	2/26/20102				931			23,187
	3/12/20102				856			23,189
	3/26/20102				787			23,169
	4/9/20102				739			23,175
	4/23/20102				727			23,160
	5/7/20102				842			23,189
	5/21/20102				881			23,188
	6/4/20102				853			23,189
	6/18/20102				837			23,164
	7/2/20102				977			23,174
	7/16/20102				974			23,167
	7/30/20102				919			23,173
	8/11/20104				6,881			170,305
	8/13/20102				1,015			23,188

1.  Represents the potential 2010 TIP awards.  Actual amounts earned by the NEOs are reflected in the Summary Compensation Table.  More information on the 2010 TIP awards, including the applicable performance targets, is provided in the CD&A on pages 34 to 38.

2. As described in the CD&A on page 34, during 2010 our NEOs received payments of Salary Shares in compliance with the Treasury Rules.  As noted in the CD&A, 50% of these Salary Shares are subject to holding restrictions for 5 years from the date of grant.

3.  As described in the CD&A on page 39, in February 2010 our NEOs were awarded a grant of long term RSUs in compliance with the Treasury Rules.  These RSUs vest in full on the third anniversary of the grant date.

4.  As described in the CD&A on page 39, in August 2010 our NEOs were awarded a grant of long term RSUs.  These RSUs vest in full on the third anniversary of the grant date.

5.  Represents the grant date fair value of each award determined in accordance with FASB ASC Topic 718. All assumptions made in calculating the aggregate fair value are set forth in Note 20 of the Notes to the Consolidated Financial Statements, included in Item 8 of the Form 10-K for the fiscal year ended December 31, 2010.

Narrative Disclosure to the Grants of Plan-Based Awards Table

In addition to the material terms of grants described in the footnotes to the Grants of Plan-Based Awards table above, we wish to point out the following:

•	The exercise price and tax withholding obligations related to the exercise of all options may be paid by delivery of shares, subject to certain conditions.

•	With respect to stock awards, at the NEO’s election, we withhold a sufficient number of shares to satisfy the NEO’s mandatory minimum tax withholding obligations upon vesting.

•	The RSU awards granted in 2010 vest in full on the third anniversary of the grant date, and fully vest upon our change of control, as defined in the LNC COC Plan.

•
Options and stock awards are not transferable except by will or pursuant to the laws of descent and distribution, unless the Compensation Committee permits such a transfer.  The Compensation Committee has not permitted (nor historically permitted) a transfer with respect to any of the awards shown in the Grants of Plan-Based Awards table above.

•	The performance measures for the 2010 TIP awards are discussed above in the CD&A on pages 35 to 36.

•
The option and restricted stock unit awards are subject to four restrictive covenants in the form of non-competition, non-solicitation, non-disparagement, and non-disclosure provisions.  We have the right to “claw-back” an award—specifically, to demand that the NEO return the shares to us upon breach of one of the covenants.  The restrictive covenants and the “claw-back” right expire six months after an option exercise or payment of performance shares.  However, we will have the right to claw-back any vested shares if the NEO is terminated for “cause” at any time after a share vests (no expiration date).  The awards for our NEOs granted prior to June 30, 2010 contain additional clawback language in compliance with the requirements of the Treasury Rules, which provide in part for the rescission of awards wherein the distribution or accrual was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Any vested options may be exercised by the executive or his/her beneficiary (as applicable), until the earliest to occur of:

•	the expiration of the term of the option;
•	the first anniversary of the date the executive died or was disabled;
•	the fifth anniversary of the date the executive voluntarily left the company after attaining age 55 with five years of service; or
•	three months from the date the executive was involuntarily terminated for any reason other than for cause.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information with respect to unexercised options to purchase shares of our common stock, unvested stock awards and unvested equity incentive plan awards for each NEO as of December 31, 2010 on an award-by-award basis.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable1	Number of Securities Underlying Unexercised Options (#) Unexercisable1	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested2 (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)6	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)5	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)6
Dennis R. Glass	65,436			42.68	02/11/11	76,721	2,133,611	2,119	58,929
	89,974			42.68	02/11/11	80,785	2,246,631
	54,530			40.55	11/04/11	18,214	506,531
	109,060			43.82	02/10/12
	109,060			34.58	02/09/13
	109,060			44.26	11/24/13
	109,060			48.58	02/08/14
	272,650			45.73	02/13/15
	278,103			53.60	02/12/16
	213,130	106,564		52.76	02/07/18
Frederick J. Crawford	4,000			43.48	03/08/11	30,747	855,074	607	16,881
	5,000			52.10	03/14/12	29,754	827,459
	40,050			56.02	04/13/16	7,157	199,036
	52,326			70.66	02/22/17
	61,088	30,543		52.76	02/07/18
Robert W. Dineen	59,674			56.02	03/13/16	11,483	319,342	588	16,352
	48,511			70.66	02/22/17	24,367	677,646
	59,080	29,539		52.76	02/07/18	31,525	876,710
	2,371	27,919		16.24	05/14/19	1,435	39,907
Wilford H. Fuller	8,211	24,172		16.24	05/14/19	44,3543	1,233,485	1,391	38,684
						34,5964	962,115
						12,367	343,926
						29,622	823,788
						907	25,224
Mark E. Konen	25,446			42.68	02/11/11	14,630	406,,860	560	15,574
	16,359			42.68	02/11/11	33,035	918,703
	21,812			43.82	02/10/12	32,373	900,293
	16,359			34.58	02/09/13	6,884	191,444
	30,536			48.58	02/09/14
	40,352			45.73	02/14/15
	44,714			53.60	02/12/16
	44,140			70.66	02/22/17
	56,394	28,197		52.76	02/07/18
	2,998	35,308		16.24	05/14/19

1.  All of the exercisable options shown in the Options Exercisable column of the table with an expiration date prior to 2016 for Mr. Glass and Mr. Konen were former options to purchase common stock of Jefferson-Pilot that were converted into options to purchase our common stock on April 3, 2006, which are completely vested.  The amounts shown for Messrs. Dineen, Fuller and Konen for options expiring on 5/14/19 include the effect of forfeitures in compliance with the Treasury Rules for CPP participants.

The following table presents the vesting dates of the options in the column showing Unexercised Options that are Unexercisable based on expiration dates.

Options vesting in three equal annual installments
Expiration Dates	Vesting Begins
2/7/18	2/7/09
5/14/2019	5/14/2010

2.  These stock awards are RSUs that vest as follows:

•	Mr. Glass – 76,721 and 80,785, each granted in accordance with the Treasury Rules for CPP participants vest on 11/2/12 and 2/23/13 respectively; 18,214 vest on 8/11/13;
•	Mr. Crawford – 30,747 and 29,754, each granted in accordance with the Treasury Rules for CPP participants vest on 11/2/12 and 2/23/13, respectively; 7,157 vest on 8/11/13;
•
Mr. Dineen – 11,483 vest on 5/14/12, which includes the effect of forfeitures during 2009 and 2010 in compliance with the Treasury Rules for CPP participants; 24,367 and 31,525, each granted in accordance with the Treasury Rules for CPP participants vest on 11/2/12 and 2/23/13 respectively; and 1,435 vest on 8/11/13;

•
Mr. Fuller – 12,367 vest on 5/14/12, which includes the effect of forfeitures during 2010 in compliance with the Treasury Rules for CPP participants; 29,622 granted in accordance with the Treasury Rules for CPP participants vest on 2/23/13;  907 vest on 8/11/13;

•
Mr. Konen – 14,630 vest on 5/14/12, which includes the effect of forfeitures during 2009 and 2010 in compliance with the Treasury Rules for CPP participants; 33,035 and 32,373, each granted in accordance with the Treasury Rules for CPP participants vest on 11/2/12 and 2/23/13 respectively; and 6,884 vest on 8/11/13.

The stock awards include accrued but unpaid dividend equivalents credited in additional RSUs calculated at the normal dividend rate and settled in shares of our common stock only upon distribution of the vested award.

3.  These RSUs vest in three equal annual installments beginning on 2/23/10, and include accrued but unpaid dividend equivalents calculated at the normal dividend rate and credited in additional RSUs and settled in shares of our common stock only upon distribution of the vested award.

4.  These RSUs vest in full on the third anniversary of the grant date of 2/23/09, and include accrued but unpaid dividend equivalents calculated at the normal dividend rate and credited in additional RSUs and settled in shares of our common stock only upon distribution of the vested award.

5. Represent performance stock awards granted in connection with the 2008-2010 performance cycle.  Since our 2010 performance was below the threshold performance measures, these awards are shown at threshold, plus accrued but unpaid dividend equivalents calculated at the normal dividend rate.  In February 2011, the Compensation Committee confirmed that the performance goals for the 2008-2010 the performance cycle were not satisfied, accordingly, no awards were paid out for the 2008-2010 performance cycle.

6.  For LNC stock, this represents the product of the shares and the closing price of our common stock as reported on the composite tape of the NYSE on December 31, 2010, or $27.81.

Option Exercises and Stock Vested

The table below provides information regarding the option exercises and stock awards that have vested for each of the NEOs during the 2010 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Aggregate Value Realized on Exercise ($)	Number of Shares Acquired on Vesting1 (#)	Aggregate Value Realized on Vesting2 ($)
Dennis R. Glass	--	--	52,057	1,385,709
Frederick J. Crawford	--	--	5,962	153,078
Robert W. Dineen	--	--	7,001	183,938
Wilford H. Fuller	--	--	22,152	584,807
Mark E. Konen	--	--	5,307	136,253

1.  Includes shares acquired upon vesting of restricted stock awards for:

•	Mr. Glass vesting on March 8, 2010;
•	Mr. Dineen on May 7, 2010;
•	Mr. Fuller on March 5, 2010; and
•	Messrs. Glass, Crawford, Dineen and Konen on August 2, 2010.

2. Represents the product of the shares vested and the average of the high and low prices for our common stock as reported on the composite tape of the NYSE on date prior to vesting, which for March 4, 2010 was $26.40, for March 5, 2010 was $26.82, for May 6, 2010 was $27.54, and for July 30, 2010 was $25.68, respectively.

 Pension Benefits

Retirement Plans

In 2007, we converted our retirement program from a defined benefit to a defined contribution design.  Effective as of December 31, 2007, benefit accruals ceased (i.e., were “frozen”) under both the Lincoln National Corporation Employees’ Retirement Plan (the “LNC Retirement Plan”), in which Messrs. Crawford and Dineen participate, and the Jefferson-Pilot Corporation Employees’ Retirement Plan (the “Jefferson-Pilot Retirement Plan”), in which Messrs. Glass and Konen participate.  We also maintain the Lincoln National Corporation Employees’ Savings and Retirement Plan (the “401(k) Plan”) and the DC SERP, in which our NEOs, in general, participate.

The LNC Retirement Plan was converted from a traditional final average pay formula plan into an account-based plan, referred to as a “cash balance” plan, effective January 1, 2002.  The Jefferson-Pilot Retirement Plan is a traditional final average pay formula plan.

Although frozen, interest credits based on the U.S. Treasury bond rates are set once each calendar quarter and will continue to be credited with respect to frozen LNC Retirement Plan cash balance accounts.  Accrued benefits under the final average pay formulas of the LNC Retirement Plan and the Jefferson-Pilot Retirement Plan will continue to “grow” as the result of participants aging and being credited with additional years of vesting service for purposes of applying early retirement reduction factors.

Effective December 31, 2010, the LNC Retirement Plan and the Jefferson-Pilot Retirement Plan were merged to form a new plan named the Lincoln National Corporation Retirement Plan for Employees Hired Prior to January 1, 2008.  The merger had no affect on benefits promised to participants or beneficiaries under either plan.

Excess Retirement Plan

The Lincoln National Corporation Excess Retirement Plan (the “Excess Plan”) paid or “restored” benefits that would have been paid under the Jefferson-Pilot or the LNC Retirement Plans described above if certain limits did not exist under Sections 401(a) and 415 of the Internal Revenue Code of 1986, as amended (the “IRS limits”).  The Excess Plan calculated benefits using the same formula as the qualified retirement plans that it “restored,” but without the imposition of IRS limits.  The amount of the qualified retirement benefit payment is then deducted from, or offset against, the benefit calculated under the Excess Plan.

The Excess Plan was also “frozen” effective as of December 31, 2007.  The present value of the “frozen” accrued benefit under the Excess Plan for each of our NEOs is set forth in the Pension Benefits table below.  No enhancements to benefits payable under the Excess Plan are provided in the event of our change of control on or after January 1, 2008.

The table below provides information on the tax-qualified and non-tax-qualified defined benefit pension benefits for each of the NEOs by plan for 2010.

Pension Benefits

Name	Plan Name	Number of Years Credited Service1 (#)	Present Value of Accumulated Benefit2,3,4 ($)	Payments During Last Fiscal Year ($)
Dennis R. Glass	Jefferson-Pilot Retirement Plan	13	418,928	--
	LNC Excess Retirement Plan	13	1,455,704	--
Frederick J. Crawford	LNC Retirement Plan	7	85,535	--
	LNC Excess Retirement Plan	7	227,796	--
Robert W. Dineen	LNC Retirement Plan	6	83,343	--
	LNC Excess Retirement Plan	6	433,356	--
Wilford H. Fuller		N/A	N/A	N/A

Mark E. Konen	Jefferson-Pilot Retirement Plan	12	227,612	--
	LNC Excess Retirement Plan	12	203,271	--

1. As a result of freezing the plans, no additional benefits accrue under these plans after December 31, 2007.

2. The amounts shown for LNC Retirement Plan and LNC Excess Retirement Plan reflect the present value of the December 31, 2010 cash balance account projected to age 65 at the assumed interest crediting rate of 4.25%.

3.  Values for the Jefferson-Pilot Retirement Plan reflect the present value of the lump sum payable at age 65 (converted using a discount rate of 6% and the IRS prescribed 417e(3) mortality table for 2013).

4.  Except as noted above, all present values were determined using the same interest rate and mortality assumptions as those used for financial reporting purposes.  Those assumptions are incorporated herein by reference to Note 18 of the Notes to our Consolidated Financial Statements included in Item 8 of the Form 10-K for the fiscal year ended December 31, 2010.

Nonqualified Deferred Compensation

  We have adopted the DC SERP, which is a nonqualified plan that permits NEOs, as well as other officers, to defer amounts of salary and annual incentive bonus that cannot be deferred under our tax-qualified 401(k) Plan due to limits under the Internal Revenue Code (the “IRC”).

The amount of eligible compensation (base salary and annual incentive bonus) employees may elect to contribute to our 401(k) Plan is subject to annual plan and IRS limits.  During 2010, we contributed to the 401(k) Plan: a basic matching contribution on the first 6% of eligible compensation contributed, at a rate of one dollar for each dollar contributed; a “core contribution” of 4% of eligible compensation; and, for certain employees based on age and years of service as of December 31, 2007, a “transition contribution” from 0.2% to 8% of eligible compensation.  Any amounts of these “core” and/or “transition” contributions that cannot be contributed to the 401(k) Plan due to plan and/or IRS limits will be contributed to the DC SERP.

For all NEOs (except Mr. Glass), an additional contribution—a “special executive credit” as a percentage of “Total Pay”—was made to the DC SERP in 2010.  For the purpose of determining the special executive credit, “Total Pay” under the DC SERP means base salary and annual incentive bonus paid during the fiscal year.  For each NEO, the special executive credit is calculated annually as follows: 15% of Total Pay, expressed as a percentage, offset by the total of: (a) the executive officer’s maximum basic matching contribution opportunity (6%); plus (b) core contributions (4%); plus (c) transition contributions, if any, (0.2%-8%) as determined under the 401(k) Plan and the DC SERP, each expressed as a percentage.  Mr. Glass did not receive a special executive credit in 2010 because he received a transition credit in excess of 5% under the 401(k) Plan.  Typically, special executive credits are calculated and credited to the DC SERP by March of the following year.  Effective 2018, the special executive credit will equal 5% of Total Pay for each executive officer as a result of the expiration of the transition contributions.  In 2010, the special executive credits for our NEOs, expressed as a percentage of Total Pay were: Mr. Crawford—5%; and Mr. Konen—1.6%; Mr. Dineen—5%; and Mr. Fuller—5%.

Special executive credits will vest on the earlier of five years after becoming eligible to receive special executive credits under the Plan, death, eligibility for long-term disability benefits under a company-sponsored plan, or attainment of age 62.  However, executive officers as of January 1, 2008, including Messrs. Glass, Crawford, Dineen and Konen, were immediately vested in their special executive credits.

Under the terms of the DC SERP, we agree to pay out amounts based upon the aggregate performance of the investment measures selected by the participant.  Plan participants may select from a menu of “phantom” investment options used as investment measures for calculating the investment return notionally credited to their deferrals.  These are the same investment options that are available under the 401(k) Plan.  Amounts deferred and contributed under the DC SERP are credited to “notional” (or bookkeeping) accounts, and are subsequently credited with earnings or losses mirroring the performance of the 401(k) Plan’s available investment options.  All matching contributions are initially invested in the same investment options that the participant has elected for salary and bonus deferrals and are credited with notional earnings or losses.  Participants may at any time change their investment elections or, subject to our Insider Trading and Confidentiality Policy, transfer funds between notional investments.  Executive officers, including all NEOs, may only change an investment election with respect to the LNC stock unit fund during permitted trading “window” periods, which generally occur quarterly.  Actual shares of our common stock will be issued in settlement of these stock units when amounts credited to the LNC stock unit fund are actually paid to the participants.  Before settlement, no voting rights or other rights of any kind associated with ownership of our common stock inure to the participants.  The DC SERP is an unfunded plan and represents an unfunded promise to pay the benefits credited to each participant.

The DC SERP allows participants to maintain up to three (3) different DC SERP accounts: any combination of a “termination year” account and/or specific “flexible distribution year” accounts.  Distribution elections must indicate the payment form (i.e., lump sum or annual installments), and may additionally delay the timing of the payment of an account if a valid deferral election is made in compliance with applicable tax regulations.  Participants will generally have two distribution election options for each account—an “initial” election and a “secondary” election.  If a participant does not submit an initial distribution election by the applicable administrative deadline, the participant is deemed to have made an initial election based on the default distribution rules for their particular accounts.  For both termination year and flexible distribution year accounts, the default payment form is a lump sum and the default distribution date is the account valuation date.  The valuation date for a termination year account is the first day of the month that is thirteen (13) full months following the participant’s separation from service (with payment to be made as soon as administratively practical, but not more than 90 days after the valuation date).  The valuation date for flexible distribution year accounts—accounts that pay out in a designated year (e.g., 2015)—is February 5th of the applicable year (e.g., February 5, 2015), with payment to be made as soon as administratively practical, but not more than 90 days after the valuation date.  Participants may also have the opportunity to make secondary or “re-deferral” elections.  Participants who make secondary elections are required to delay payment (per the initial election) by a minimum of five years.  Secondary elections may also, but are not required to, change the form of distribution (from lump sum to installment, or vice-versa).  No distribution election is effective for at least 12 months from the date it is made.

The table below provides information regarding each NEO’s deferrals and our contributions to the DC SERP on behalf of each NEO during 2010, as well as each NEO’s aggregate balance under the DC SERP as of December 31, 2010.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY1 ($) (a)	LNC Contributions in Last FY2 ($) (b)	Aggregate Earnings in Last FY ($) (c)	Aggregate Withdrawals/ Distributions ($) (d)	Aggregate Balance Last FYE3 ($) (e)
Dennis R. Glass	141,218	333,180	630,099	546,884	14,098,833
Frederick J. Crawford	--	62,231	118,384	--	1,796,150
Robert W. Dineen	82,712	159,566	253,676	9,316	3,485,892
Wilford H. Fuller	24,602	55,025	120,618	--	120,618
Mark E. Konen	58,777	108,418	263,282	--	2,499,915

1. Amounts shown reflect deferral of a portion of salary for 2010, which is included as Salary for Year 2010 in the Summary Compensation Table and deferral of a portion of the AIP bonus paid in 2010 relating to 2009 performance, which was included as Non-Equity Plan Compensation for Year 2009 in the Summary Compensation Table, as follows:

Name	Salary ($)	2009 AIP ($)
Dennis R. Glass	61,506	79,712
Frederick J. Crawford	--	--
Robert W. Dineen	25,832	56,880
Wilford H. Fuller	24,602	--
Mark E. Konen	31,829	26,948

2.  Amounts shown reflect our matching contribution above applicable Internal Revenue Code limits into this Plan during 2009, some of which were included in the All Other Compensation for 2009 in the Summary Compensation Table but paid in 2010.  These amounts are described in footnote 5 to the Summary Compensation Table.

3.  In addition to the amounts set forth in footnote 1 above, amounts disclosed in this column (other than earnings (losses) on deferred compensation) that were previously reported in prior years’ Summary Compensation Tables to the extent the NEO was our NEO at such prior time are as follows:  for Mr. Glass $499,529; for Mr. Crawford $350,784; for Mr. Dineen $258,245; for Mr. Fuller $20,308; and for Mr. Konen $196,105.

Potential Payments Upon Termination or Change of Control

The narrative below describes the various termination and change of control arrangements applicable to our NEOs at December 31, 2010 that are not available to all employees on a non-discriminatory basis.  The narrative is followed by tables showing potential payments each NEO would have received in the event of their termination (voluntary or involuntary, depending on the circumstances) or our change of control occurring on December 31, 2010.

Change of Control Arrangements

All of our senior executives, including our NEOs, are eligible to participate in the LNC COC Plan.  Each NEO becomes eligible for benefits under the LNC COC Plan, if, in anticipation of or within two years after our change of control: (i) we, or a successor entity, terminate the executive’s employment for any reason other than “cause” (defined as conviction of a felony, fraudulent or willful misconduct by the executive that is materially and demonstrably injurious to our business or reputation, or the willful and continued failure of the executive to perform his or her duties, despite warning notices), death or disability; or (ii) the executive terminates employment for “good reason” (defined as a “material and adverse” change in the executive’s responsibilities or a reduction in salary or target annual incentive bonus opportunity or our failure to provide compensation and benefits materially similar to those offered in the past – with the exception of broad-based changes to our benefit plans that affect a significant portion of our employees).

If the conditions for payment under the LNC COC Plan are satisfied, a cash payment is paid to the executive based on a multiple of “annual base salary” and “target bonus.”  For purposes of the LNC COC Plan, “annual base salary” means the highest annual rate of salary during the 12-month period immediately preceding the date of termination of employment, and “target bonus” means the higher of: (i) the target set for annual incentive bonus under the ICP during the calendar year in which the participating executive was terminated; or (ii) the target set in the year in which the change of control occurred.  The amount of cash payment payable under the LNC COC Plan is determined as follows:

Chief Executive Officer	3 times the annual base salary	Plus	3 times the target bonus
All Other Participating Executives (including our other NEOs)	2 times the annual base salary	Plus	2 times the target bonus

In addition to the cash payment described above, the following additional benefits and benefit enhancements would be paid to our NEOs under the LNC COC Plan:

•
Reimbursement of premiums paid by the NEO for the continuation of coverage under our welfare benefit plans in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)(for a maximum of 18 months);

•
For purposes of determining eligibility for retiree medical and dental coverage, additional credited service equal to the period that severance pay would be payable to the NEO under our broad-based employees’ severance plan;

•
Vesting of AIP, TIP and LTI awards for each completed performance period, with vesting for open performance periods paid at target but pro-rated to reflect the date on which the termination occurred during the performance period in progress (the Compensation Committee has discretion under the ICP to fully vest awards);

•	Immediate and 100% vesting of restricted stock, RSUs and stock options; and

•
Reimbursement of the cost of outplacement services, up to a maximum of 15% of the participating executive’s highest rate of annual base salary during the 12-month period immediately preceding the date of termination of employment.

NEOs receiving benefits under the LNC COC Plan may also be entitled to an after-tax payment, or “gross-up,” to cover any excise tax on amounts deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”).  The gross-up would be a lump sum payment in an amount sufficient, after the payment of all taxes on the lump-sum payment itself, to pay the excise tax (and related assessments, if any) applicable to the executive.  The amount of the cash payment will be automatically reduced to the Section 280G limit if it would exceed that limit by no more than 10%.  For purposes of the excise taxes and gross-ups in the tables below, we have assumed an NEO’s income is taxed at the highest federal and applicable state marginal income tax rates and all options are deemed exercised upon the trigger event.

Executives participating in the LNC COC Plan may be eligible to receive payments under the Lincoln National Corporation Severance Pay Plan or other severance arrangements (as described below). However, any payments made to executives under those plans shall reduce, on a dollar-for-dollar basis, the amount of any cash payment due to such executive under the LNC COC Plan.

The LNC COC Plan also contains non-disparagement and confidentiality obligations as a condition to the receipt of any payments or benefits under the LNC COC Plan.  Additionally, the LNC COC Plan contains a non-solicitation obligation for a period of two years following the date of termination of the executive’s employment.

Change of Control Features of Other Plans and Programs

Notwithstanding the benefits provided under the LNC COC Plan, options to purchase shares of our common stock, restricted stock and RSUs all vest and become either immediately exercisable or non-forfeitable upon our change of control.  In addition, the Compensation Committee has the discretion to determine whether outstanding LTI awards (performance shares and performance options) will be paid in shares immediately upon our change of control, including the discretion as to whether to pay at target or maximum.

In addition, we sponsor the Severance Plan for Officers of Lincoln National Corporation (Amended and Restated Effective as of January 1, 2010) (the “Officers’ Severance Plan”), which provides for 52 weeks of severance benefits to our executive officers, including our NEOs, as well as a lump-sum severance stipend of $200/week for each week of the severance period. Executive officers are paid in a lump sum no earlier than the first day of the month that is six months after the date the officer’s job was eliminated.

In order to qualify for benefits under the Officers’ Severance Plan, each affected officer must sign our standard form of agreement, waiver and release of claims that includes a non-compete provision, among other conditions.  Any amounts payable to such executives under the Lincoln National Corporation Severance Pay Plan would offset or reduce, on a dollar-for-dollar basis, any amounts that would otherwise be payable under the Officers’ Severance Plan.  Also, any payments made under the Officers’ Severance Plan would offset, or reduce, on a dollar-for-dollar basis, any payments to an executive under the LNC COC Plan.

We also maintain the Lincoln National Corporation Severance Pay Plan, which is our broad-based severance plan available to all employees on an equal basis, with eligibility for benefits triggered by job elimination or job restructuring.  As stated above, any payments made under this plan would reduce or offset, on a dollar-for-dollar basis, any payment made to an executive under the Officers’ Severance Plan or the LNC COC Plan.

Upon our change of control, executives will receive the following benefit enhancements under the DC SERP:

•	Any unvested Opening Balance account balances, as discussed further below, and special executive credits will immediately vest.

•
For executives who are eligible for benefits under the LNC COC Plan as of the date of our change of control and who separate from service within two (2) years after such change of control, an additional two (or three in the case of our Chief Executive Officer) years worth of core contributions, transition contributions, matching contributions, and special executive credits will be credited in an amount determined as of the executive’s separation from service date.

•	An additional two (or three in the case of our Chief Executive Officer) years of vesting service will be credited if the executive has a shortfall balance account.

Potential Payment Tables

The tables below reflect potential payments to each NEO in the event of termination of the NEO’s employment as a result of:

•	voluntary termination/early retirement (if applicable);
•	involuntary not-for-cause termination;
•	for cause termination;
•	termination following our change of control; and
•	death or disability.

The tables assume that all Retirement Plan, Excess Retirement Plan and DC SERP benefits are paid in a lump sum.  Retirement Plan and Excess Plan benefits are payable either as lump sum or as annuities.  The DC SERP set forth in the tables are payable as either lump sums or as 5, 10, 15 or 20 annual installments.  Under the DC SERP, amounts for the Opening Balance and Shortfall Balance, which represent contributions to the DC SERP upon the freezing of our defined benefit pension plans and the conversion of our prior supplemental retirement plans at the end of 2007, are shown unless these amounts are fully vested as of December 31, 2010.  For Messrs. Glass, Dineen and Konen, the amounts for the Opening Balance under the DC SERP were fully vested as of that date and therefore are fully payable and unaffected by the various termination scenarios.

The amounts shown below assume that such termination was effective as of December 31, 2010, and are, therefore, estimates of the amounts that would be paid out to the NEOs upon their termination.  The amounts actually paid upon termination will differ from these estimates.  The estimates constitute forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  Additional assumptions are described in footnotes to the tables.

In tables below, for all NEOs, long-term incentive compensation, as applicable, reflects:

•
Stock Options—the aggregate dollar value of the difference between the exercise price of the options and the closing price of our common stock on December 31, 2010 ($27.81) for those stock options with an exercise price below $27.81.

•
Equity Incentive Plan awards—the aggregate value of the LTI awards for which the NEO had elected shares multiplied by the closing price of our stock on December 31, 2010.  We used the actual payouts for the 2008-2010 performance cycle (which were zero) and a payout at target for the 2009-2011 performance cycle.  In addition, under all trigger events except change of control, the LTI awards are not payable until the end of the actual performance cycle and would be paid pro rata if the performance goals are satisfied.  The effect of a change of control is discussed above beginning on page 56.

•
Non-equity Incentive Plan awards—the aggregate value of the LTI awards which provide for cash payments, including the 2009-2011 performance cycle which assumes payouts at target, if applicable, using the same assumptions stated above for equity incentive plan awards.

For more information about the acceleration of vesting, see “Narrative Disclosure to the Grants of Plan-Based Awards Table” on page 49.  The tables exclude benefits, such as, accrued vacation pay, distributions from our 401(k) Plan, disability benefits and life insurance benefits equal to one times salary, that all employees would be eligible to receive on the same basis.

Dennis R. Glass

The following table shows the potential payments upon termination or our change of control for Dennis R. Glass, our President and CEO.

	Trigger Events
Benefits and Payments	Voluntary Termination/ Early Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary Termination After Change-in-Control ($)	Disability ($)	Death ($)
Annual Incentive Compensation (AIP)	--	--	--	1,253,655	1,253,655	1,253,655
Long-Term Incentive Compensation1,:
Restricted Stock	1,536,213	1,536,213	--	4,886,790	4,886,790	4,886,790
Equity Incentive Plan Awards	--	--	--	--	__	--
Non-Equity Incentive Plan Awards	777,778	777,778	--	777,778	777,778	777,778
Benefits & Perquisites:
Retirement Plan2	557,262	557,262	557,262	557,262	727,807	297,490
Excess Retirement Plan2	1,936,392	1,936,392	1,936,392	1,936,392	2,459,302	1,033,729
DC SERP3	1,278,139	1,278,139	1,278,139	2,717,239	1,278,139	1,278,139
Shortfall Balance4	3,853,148	3,853,148	3,853,148	6,204,747	6,204,747	6,204,747
Miscellaneous Payments5	--	10,400	--	160,350	--	--
Cash Severance	--	1,025,000	--	9,315,530	--	--
Excise Tax Gross-up	--	--	--	5,492,501	--	--
Total	9,938,932	10,974,332	7,624,941	33,302,244	17,588,218	15,732,328

1.
As of December 31, 2010, all stock options held by Mr. Glass had an exercise price in excess of the December 31, 2010 closing price of our stock, or $27.81, and therefore no options would be exercisable on that date.

2.
Amounts shown for the Retirement and Excess Retirement Plans reflect the lump sum value of monthly benefits of $3,756 and $13,052, respectively, payable at age 65 as single life annuities.  The lump sum value was determined using the October 2009 segment rates reflecting phase-in for 2009 and the IRC 417(e)(3) Applicable Mortality Table for 2010.  Upon Disability, Mr. Glass receives a temporary annuity (payable until age 65) equal to a percentage of base pay at disability (30% plus 0.5% per year of service) from the Retirement and Excess Retirement Plans. In addition, Mr. Glass receives a lump sum benefit at age 65 based on the benefit amounts described above (based on a fully phased-in December 2010 segments rates and the IRC 417(e)(3) Applicable Mortality Table for 2013).  Upon Death, Mr. Glass’s beneficiary receives 50% of the Retirement and Excess Plan benefits that would have been payable to Mr. Glass had he retired, unreduced for early commencement, payable at December 31, 2010 as a single life annuity.

3.
Values for the DC SERP reflect the entire vested account balance (employee plus employer).  Upon Involuntary Termination after “Change of Control,” Mr. Glass receives an additional three years of DC SERP employer contributions under the DC SERP provisions (15.6% annual contributions) based on his rate of pay and target bonus percentage in effect at the date of termination.

4.
As of December 31, 2010, Mr. Glass was 62.1% vested in the Shortfall Balance which is reflected in the amounts shown.  Upon death or disability, Mr. Glass becomes fully vested in the Shortfall Balance.  As of January 1, 2011, Mr. Glass was 82.8% vested in the Shortfall balance.

5.
Amounts shown under Involuntary Not for Cause Termination reflect a cash stipend provided over the severance period.  Amounts shown under Involuntary Termination after Change-in-Control reflect amounts for outplacement, financial planning and tax preparation services under the LNC COC Plan.

Frederick J. Crawford

The following table shows the potential payments upon termination or our change of control for Frederick J. Crawford, our Executive Vice President, Corporate Development and Investments, who was our CFO during 2010.

	Trigger Events
Benefits and Payments	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary Termination After Change-in-Control ($)	Disability ($)	Death ($)
Annual Incentive Compensation (AIP)	--	--	--	351,651	351,651	351,651
Long-Term Incentive Compensation1:
Restricted Stock	--	594,279	--	1,881,558	1,881,558	1,881,558
Equity Incentive Plan Awards	--	--	--	--	--	--
Non-Equity Incentive Plan Awards	--	222,927	--	222,927	222,927	222,927
Benefits & Perquisites:
Retirement Plan2	105,582	105,582	105,582	105,582	105,582	105,582
Excess Retirement Plan2	281,188	281,188	281,188	281,188	281,188	281,188
DC SERP3	946,676	989,588	946,676	1,318,921	989,588	989,588
Opening Balance4	--	110,658	--	110,658	110,658	110,658
Shortfall Balance5	--	--	--	--	738,814	738,814
Miscellaneous Payments6	--	10,400	--	85,013	--	--
Cash Severance7	--	522,750	--	2,195,550	--	--
Total	1,333,446	2,837,372	1,333,446	6,553,047	4,681,966	4,681,966

1.
As of December 31, 2010, all stock options held by Mr. Crawford had an exercise price in excess of the December 31, 2010 closing price of our stock, or $27.81, and therefore no options would be exercisable on that date.

2.
Amounts shown for the Retirement and Excess Retirement Plans reflect the “cash balance” account values at December 31, 2010.  Upon Death, Mr. Crawford’s beneficiary receives a single sum distribution equal to the December 31, 2010 cash balance in the account under the Retirement and Excess Retirement Plans.  Upon Involuntary Termination after “Change of Control,” Mr. Crawford receives an additional two years of DC SERP employer contributions under the DC SERP provisions (15% annual contributions) based on his rate of pay and target bonus percentage in effect at the date of termination.

3.
Values for the DC SERP reflect the entire account balance (employee plus employer balances), including the Special Executive Credits made in 2010 of $42,912 under some termination scenarios. The Special Executive Credits earned during 2010 are not payable if Mr. Crawford voluntarily terminated or was involuntarily terminated for cause as of December 31, 2010.

4.	The Opening Balance is immediately vested upon Disability, Death or Involuntary Not for Cause Termination. As of December 31, 2010 Mr. Crawford was 0% vested in the Opening Balance.
5.	The Shortfall Balance is immediately vested upon Disability or Death. As of December 31, 2010, Mr. Crawford was 0% vested in the Shortfall Balance.
6.
Amounts shown under Involuntary Not for Cause Termination reflect a cash stipend provided over the severance period.  Amounts shown under Involuntary Termination after Change-in-Control reflect amounts for outplacement, financial planning and tax preparation services under the LNC COC Plan.

7.	See “Change of Control Arrangements” on beginning page 56. No gross-up payment was triggered under this analysis.

Robert W. Dineen

The following table shows the potential payments upon termination or our change of control for Robert W. Dineen, the President of Lincoln Financial Network.

	Trigger Events
Benefits and Payments	Voluntary Termination/ Early Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary Termination After Change-in-Control ($)	Disability ($)	Death ($)
Annual Incentive Compensation (AIP)	--	--	--	688,857	688,857	688,857
Long-Term Incentive Compensation:
Stock Options	94,834	94,834	--	323,027	323,027	323,027
Restricted Stock	692,337	692,337	--	1,913,335	1,913,335	1,913,335
Equity Incentive Plan Awards	--	--	--	--	--	--
Non-Equity Incentive Plan Awards	215,600	215,600	--	215,600	215,600	215,600
Benefits & Perquisites:
Retirement Plan1	87,066	87,066	87,066	87,066	87,066	87,066
Excess Retirement Plan1	452,715	452,715	452,715	452,715	452,715	452,715
DC SERP2	1,536,274	1,605,201	1,536,274	2,071,433	1,605,201	1,605,201
Shortfall Balance3	1,095,040	1,095,040	1,095,040	1,763,350	1,763,350	1,763,350
Miscellaneous Payments4	--	10,400	--	71,175	--	--
Cash Severance5	--	430,500	--	3,108,210	--	--
Total	4,173,866	4,683,693	3,171,095	10,694,768	7,049,151	7,049,151

1.
Amounts shown for the Retirement and Excess Retirement Plans reflect the “cash balance” account values at December 31, 2010.  Upon Death, Mr. Dineen’s beneficiary receives a single sum distribution equal to the December 31, 2010 cash balance in the account under the Retirement and Excess Retirement Plans.

2.
Values for the DC SERP reflect the entire account balance (employee plus employer balances), including the Special Executive Credits made in 2010 of $68,927 under some termination scenarios.  The Special Executive Credits earned during 2010 are not payable if Mr. Dineen voluntarily terminated or was involuntarily terminated for cause as of December 31, 2010.  Upon Involuntary Termination after “Change of Control,” Mr. Dineen receives an additional two years of DC SERP employer contributions under the DC SERP provisions (15% annual contributions) based on his rate of pay and target bonus percentage in effect at the date of termination.

3.
As of December 31, 2010, Mr. Dineen was 62.1% vested in the Shortfall Balance which is reflected in the amounts shown.  Upon Involuntary Termination after Change-in-Control, Death or Disability, Mr. Dineen becomes fully vested in the Shortfall Balance.  As of January 1, 2011,

Mr. Dineen was 82.8% vested in the Shortfall balance.
4.
Amounts shown under Involuntary Not for Cause Termination reflect a cash stipend provided over the severance period.  Amounts shown under Involuntary Termination after Change-in-Control reflect amounts for outplacement, financial planning and tax preparation services under the LNC COC Plan.

5.	See “Change of Control Arrangements” on beginning page 56. No gross-up payment was triggered under this analysis.

Wilford H. Fuller

The following table shows the potential payments upon termination or our change of control for Wilford H. Fuller, President of Lincoln Financial Distributors.

	Trigger Events
Benefits and Payments	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary Termination After Change-in-Control ($)	Disability ($)	Death ($)
Annual Incentive Compensation (AIP)	--	--	--	592,133	592,133	592,133
Long-Term Incentive Compensation:
Stock Options	--	82,097	--	279,669	279,669	279,669
Restricted Stock	--	1,656,760	--	2,977,386	2,977,386	2,977,386
Equity Incentive Plan Awards	--	--	--	--	--	--
Non-Equity Incentive Plan Awards	--	186,667	--	186,667	186,667	186,667
Benefits & Perquisites:
DC SERP1	84,196	84,196	84,196	573,240	142,740	142,740
Miscellaneous Payments2	--	10,400	--	68,100	--	--
Cash Severance3	--	410,000	--	2,870,000	--	--
Total	84,196	2,430,120	84,196	7,547,195	4,178,595	4,178,595

1.
Values for the DC SERP reflect the entire account balance (employee plus employer balances), including the Special Executive Credits made in 2010 of $22,122 under some termination scenarios. The Special Executive Credits earned during 2010 are not payable if Mr. Fuller voluntarily terminated or was involuntarily terminated for cause as of December 31, 2010.  Upon Involuntary Termination after “Change of Control,” Mr. Fuller receives an additional two years of DC SERP employer contributions under the DC SERP provisions (15% annual contributions) based on his rate of pay and target bonus percentage in effect at the date of termination.

2.
Amounts shown under Involuntary Not for Cause Termination reflect a cash stipend provided over the severance period.  Amounts shown under Involuntary Termination after Change-in-Control reflect amounts for outplacement, financial planning, and tax preparation services under the LNC COC Plan.

3.	See “Change of Control Arrangements” on beginning page 56. No gross-up payment was triggered under this analysis.

Mark E. Konen

The following table shows the potential payments upon termination or our change of control for Mark E. Konen, President of Insurance and Retirement Solutions.

	Trigger Events
Benefits and Payments	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary Termination After Change-in-Control ($)	Disability ($)	Death ($)
Annual Incentive Compensation (AIP)	--	--	--	324,628	324,628	324,628
Long-Term Incentive Compensation:
Stock Options	--	119,931	--	408,513	408,513	408,513
Restricted Stock		859,964		2,417,305	2,417,305	2,417,305
Equity Incentive Plan Awards	--	--	--	--	--	--
Non-Equity Incentive Awards	--	272,654	--	272,654	272,654	272,654
Benefits & Perquisites:
Retirement Plan1	501,390	501,390	501,390	501,390	1,029,419	232,374
Excess Retirement Plan1	447,772	447,772	447,772	447,772	992,295	207,524
DC SERP2	937,794	953,468	937,794	1,329,018	953,468	953,468
Miscellaneous Payments3	--	10,400	--	86,166	--	--
Cash Severance4	--	530,000	--	2,503,665	--	--
Total	1,886,956	3,695,578	1,886,956	8,291,111	6,398,282	4,816,466

1.
Amounts shown for the Retirement and Excess Retirement Plans reflect the lump sum value of monthly benefits of $3,380 and $3,018, respectively, payable at age 65 as single life annuities.  The lump sum value was determined using the October 2009 segment rates reflecting phase-in for 2010 and the IRC 417(e)(3) Applicable Mortality Table for 2010.  Upon Disability, Mr. Konen receives a temporary annuity (payable until age 65) equal to a percentage of base pay at disability (30% plus 0.5% per year of service) from the Retirement and Excess

Retirement Plans. In addition, Mr. Konen receives a lump sum benefit at age 65 based on the benefit amounts described above (based on a fully phased-in December 2010 segment rates and the IRC 417(e)(3) Applicable Mortality Table for 2013).  Upon Death, Mr. Konen’s beneficiary receives 50% of the Retirement and Excess Plan benefits that would have been payable to Mr. Konen had he retired, unreduced for early commencement, payable at December 31, 2009 as a single life annuity.
2.  Values for the DC SERP reflect the entire vested account balance (employee plus employer balances), including the Special Executive Credits made in 2010 of $15,674 under some termination scenarios. The Special Executive Credits earned during 2010 are not payable if Mr. Konen voluntarily terminated or was involuntarily terminated for cause as of December 31, 2010.
3.
Amounts shown under Involuntary Not for Cause Termination reflect a cash stipend provided over the severance period.  Amounts shown under Involuntary Termination after Change-in-Control reflect amounts for outplacement, financial planning, and tax preparation services under the LNC COC Plan.

4.	See “Change of Control Arrangements” on beginning page 56. No gross-up payment was triggered under this analysis.

ITEM 4 – ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, shareholders may vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that our compensation policies and procedures strongly align the interests of our executives and our shareholders.  We believe that our culture focuses executives on prudent risk management and appropriately awards them for performance.  Our compensation policies and procedures are described in detail on pages 24 to 63 of this proxy statement.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of executives of the Company, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation, together with the accompanying narrative disclosure, in this proxy statement.”

Because your vote on this proposal is advisory, it will not be binding on the Company, the Compensation Committee or the Board.  However the Compensation Committee and the Board will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the approval of our Executive Compensation.

ITEM 5 – ADVISORY PROPOSAL ON THE FREQUENCY
OF FUTURE ADVISORY PROPOSALS ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers.  You may vote on whether you prefer an advisory vote every one, two or three years.  You may also choose to abstain from voting on the matter.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our shareholders, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating this recommendation, the Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.  The Board’s determination was based on the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis and the Board believes that investor sentiment should be a factor taken into consideration by the Compensation Committee as part of that process.

“Resolved, that the shareholders be requested to recommend, in an advisory vote, whether an advisory shareholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

Note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal.  Instead, each proxy card provides four choices with respect to this proposal: a one, two or three year frequency or shareholders may abstain from voting on the proposal.  Because this vote is advisory and not binding, the Board may decide that it is in the best interests of the shareholders and the Company to hold an advisory vote on executive compensation at a frequency other than the option selected by the shareholders.

The Board of Directors recommends a vote for a ONE-YEAR frequency for the future advisory votes on executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Eric G. Johnson, Michael F. Mee and Patrick S. Pittard served on the Compensation Committee during 2010.  No member of the Compensation Committee had an “interlock” reportable under Item 407(e)(4) of Regulation S-K under the Exchange Act, and no member was an employee, officer or former officer of us or our subsidiaries.

RELATED PARTY TRANSACTIONS

The Corporate Governance Committee of our Board of Directors adopted a written policy for the review, approval or ratification of transactions with related parties.  The policy applies to any transaction or proposed transaction that we determine would be required to be publicly disclosed as a transaction or proposed transaction with a “related person” pursuant to Item 404(a) of Regulation S-K of the Exchange Act, and requires that the Corporate Governance Committee (or the full Board) pre-approve or ratify such transactions.  In approving or ratifying any transaction or proposed transaction, the Committee must determine that the transaction is fair and reasonable to us and otherwise complies with our policy on conflicts of interests.  The Corporate Governance Committee is not required by this policy to obtain a fairness opinion or other third party support regarding the fairness of the transaction, but may determine to do so in its discretion.  If a transaction is subject to ratification by the Corporate Governance Committee and the Committee does not ratify the transaction, we and/or the related person must make all reasonable efforts to terminate or unwind the transaction.

The policy does not apply to transactions involving insurance, annuities, mutual funds or other products, or financial services provided by us, our subsidiaries or affiliated planners, all on terms and conditions substantially similar to those available to similarly situated third parties in arm’s-length transactions.  This also applies to such products and services provided to an entity of which a related person is an executive officer or employee or vice versa, provided that, the related person receives the same benefits generally available to other employees of such entity of an equivalent title.

GENERAL

Shareholder Proposals

To Be Included in Our Proxy Materials

Any shareholder proposals intended to be considered for inclusion in the proxy materials for our 2012 Annual Meeting of Shareholders must be received by us no later than December 17, 2011.  All such proposals should be sent to our Corporate Secretary.

To Be Presented In Person at Shareholder Meetings

Shareholders wishing to propose matters for consideration at a meeting of shareholders or to propose nominees for election as directors must follow the procedures contained in our Bylaws.  Such procedures include giving notice to the Corporate Secretary at least 90 and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.  However, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given by the close of business on the later of (i) the date 90 days prior to such Other Annual Meeting Date or (ii) the tenth day following the date such Other Annual Meeting Date is first publicly announced or disclosed.  Based on the Annual Meeting Date of May 26, 2011, such notice to be considered timely received for the 2012 Annual Meeting of Shareholders must have been received on or after January 27, 2012 and on or before February 26, 2012.  That notice must include:

•	the name and address of the proposing shareholder (as it appears in our stock records) and any associated person, as defined in Exhibit 1;
•	a brief description of the business desired to be brought before the meeting;
•	the class and number of our shares (and related derivative instruments) that are beneficially owned by the proposing shareholder and any associated person
•
a description of any transaction, agreement or understanding that has been entered into by the proposing shareholder and any associated person with the intent or effect of mitigating loss to, or managing risk or benefit of share price changes for, such person or increasing or decreasing the voting power or pecuniary or economic interest of such persons with respect to our shares; and

•	a description of any interest of such proposing shareholder, and any associated person, in the business proposed.

There are additional requirements, which may be applicable.  The applicable Bylaw requirements are set forth in Exhibit 1.

In the case of a shareholder-proposed nominee for director, the required notice must contain as to each such nominee:

•	the name, age, business address and residence address of such person;
•	the principal occupation or employment of such person;
•	the class and number of our shares (and related derivative instruments) which are beneficially owned by such person;
•
a description of any transaction, agreement or understanding that has been entered into by such person with the intent or effect of mitigating loss to, or managing risk or benefit of share price changes for, such person or increasing or decreasing the voting power or pecuniary or economic interest of such persons with respect to our shares;

•
any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the qualifications of the nominee to serve as one of our directors.

In the case of a shareholder-proposed nominee for director, the required notice must also contain as to the proposing shareholder:

•	the name and address of the proposing shareholder (as it appears in our stock records) and any associated person, as defined in Exhibit 1;
•	the class and number of our shares (and related derivative instruments) that are beneficially owned by the proposing shareholder and any associated person
•
a description of any transaction, agreement or understanding that has been entered into by the proposing shareholder and any associated person with the intent or effect of mitigating loss to, or managing risk or benefit of share price changes for, such person or increasing or decreasing the voting power or pecuniary or economic interest of such persons with respect to our shares; and

•	to the extent known by the proposing shareholder, the name and address of any other shareholder supporting the nominee for election or reelection as director.

The applicable Bylaw requirements regarding shareholder proposed nominees are set forth in Exhibit 2.

In the event any such matter is brought before the meeting in accordance with our Bylaws, the individuals identified on the proxy card may, if the matter will be voted on, vote the shares represented by proxies in their discretion in the manner they believe to be in our best interests.  However, the person presiding at a meeting of shareholders (the chairman) is authorized by the Bylaws, if the facts warrant, to determine that the proposed business was not properly brought before the meeting, or was not lawful or appropriate for consideration at the meeting or that a nomination for director was not properly made.  Upon a declaration of such determination by the chairman, the proposed business shall not be transacted or the defective nomination shall be disregarded, as the case may be.

2011 Shareholder Proposals

No shareholder proposals are included in this proxy statement.  To the extent possible, your proxy will be voted in the discretion of the proxy holders with respect to each matter properly brought before the meeting that has not been enumerated in this proxy statement or for which no specific direction was given on the proxy card.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Annual Report

A printed copy of the Annual Report on Form 10-K will be provided on written request and without charge to any shareholder requesting it in writing addressed to Corporate Secretary, Lincoln National Corporation, 150 N. Radnor Chester Road, Radnor, PA  19087.  In addition, you can access that report and other reports on the SEC’s website at www.sec.gov and on our website at www.lincolnfinancial.com.

Other Matters

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto in what, according to their judgment, is in the interests of the Company and its shareholders.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders at the Annual Meeting.

For the Board of Directors,

Charles A. Brawley, III
Vice President, Associate General Counsel & Secretary
April [ ], 2011

Exhibit 1

Section 10. Notice of Shareholder Business. (A) At any annual meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by, Section 11 of this Article I) must be (a) specified in the notice of meeting given in accordance with Section 4 of this Article I, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or the chief executive officer, or (c) otherwise properly brought before the meeting by a shareholder who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 10. Except for proposals properly made in accordance with Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the board of directors, the foregoing clause (c) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders. Without qualification, for business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date such Other Annual Meeting Date is first publicly announced. In no event shall any adjournment or postponement of an annual meeting or the announcement or notice thereof by the corporation commence a new time period (or extend any time period) for the giving of a shareholder’s notice as provided in this Section 10. A shareholder’s notice to the secretary of the corporation shall set forth as to each matter the shareholder proposes to bring before the annual meeting or as to the shareholder giving notice, as applicable, (a) a brief description of the business desired to be brought before the annual meeting, including the text of any proposal to be presented, and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such business and any Shareholder Associated Person, (c) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by the shareholder and any Shareholder Associated Person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of any such person(s) with respect to shares of the corporation, (d) as of the date of the shareholder’s notice, whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, any such person(s) or to increase or decrease the voting power or pecuniary or economic interest of such persons with respect to shares of the corporation and (e) any interest of the shareholder or any Shareholder Associated Person in such business desired to be brought before the annual meeting. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 10. Shareholders shall not be permitted to propose business to be brought before a special meeting of shareholders, and the only matters that may be brought before a special meeting of shareholders are the matters specified in the notice of meeting given in accordance with Section 4 of this Article I. The person presiding at any meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the bylaws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

(B) For purposes of this Section 10 and Section 11 below, “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with such shareholder, (ii) any beneficial owner of shares of the corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person, and “publicly announce” shall mean disclosure in a press release reported by a national news service or in a document publicly filed or furnished by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 of the Exchange Act.

(C) A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 10 shall be true and correct as of the record date for the annual meeting, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the corporation not later than five (5) business days after the record date for the annual meeting.

(D) If information submitted pursuant to this Section 10 by any shareholder shall be inaccurate to any material extent as determined by the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee to make such determination, such information may be deemed not to have been provided in accordance with this Section 10 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 10. Upon written request by the secretary of the corporation, the board of directors or any committee thereof, the shareholder proposing business at an annual meeting of shareholders shall provide, within ten days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 10. If a shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 10 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 10.

(E) This Section 10 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 (or any successor provision) of the Exchange Act. In addition to the requirements of this Section 10 with respect to any business proposed to be brought before an annual meeting, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to any such business. Nothing in this Section 10 shall be deemed to affect any right of a shareholder to request inclusion of proposals in, nor the right of the corporation to omit a proposal from, the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Exhibit 2

Section 11. Notice of Shareholder Nominees.  (A) Nominations of persons for election to the board of directors of the corporation may be made at any annual meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting. Such shareholder nominations shall be made pursuant to timely notice given in writing to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is scheduled to be held on an Other Annual Meeting Date, such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date such Other Annual Meeting Date is first publicly announced. In the event the board of directors calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, provided that the shareholder’s notice of such nomination contains the information specified in this Section 11 and is delivered to the secretary of the corporation not later than the close of business on the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date on which the date of such special meeting and either the names of the nominees proposed by the board of directors to be elected at such meeting or the number of directors to be elected are first publicly announced. In no event shall any adjournment or postponement of an annual or special meeting or the announcement or notice thereof by the corporation commence a new time period (or extend any time period) for the giving of a shareholder’s notice as provided in this Section 11. Such shareholder’s notice shall set forth as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by such person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of such person with respect to shares of the corporation, (d) as of the date of the shareholder’s notice, whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of such person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to shares of the corporation and (e) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In addition, such shareholder’s notice shall set forth as to the shareholder giving notice (a) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such nomination(s) and any Shareholder Associated Person, (b) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by the shareholder and any Shareholder Associated Person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of any such person(s) with respect to shares of the corporation, (c) as of the date of the shareholder’s notice, whether any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, any such person(s) or to increase or decrease the voting power or pecuniary or economic interest of any such person(s) with respect to shares of the corporation and (d) to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election or reelection as a director. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 11. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(B) A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11 shall be true and correct as of the record date for the meeting and such update and supplement shall be delivered to, or mailed and received by, the secretary of the corporation not later than five (5) business days after the record date for the meeting.

(C) At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

(D) If information submitted pursuant to this Section 11 by any shareholder or nominee shall be inaccurate to any material extent as determined by the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee to make such determination, such information may be deemed not to have been provided in accordance with this Section 11 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 11. Upon written request by the secretary of the corporation, the board of directors or any committee thereof, the shareholder proposing a nominee at a meeting of shareholders or the nominee, if applicable, shall provide, within ten days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee, to demonstrate the accuracy of any information submitted by such person pursuant to this Section 11. If a shareholder or a nominee, if applicable, fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 11 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 11.

(E) In addition to the requirements of this Section 11 with respect to any nomination proposed to be made at a meeting, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to any such nominations.

Exhibit 3

Policy Regarding Approval of Services of Independent Auditor

Statement of Principles

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to approve in advance all services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Corporation. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules governing the audit committee’s engagement of the independent auditor, as well as rules setting forth the types of services that an independent auditor may not provide to its audit client.

The SEC’s rules provide two methods for approving in advance (referred to as “pre-approving”) the proposed services of the independent auditor.  Services may be pre-approved as part of a specific engagement approved by the Audit Committee, or may be pre-approved if they have been generally authorized by the Audit Committee pursuant to a policy complying with SEC rules.  Accordingly, and intending to comply with SEC rules, the Audit Committee has adopted this policy regarding the pre-approval of services of the independent auditor.

In pre-approving services, the Audit Committee will consider whether the provision of any service might impair the independence of the independent auditor.  As part of that analysis, the Audit Committee shall consider whether the provision of the service, alone or in combination with other such services, would violate any of three basic principles recognized by the SEC: (i) the auditor cannot audit his or her own work, (ii) the auditor cannot function as a part of management, and (iii) the auditor cannot serve in an advocacy role for the client.

II. Specific Pre-approval

The annual audit services engagement terms and fees and any amendments thereto will be subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements.1 These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting.

In addition, any services that are not the subject of a general pre-approval under this policy shall require the Audit Committee’s specific pre-approval.

III. General Pre-approval

The Audit Committee shall periodically and not less than annually pre-approve the performance by the independent auditor of such audit, audit-related, tax and other services as it deems appropriate from time to time.  Such pre-approval will require that the Audit Committee first receive and evaluate detailed back-up documentation regarding each service being pre-approved.  Also, the Audit Committee will specify a maximum fee for each service being pre-approved, beyond which further approval of the Audit Committee will be required.

In between meetings of the Audit Committee, the Chair of the Audit Committee may pre-approve the performance by the independent auditor of such audit, audit-related, tax and other services as the Chair deems appropriate from time to time.  During the period between meetings (“interim period”), the pre-approval authority of the Chair shall be limited to pre-approving fees for such services not to exceed (i) $25,000 per interim period with no right to carryover any pre-approval authority remaining in an interim period to a subsequent interim period, and (ii) $100,000 for any calendar year.  Also, the Chair will specify a maximum fee for each service being pre-approved, beyond which further approval of the Chair (subject to the pre-approval fee limit) or the Audit Committee will be required.  The Chair must disclose to the Audit Committee any pre-approvals made pursuant to this delegation of authority at the meeting of the Audit Committee next following such pre-approval.

1 The use of the term “audit services” herein is not intended to correspond to the grouping of services associated with the disclosure of “audit fees” in the proxy statement.

The period of time covered by any pre-approval shall be as specified in the terms of the pre-approval.  However, it is anticipated that the Audit Committee will consider pre-approvals concurrently with its consideration of the annual audit services engagement, and that the term of each pre-approval will be twelve months.

IV. Excluded Services

The Audit Committee will not approve the provision of any non-audit services by the independent auditor which are prohibited by the SEC.  A list of the SEC’s prohibited non-audit services is included at Appendix A.  The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor the primary business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

V. Procedures

Proposed services of the independent auditor that are not the subject of a specific pre-approval pursuant to Section II above will be evaluated by the General Auditor.  The General Auditor will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee and whether the fees for such services are within approved fee levels.  If these conditions are satisfied, then the provision of services can commence and the General Auditor shall inform the Audit Committee at its next meeting of the services provided.  Proposed services that do not satisfy these conditions require specific pre-approval by the Audit Committee and may be submitted to the Audit Committee by either the independent auditor or the General Auditor.  The General Auditor will immediately report to the Audit Committee any breach of this policy that comes to his attention.

APPENDIX A

SEC PROHIBITED SERVICES

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client2

•	Financial information systems design and implementation2

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports2

•	Actuarial services2

•	Internal audit outsourcing services2

•	Management functions

•	Human Resources

•	Broker-dealer, investment adviser, or investment banking services

•	Legal services

•	Expert services unrelated to the audit

2 Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

                                                                                                                                Exhibit 4

Proposed Amendment to our Amended and Restated Articles of Incorporation
The proposed amendment to our Amended and Restated Articles of Incorporation is shown below as new Section 2 of Article IV.

ARTICLE IV
Provisions for Regulation of Business and Conduct of Affairs of Corporation

Section 1.  Shares of Subsidiary Stock. No shares of the Common Stock of The Lincoln National Life Insurance Company owned by the Corporation shall be sold, leased, exchanged, mortgaged, pledged, or otherwise disposed of except by the vote of the holders of three-fourths of the shares of the Corporation outstanding and entitled to vote thereon at an annual or special meeting of the shareholders held upon notice which includes notice of the proposed sale, lease, exchange, mortgage, pledge, or other disposition.

Section 2. Amendment of the Bylaws.  The bylaws may be altered, amended or repealed and new bylaws may be made by a majority of the whole board of directors at any regular or special meeting of the board of directors.  Any bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or shareholders, provided, however, that no bylaw may be adopted that is inconsistent with the Indiana Business Corporation Law, as the same may be amended from time to time.  Notwithstanding the foregoing and anything in these Articles of Incorporation to the contrary, Sections 2, 5, 10, 11, 12 and 13 of Article I, Sections 1, 2, 3, 4, 5, 6, 7 and 10 of Article II, and all sections of Articles VII, VIII and IX of the bylaws of the Corporation shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either:

a. the approval of the board of directors, or

b. at any regular or special meeting of the shareholders upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the outstanding shares of the corporation entitled to vote generally in the election of directors if notice of such alteration, amendment or repeal is contained in the notice of such meeting.

 Exhibit 5

2009 McLagan Investment Product Sales and Marketing Survey
300 North Capital , LLC (formerly Provident Investment Counsel)	Aberdeen Asset Management, Inc.	Acadian Asset Management, LLC
Aegon USA Realty Advisors, Inc.	AIG Investments	AllianceBernstein L.P.
Allianz Global Investors	American Century Investments	Analytic Investments, LLC
Artio Global Management LLC	Ashfield Capital Partners, LLC	Aviva Investors
AXA Equitable	AXA Investment Managers	AXA Rosenberg Investment Management Ltd.
Babson Capital Management LLC	Barclays Global Investors, N.A.	Baring Asset Management, Inc.
Baron Capital Group & Subsidiaries, Inc.	BB&T Asset Management, Inc.	BlackRock Financial Management, Inc.
BNP Paribas Asset Management Inc.	BNY Mellon Asset Management	Boston Company Asset Management, LLC, The
Brandes Investment Partners, L.P.	Brandywine Global Investment Management, LLC	Bridgewater Associates, Inc.
Bridgeway Capital Management, Inc.	Brown Advisory Holdings Incorporated	Calamos Investments
Capital Group Companies, Inc. The	Capital One Financial	Charles Schwab Investment Management, Inc.
Choate Investment Advisors	Christian Brothers Investment Services, Inc.	Columbia Management Group, LLC
Copper Rock Capital Partners, LLC	CUNA Mutual Group	Deutsche Asset Management
Diamond Hill Capital Management, Inc.	Dimensional Fund Advisors Inc.	Dreyfus Corporation
Driehaus Capital Management LLC	DuPont Capital Management	Dwight Asset Management LLC
Eaton Vance Management	Evergreen Investment Management Co. LLC (Wachovia)	Federated Investors, Inc.
Fidelity Investments	Fifth Third Asset Management	First Quadrant Corporation
Fischer, Francis Trees & Watts, Inc.	Fortis Investment Management USA, Inc.	Fort Washington Investment Advisors, Inc.
Franklin Templeton Investments	Fred Alger Management, Inc.	GE Asset Management
Goldman Sachs Asset Management	Hansberger Global Investors, Inc.	Harris Investment Management, Inc.
Hartford Investment Management Company	Heitman	Henderson Global Investors (North America) Inc.
HSBC Global Asset Management/Halbis Capital Management (USA) Inc.	ING Investment Management Inc.	INTECH Investment Management LLC
Invesco Plc	Investment Counselors of Maryland, LLC	Jacobs Levy Equity Management, Inc.
Janus Capital Group	Jennison Associates, LLC	JPMorgan Asset Management
Kayne Anderson Rudnick Investment Management, LLC	Legal & General Investment Management (America)	Loomis, Sayles & Company, L.P.
Man Group plc	Matthews International Capital Management LLC	MEAG New York Corporation (Munich RE)
Mellon Capital Management	MFC Global Investment Management	Mizuho Alternative Investments
MFS Investment Management	Morgan Stanley Investment Management	Natixis Global Asset Management, L.P.
New York Life Investment Management LLC	NFJ Investment Group L.P.	Nikko Asset Management Americas, Inc.
Nomura Asset Management U.S.A. Inc.	Nomura Corporate Research and Asset Management	Northern Trust Global Investments
Northwestern Mutual Life Insurance Co.	Numeric Investors LLC	Nuveen Investments
Old Mutual Asset Management	Oppenheimer Funds, Inc.	Pacific Life Insurance Company
PIMCO Advisors, L.P.	Pioneer Investment Management, USA	Pitcairn Financial Group
PNC Financial Services Group, Inc.	Principal Global Investors	ProFund Advisors LLC/ProShare Advisors LLC
Prudential Financial	Putnam Investments	Pyramis Global Advisors
Pzena Investment Management, LLC	RCM Capital Management LLC	Reich & Tang Asset Management
RidgeWorth Capital Management Inc.	Rothschild Asset Management	RS Investment Management Co. LLC
Russell Investments	Rydex Investments	Sands Capital Management, LLC
Santa Barbara Asset Management, LLC	Schroder Investment Management N.A. Inc.	Security Benefit Corporation
SEI Investments	Sentinel Investments (National Life of Vermont)	Standish Mellon Asset Management
State Street Global Advisors	Swiss Re Asset Management	Symphony Asset Management LLC
T. Rowe Price Associates, Inc.	TD Asset Management USA, Inc.	The Chubb Corporation
Thompson, Siegel & Walmsley, LLC	Thomson Horstmann & Bryant, Inc.	Thornburg Investment Management
TIAA-CREF	Trilogy Global Advisors, LLC	Trust Company of the West
UBS Global Asset Management	UMB Financial Corporation	Urdang Capital Management/Urdang Securities Management
USAA Investment Management Co.	Vanguard Group, Inc., The	Vaughan Nelson Investment Management, L.P.
Victory Capital Management (KeyCorp)	Virtus Investment Partners, Inc.	Voyageur Asset Management Inc.
Waddell & Reed Inc.	Wellington Management Company, LLP	Wells Capital Management
Wentworth, Hauser & Violich Investment Counsel	Western Asset Management Company	Westwood Holdings Group, Inc.
William Blair & Company, Inc.	Winslow Capital Management Inc.	WisdomTree Investments, Inc.

Exhibit 6

Compensation Plans for Our Senior Executive Officers (“SEOs”) and Discussion of Risk

During the first half of 2010 we continued to have an outstanding “obligation” under CPP and the compensation for our senior executive officers, as those terms are defined under the Treasury Rules (“SEOs”), was comprised of: (1) fixed elements, such as cash base salary and Salary Shares; (2) components that have fixed elements, such as retirement benefits; and (3) equity elements, such long term RSUs which vest over multi-year periods, the ultimate value of which is variable based on the long term performance of our stock.  During 2010, the cash portion of compensation for our SEOs made up a smaller percentage of total annual executive compensation as compared with the equity portion of compensation, which fluctuates in value and is variable based on corporate performance and the performance of our business segments.

Base Salary

We pay competitive base salaries in order to draw key executive talent to the company and to retain this talent.  Where available, we use competitive data for comparable executive roles with similar responsibilities and scope in organizations of similar size and type, as discussed above.  We do not take a formulaic approach to determining the base salaries of our executives.  The competitive data provides only the point of departure in a discussion that considers a number of factors, including a subjective review of each executive’s individual performance during the prior year, relevant experience, the significance of each SEOs role to our business strategy and their particular short and long term challenges.

We generally target annual base salary at median or the “market rate” as determined in accordance with the analysis discussed on page 27.  We may pay above-median compensation to executive officers whom we have recruited from outside the company with higher median compensation.  We may do this for a variety of reasons, including organizational considerations, or the need for specific expertise in the task of building a new business or improving an existing one.  In such cases, the compensation may reflect median market compensation for their former position, but may be above-median compensation for their new position.

Because the base salary component of compensation is a fixed amount and is set at meaningful level that allows our executives to meet their essential financial needs, it does not encourage unnecessary risk-taking or the manipulation of reported earnings to enhance the compensation of any employee.

Retirement Benefits under Our Deferred Compensation Plan

We provide certain retirement benefits to our executive officers, including our SEOs, under our DC SERP.  All of our SEOs participating in the DC SERP are eligible to receive up to 15% of total pay annually as a contribution from us (because a portion of this contribution is a matching contribution, the 15% amount assumes the NEO contributed the maximum amount allowable).  This 15% will be deemed to come from a number of different source contributions: a 6% basic matching contribution opportunity; a guaranteed 4% core contribution; and any transition contributions.  The total of these various contributions for each executive will generally be expressed as a percentage of total pay, which under the DC SERP is defined as base salary and AIP paid during the fiscal year.  To the extent that this total percentage is less than 15%, the shortfall will be contributed as a “special executive credit” under the DC SERP.  More details about the contributions and the calculation of the special executive credits may be found on page 41.

As the amount of the contribution into the DC SERP for each SEO is a fixed percentage of their total pay and their payment is deferred in accordance with the terms of the plan, the Compensation Committee believes these contributions to the DC SERP do not encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.

AIP Awards

For the first half of 2010, our SEOs were not eligible to participate in our annual incentive award program.  After our redemption of the preferred shares, issued under CPP, from the Treasury in June 2010, the compensation restrictions applicable to our SEOs ceased to apply.  In August 2010, the Compensation Committee established and approved the performance measures for a transition incentive program (the “2010 TIP”).  The 2010 TIP, though similar to our past annual incentive programs, was designed so that no part of the performance period would coincide with the period during which we participated in CPP.  The performance results for the 2010 TIP were certified by the Compensation Committee in February 2011.  The Compensation Committee approved income from operations per share, statutory earnings, sales growth and achievement of budget goals as the overall corporate 2010 TIP performance measures.  These measures were designed to promote the critical objectives of profit growth, the stability of our capital position, cost controls and business generation, balancing externally focused business measures with executive line of site to payout.   In addition the Compensation Committee’s analysis will also take into account the performance of the relevant line of business and of the individual.  All of 2010 TIP performance measures were linked to our reforecast financial plan for the truncated performance period as discussed in more detail on page 36.

The 2010 TIP awards are based on achieving a certain level of performance in a variety of measures, which diversifies the risk associated with any single indicator of performance and decreases the opportunity for manipulation.  Additionally, prior to any amounts being paid pursuant to the TIP awards, the Compensation Committee must have certified that the relevant performance results have been attained.  The Compensation Committee may also exercise its downward discretion in the amounts paid based on their review of executive and corporate performance and the overall quality of earnings.  For these, reasons the Compensation Committee does not believe the 2010 TIP awards encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.

LTI Awards

Our 2010 LTI award program, consistent with our past long term incentive programs, is designed to encourage executives to create value for our shareholders by linking executive pay to the achievement of performance measures that drive shareholder return.  However, as with AIP, our LTI programs are intended to pay out above-target compensation only when performance has been above-target, consistent with our fundamental or guiding principles for executive compensation.  As a result of our participation in CPP, for 2010, the LTI awards were granted 100% as an award of long term RSUs, which vest in full on the third anniversary of grant date.  The Compensation Committee did not establish any performance measures for the 2010 LTI award due to our participation in CPP and the associated restrictions on “bonus” payments under the Treasury Rules.

These equity incentive awards vest over a multi-year period and are not tied to formulas that could focus our executives on specific short term outcomes.  Instead, the value of these awards to the applicable SEOs depends on the positive financial performance of our Company over time, as expressed through the increase in share value.  Long term equity-based awards such as these encourage our SEOs to act as owners, thus aligning their interests with those of shareholders.  Additionally, these equity incentive awards are subject to the clawbacks detailed on page 28.  The use of equity based awards in conjunction with our share ownership requirements, discussed on page 28, reinforces our belief that our officers should maintain a material personal financial stake in the Company to promote a long term perspective in managing our business, and to align officer and shareholder interests, which reduces the incentives for short term risk-taking.

For these reasons the Compensation Committee does not believe the LTI awards encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.

Compensation Plans for Non-SEO Employees and Discussion of Risk

The compensation for our employees in general is comprised of elements that are fixed or certain, such as base salary and retirement benefits, and elements that are variable such as our incentive compensation programs.  The allocation of compensation between fixed and variable for our non-executive officer employees is generally weighted more heavily to the base salary, but again is designed to support our “pay for performance” philosophy.

Base Salary

As discussed above with regard to our SEOs, our base salaries are designed to be competitive in order to attract and retain a high level of talent across all levels of the organization.  Because the base salary component of compensation is a fixed amount it does not encourage unnecessary risk-taking or the manipulation of reported earnings to enhance the compensation of any employee.

Retirement Benefits under the LNC Employees’ Savings and Retirement Plan

We provide certain retirement benefits to our employees, under our LNC Employees’ Savings and Retirement Plan including: a basic matching contribution of up to 6% and a guaranteed 4% core contribution.  The total of these various contributions for each executive will generally be expressed as a percentage of base salary.  As the amount of the contribution is a fixed percentage of their total salary, the Compensation Committee believes these contributions do not encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.  Furthermore, officers whose contributions exceed applicable IRS limits may elect to participate in the DC SERP with related Company contributions being deposited in the officer’s DC SERP account.

AIP Awards

Our employees have traditionally been eligible for an annual incentive program, or “AIP,” awards, which, with the exception of the performance period for the award and the applicable financial plan, are similar to the TIP awards discussed above for our SEOs.  At its meeting in February 2010, the Compensation Committee approved the performance measures for the 2010 AIP.  These AIP awards are made based on achieving a certain level of performance in the measures set forth above at page 28, for the performance period from January 1, 2010 through December 31, 2010, which diversifies the risk associated with any single indicator of performance.  Additionally, prior to any amounts being paid pursuant to the AIP, the Compensation Committee must have certified that the relevant performance results have been attained.  Additionally, discretion may be exercised in the final amounts paid based on a review of individual and corporate performance.  For these reasons the Compensation Committee does not believe the AIP awards encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.

LTI Awards

Some of our employees, namely other officers, were eligible to participate in our 2010 LTI award program, which was comprised of a mixture of stock options and restricted stock units.  These equity-based incentive awards vest over a multi-year period and are not tied to formulas that could focus employees on specific short term outcomes.  The value of these awards depends on the positive financial performance of our Company over time, as expressed through the increase in share value.  Long term equity-based awards such as these encourage employees to act as owners, thus aligning their interests with those of shareholders.  Additionally, these equity incentive awards are subject to “clawbacks” as discussed above.  For these reasons the Compensation Committee does not believe the LTI awards encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.

Other Commission and Bonus Plans

While the large majority of our employees participate in the AIP described above, sales employees who work in our distribution units receive a significant portion of their total cash compensation via commission sales incentive programs (“commission programs”).   The commission programs are used to reward our sales employees for building and strengthening business relationships, as well as bringing new business to the organization.  Any risks presented by the incentives in the commission programs are significantly mitigated by the following features of these programs.  The commission programs are reviewed annually by a cross functional team with representatives from human resources, finance, business unit executives and sales management who evaluate the structure and governance of the plans to ensure they are in line with our business plan and competitive for the industry.  Additionally, the back-end administration and payment of the commission sales incentive is handled by a separate team that does not participate in the commission sales incentive programs.  Furthermore, our sales employees who participate in these commission plans do not participate in the underwriting or pricing of the products they sell. Based on the foregoing, the Compensation Committee does not believe the commission plans encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.

Additionally less than 1% of non-executive employees within Lincoln participate in what we consider “Other Bonus Plans.”  This group is limited, and the award is designed to be approximately the same size of the award these employees would receive if they participated in the AIP.  Lastly, many employees are eligible to receive a nominal quarterly or annual employee recognition award.  Awards nominees are reviewed by senior leaders in the businesses and recipients are selected based on pre-established list of criteria.  For these reasons the Compensation

Committee does not believe these types of nominal awards encourage unnecessary risk-taking that may threaten the value of the Company or the manipulation of reported earnings to enhance their compensation.